EXECUTION VERSION

BARCLAYS 745 Seventh Avenue New York, NY 10019	DEUTSCHE BANK TRUST COMPANY AMERICAS DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005
CREDIT SUISSE AG CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	GOLDMAN SACHS BANK USA 200 West Street New York, NY 10282
CONFIDENTIAL

May 28, 2013
Syniverse Holdings, Inc.
8125 Highwoods Palm Way
Tampa, Florida 33647
Attention: David Hitchcock

Re: Commitment Letter, Fee Letter and Engagement Letter, each dated June 29, 2012

Ladies and Gentlemen:
Reference is hereby made to (i) the commitment letter dated June 29, 2012 (as amended on January 28, 2013, including the exhibits and other attachments thereto, the “Commitment Letter”) among Barclays Bank PLC, Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Credit Suisse AG, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA (collectively, the “Commitment Parties”) and Syniverse Holdings, Inc. (the “Company” or “you”), (ii) the fee letter, dated June 29, 2012 (as amended on January 28, 2013, including the exhibits and other attachments thereto, the “Fee Letter”) among the Commitment Parties and you and (iii) the engagement letter, dated June 29, 2012 (as amended on January 28, 2013, including the exhibits and other attachments thereto, the “Engagement Letter”) among Deutsche Bank Securities Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. and you. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Commitment Letter.
The undersigned agree as follows:
SECTION 1.     Amendment of the Commitment Letter. On the Amendment Effective Date (as defined below), the Commitment Letter is hereby amended with the stricken text deleted (indicated textually in the same manner as the following example: ~~stricken text~~) and with the double-underlined text added (indicated textually in the same manner as the following example: double-underlined text) as set forth on Exhibit A hereto (the “Amended Commitment Letter”), it being agreed that (i) the only amendments to the Commitment Letter are those reflected by the stricken text and double underlined text (including the stricken and double underlined text in Exhibits A-D attached thereto) in the Amended Commitment Letter and (ii) any variances of the Amended Commitment Letter compared to the Commitment Letter which do not appear as stricken or double underlined will be disregarded and that the text of the Commitment Letter shall remain in full force and effect with respect to any such variances.
SECTION 2.    Amendment of the Fee Letter. On the Amendment Effective Date, the Fee Letter is hereby amended with the stricken text deleted (indicated textually in the same manner as the following example: ~~stricken text~~) and with the double-underlined text added (indicated textually in the same manner as the following example: double-underlined text) as set forth on Exhibit B hereto (the “Amended Fee Letter”), it being agreed that (i) the only amendments to the Fee Letter are those reflected by the stricken text and double underlined text in the Amended Fee Letter and (ii) any variances of the Amended Fee Letter compared to the Fee Letter which do not appear as stricken or double underlined will be disregarded and that the text of the Fee Letter shall remain in full force and effect with respect to any such variances.
SECTION 3.    Amendment of the Engagement Letter. On the Amendment Effective Date, the Engagement Letter is hereby amended with the stricken text deleted (indicated textually in the same manner as the following example: ~~stricken text~~) and with the double-underlined text added (indicated textually in the same manner as the following example: double-underlined text) as set forth on Exhibit C hereto (the “Amended Engagement Letter”), it being agreed that (i) the only amendments to the Engagement Letter are those reflected by the stricken text and double underlined text in the Amended Engagement Letter and (ii) any variances of the Amended Engagement Letter compared to the Engagement Letter which do not appear as stricken or double underlined will be disregarded and that the text of the Engagement Letter shall remain in full force and effect with respect to any such variances.
SECTION 4.    Conditions to Effectiveness of this Amendment. This Amendment shall become effective as of the date (the “Amendment Effective Date”) on which the Company’s subsidiary, Syniverse Magellan Finance, LLC, has entered into with the Initial Term Lenders an Amendment to the Credit Agreement, dated as of February 4, 2013, among Syniverse Magellan Finance, LLC, Barclays Bank PLC, as administrative agent, and the several banks and other financial institutions from time to time party thereto and attached hereto as Exhibit D.
SECTION 5.    Effect; Amendments; Governing Law; Etc. Except as specifically amended by this Amendment, the Commitment Letter, the Fee Letter and the Engagement Letter shall remain in full force and effect. This Amendment shall be construed in connection with and form part of the Commitment Letter, the Fee Letter and the Engagement Letter, as applicable, and any reference to the Commitment Letter, the Fee Letter and the Engagement Letter shall be deemed to be a reference to the Commitment Letter, the Fee Letter and the Engagement Letter as amended by this Amendment. This Amendment may not be amended or modified, or any provision hereof waived, except by an instrument in writing signed by the parties hereto. This Amendment, the Commitment Letter, the Fee Letter, the Engagement Letter and the fee credit letter, dated June 29, 2012 (as amended on January 28, 2013) among Deutsche Bank Securities Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. and you set forth the entire agreement between the parties hereto and supersede all prior understandings, whether written or oral, between the parties hereto with respect to the matters herein and therein. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. This Amendment shall be governed by and construed in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. This Amendment shall be subject to the waiver of jury trial, jurisdiction and service of process provisions as set forth in the Amended Commitment Letter as if such provisions were restated in full herein mutatis mutandis, and such provisions shall survive to the extent contemplated by the sixth paragraph of Section 10 of the Amended Commitment Letter.

[Signature Pages Follow]

This acknowledgement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this letter agreement by facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.
Very truly yours,
SYNIVERSE HOLDINGS, INC.
By:    /s/ David W. Hitchcock
    Name: David W. Hitchcock
    Title: Chief Financial Officer and
    Chief Administrative Officer

ACKNOWLEDGED AND AGREED as of the date
first written above:

BARCLAYS BANK PLC

By:    /s/ Ritam Bhalla
    Name: Ritam Bhalla
    Title: Director

BARCLAYS CAPITAL INC.

By:    /s/ Christina Park
    Name: Christina Park
    Title: Authorized Signatory

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:    /s/ Catherine Madigan
    Name: Catherine Madigan
    Title: Managing Director
By:    /s/ Scottye Lindsey
    Name: Scottye Lindsey
    Title: Director

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH
By:    /s/ Catherine Madigan
    Name: Catherine Madigan
    Title: Managing Director
By:    /s/ Scottye Lindsey
    Name: Scottye Lindsey
    Title: Director

DEUTSCHE BANK SECURITIES INC.
By:    /s/ Frank Fazio
    Name: Frank Fazio
    Title: Managing Director
By:    /s/ Scottye Lindsey
    Name: Philip Saliba
    Title: Director
CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH

By:    /s/ John D. Toronto
    Name: John D. Toronto
    Title: Authorized Signatory
By:    /s/ Michael Spaight
    Name: Michael Spaight
    Title: Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC
By:    /s/ Mickey Shaw
    Name: Mickey Shaw
    Title: Director

GOLDMAN SACHS BANK USA
By:    /s/ Robert Ehudin
    Name: Robert Ehudin
    Title: Authorized Signatory

GOLDMAN, SACHS & CO.
By:    /s/ Robert Ehudin
    Name: Robert Ehudin
    Title: Authorized Signatory

EXHIBIT A
Amended Commitment Letter

BARCLAYS 745 Seventh Avenue New York, NY 10019	DEUTSCHE BANK TRUST COMPANY AMERICAS DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005
CREDIT SUISSE AG CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	GOLDMAN SACHS BANK USA 200 West Street New York, NY 10282
CONFIDENTIAL
June 29, 2012
Syniverse Holdings, Inc.
8125 Highwoods Palm Way
Tampa, Florida 33647
Attention: David Hitchcock
Project Magellan
Commitment Letter
Ladies and Gentlemen:
Syniverse Holdings, Inc. (the “Company” or “you”) has advised each of Barclays Bank PLC (“Barclays”), Deutsche Bank Trust Company Americas (“DBTCA”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBTCA and DBCI, “Deutsche Bank”), Credit Suisse AG (“CS Bank”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS Bank, “Credit Suisse”) and Goldman Sachs Bank USA (“GS Bank” and, collectively with Barclays, Deutsche Bank and Credit Suisse, “we,” “us” or the “Commitment Parties”) that you intend to acquire (the “Acquisition”), directly or indirectly, an entity previously identified to us by you as “Magellan” (the “Target”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summaries of Principal Terms and Conditions attached hereto as Exhibit C (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”).
1.Commitments. In connection with the Transactions, each of Barclays, DBTCA, CS Bank and GS Bank (each an “Initial Term Lender” and, collectively, the “Initial Term Lenders”) is pleased to advise you of its several, but not joint, commitment to provide 35%, 35%, 15% and 15%, respectively, of (x) the entire aggregate principal amount of the Term Facility subject only to the satisfaction of the conditions referenced in Section 6 hereof and (y) the entire aggregate principal amount of the Backstop Term Loans subject only to the satisfaction of the conditions referenced in Section 6 hereof. In connection with the Transactions, each of Barclays, DBCI, CS Bank and GS Bank (each an “Initial Backstop Lender” and, collectively, the “Initial Backstop Lenders”; and together with the Initial Term Lenders, the “Initial Lenders”) is pleased to advise you of its several, but not joint commitment to provide 35%, 35%, 15% and 15% , respectively, of the entire aggregate principal amount of the Backstop Facility subject only to the satisfaction of the conditions referenced in Section 6 hereof.
2.Titles and Roles. It is agreed that (i) each of Barclays, DBSI, CS Securities and GS Bank will act as lead arranger for each of the Facilities (together with any other joint lead arranger appointed pursuant to this paragraph, each a “Lead Arranger” and collectively the “Lead Arrangers”), (ii) each of Barclays DBSI, CS Securities and GS Bank will act as bookrunner for each of the Facilities (together with any other joint bookrunners appointed pursuant to this paragraph, each a “Joint Bookrunner” and, collectively with the Lead Arrangers, the “Joint Bookrunners”), (iii) Barclays will act as administrative agent and collateral agent (in such capacity, the “Term Administrative Agent”) for the ~~Term Facility~~New Credit Agreement and (iv) DBCI will act as administrative agent for the Backstop Facility (in such capacity, the “Backstop Administrative Agent”). You agree that (i) Barclays shall have “left” placement in any and all marketing materials or other documentation used in connection with the Term Facility and any Backstop Term Loans and shall hold the leading role, rights and responsibilities conventionally associated with such “left” placement, including maintaining sole “physical books” in respect of the Term Facility and any Backstop Term Loans and (ii) DBSI shall have “left” placement in any and all marketing materials or other documentation used in connection with the Backstop Facility and shall hold the leading role, rights and responsibilities conventionally associated with such “left” placement, including maintaining sole “physical books” in respect of the Backstop Facility. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and we shall so agree.
3.Syndication. The Joint Bookrunners reserve the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Joint Bookrunners in consultation with you and reasonably acceptable to the Joint Bookrunners and you; provided that (a) we agree not to syndicate our commitments to (i) certain banks, financial institutions and other entities that have been specified to us by you in writing at any time on or prior to the date hereof, and their respective affiliates or (ii) competitors of the Company or the Target and their respective subsidiaries and affiliates (except for those affiliates which are bona fide diversified debt funds, so long as such funds are managed independently from any competitor and any affiliate of a competitor that manages a competitor) in each case that have been specified to us by you in writing from time to time (collectively, the “Disqualified Lenders”) and that no Disqualified Lenders may become Lenders and (b) notwithstanding the Joint Bookrunners’ right to syndicate the Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities (including, the execution of the New Credit Agreement and any assignments of commitments thereunder), including its commitments in respect thereof, until after the initial funding of such Facility ~~on the Closing Date~~and, in the case of the Backstop Term Loans, the initial funding of the Backstop Term Loans, has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of any Facility (including the New Credit Agreement) until the initial funding of such Facility and, in the case of the Backstop Term Loans, the initial funding of the Backstop Term Loans, (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of any Facility (including the New Credit Agreement), including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under such Facility on the Closing Date in the case of the Backstop Facility and the Backstop Term Loans, and the Funding Date in the case of the Term Facility, has occurred, and (iv) the Initial Lenders shall not assign prior to the Closing Date more than 49% of their aggregate commitments under the Backstop Facility unless you agree otherwise in writing. As used herein, the term “Closing Date” means the date ~~of the initial funding~~on which some or all of the proceeds of the loans under the Term Facility ~~and~~are released from the Escrow Account (as defined below) to the Initial Borrower (or at its direction) and, to the extent applicable, the Backstop Term Loans and/or Backstop Loans are initially funded hereunder and in each case applied to consummate the Acquisition; the term “Effective Date” means the date on which the definitive documentation for the Term Facility (including the New Credit Agreement) is executed by all parties thereto~~.~~; and the term “Escrow Funding Date” means the date on which the proceeds of the loans under the Term Facility are deposited into an escrow account (the “Escrow Account”) pursuant to an Escrow Agreement among Syniverse Magellan Finance, LLC, Barclays Bank Plc, as administrative agent under the Term Facility and Wilmington Trust, N.A., as escrow agent (the “Escrow Agreement”).
Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. The Joint Bookrunners may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts it is their intent to have Lenders commit to the Term Facility ~~and~~, the Backstop Facility and the Backstop Term Loans prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). If the Company has made a Backstop Election or borrowed any Backstop Term Loans, until the earlier of (i) the date upon which each Initial Lender and its affiliates hold no portion of the Backstop Facility or Backstop Term Loans, as applicable, or any commitments in respect thereof (a “Successful Syndication”) and (ii) the 45th day following the Closing Date (the “Syndication Date”), you agree actively to assist (and to use commercially reasonable efforts to cause the Target to assist) the Joint Bookrunners in completing a syndication of the Backstop Facility and the Backstop Term Loans, as applicable, that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of The Carlyle Group (the “Sponsor”) and to the extent practical and appropriate, the Target’s existing lending and investment banking relationships, (b) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to ensure such contact between appropriate members of senior management of the Target, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your and the Sponsor’s assistance (including the use of commercially reasonable efforts to cause the Target to assist) in the preparation of the Information Materials and other customary offering and marketing materials to be used in connection with the syndication no later than 20 calendar days prior to the Closing Date, provided that in each case such 20 calendar day period shall be subject to the Blackout Periods, (d) using your commercially reasonable efforts to, at your expense, (i) at least 20 calendar days prior to the Closing Date, procure ratings for the Notes, in each case from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and (ii) confirm or procure a public corporate credit rating and a public corporate family rating in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively (but no specific rating in each case), (e) the hosting, with the Joint Bookrunners, of a reasonable number of meetings to be mutually agreed upon of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause certain officers of the Target to be available for such meetings) and (f) prior to the Syndication Date, there being no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or any of your subsidiaries (and your using commercially reasonable efforts to ensure there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Target and its subsidiaries) being offered, placed or arranged (other than the Facilities and, if the Company has made a Backstop Election, the offering of the Notes, or any indebtedness of the Target and its subsidiaries permitted to be incurred pursuant to the Purchase Agreement), without the consent of the Joint Bookrunners, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Facilities or, if the Company has made a Backstop Election, the offering of the Notes. The Joint Bookrunners acknowledge and agree that any information relating to the Company, the Target and their respective subsidiaries provided in connection with preparing the Information Memorandum (as defined below) shall consist of such financial and other information as may be customary or otherwise necessary or reasonably requested by the Joint Bookrunners to prepare the Information Memorandum. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.
The Joint Bookrunners, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights and rights of appointment set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Joint Bookrunners in their syndication efforts, you agree to promptly prepare and provide (and to cause the Sponsor to provide and to use commercially reasonable efforts to cause the Target to provide) to us all customary and reasonably available information with respect to you, the Target and each of your and its respective subsidiaries and the Transactions, including customary financial information and projections prepared by the Borrower and reasonably available to you (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Joint Bookrunners may reasonably request in connection with the structuring, arrangement and syndication of the Facilities (it being understood that the Joint Bookrunners may engage in two or more syndication periods and, until the earlier of the date upon which a Successful Syndication is achieved and the 45th day following the Closing Date, you agree to assist the Joint Bookrunners to the extent required by this and the preceding paragraphs of this Section 3 in connection with all syndication efforts). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to Exhibit D hereto. We agree that the Facilities Documentation will initially be drafted by your counsel.
You hereby acknowledge that (a) the Joint Bookrunners will make available Information (as defined below), Projections and other customary offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Facilities (the “Information Memorandum”) (such Information, Projections, other customary offering and marketing material and the Information Memorandum, collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, the Target or your or its respective securities for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if you and the Target were public reporting companies (as reasonably determined by you) (collectively, the “Public Side Information”)) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).
You agree to assist (and to cause the Sponsor to assist and to use commercially reasonable efforts to cause the Target to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that consists exclusively of Public Side Information to be used by Public Siders. It is understood that in connection with your assistance described above, each of the Borrower and the Target shall provide us with customary authorization letters for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials only includes Public Side Information with respect to it and exculpate you, the Sponsor, the Target and us with respect to any liability related to the unauthorized use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to identify that portion of the Information Materials that may be distributed to the Public Siders as containing solely “Public Information,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as containing only Public Side Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”). Subject to the following paragraph, you agree that, unless expressly identified as “Public Information,” each document to be disseminated by the Joint Bookrunners (or any other agent) to any Lender in connection with the Facilities will be deemed to contain non-public information.
You acknowledge and agree that the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Joint Bookrunners in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto): (a) administrative materials prepared by the Joint Bookrunners for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions, and (c) drafts and final versions of the Facilities Documentation. If you advise us in writing within a reasonable period of time (including by email), prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent. You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.
4.Information. You hereby represent and warrant that, (a) (to the best of your knowledge as to the Target and its subsidiaries and businesses) all written information and written data (other than the Projections and other than information of a general economic or industry specific nature) (the “Information”) that has been or will be made available to any Commitment Party by you or by any of your representatives (including the Sponsor) on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to any Commitment Party by you or by any of your representatives (including the Sponsor) on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections such that (with respect to the Information relating to the Target and its subsidiaries, to the best of your knowledge) such representations and warranties are correct in all material respects under those circumstances. In arranging and syndicating the Facilities, each of the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.
5.Fees. As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”), if and to the extent payable. Once paid, except as otherwise expressly provided in the Fee Letter, such fees shall not be refundable under any circumstances.
6.Conditions. The commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the agreements of the Joint Bookrunners to perform the services described herein are subject solely to (a) the conditions set forth in the section entitled “Conditions to Initial Borrowings” in Exhibit C hereto, solely in the case of the Backstop Facility, and (b) the conditions set forth in Exhibit D hereto, and upon satisfaction (or waiver by all Commitment Parties) of such conditions the initial funding of the Facilities shall occur (except, (i) if the Company has made a Backstop Election, to the extent Notes are issued in lieu of the Backstop Facility or a portion thereof, (ii) with respect to the Term Facility, to the extent of any amounts (without deduction for fees, original issue discount or other amounts) previously funded under the New Credit Agreement (including into the Escrow Account) and (iii) with respect to the Backstop Term Loans, to the extent the aggregate amount of funds in the Escrow Account are released to the Initial Borrower on the Closing Date). Without limiting the conditions precedent to funding provided herein, the Joint Bookrunners will reasonably cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Purchase Agreement.
Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be the Major Representations (as defined below) made by the Company in the Facilities Documentation relating to the Company and the Guarantors, (ii) the only events of default the absence of which shall be a condition to the availability of the Facilities on the Closing Date shall be the Major Defaults (as defined below) in the Facilities Documentation relating to the Company and the Guarantors and (iii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions to Initial Borrowings” in Exhibit C hereto, solely in the case of the Backstop Facility, and in Exhibit D hereto are satisfied (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than (i) the pledge and perfection of the security interests in certificated equity securities of the Company and its wholly-owned domestic subsidiaries (and, if the Target becomes a subsidiary of a Domestic Subsidiary (as defined in the Credit Agreement as in effect on ~~the date hereof~~May 28, 2013 (the “Existing Credit Agreement”), dated as of April 23, 2012, among the Company, Buccaneer Holdings, Inc., Barclays, as administrative agent, swing line lender and l/c issuer, and the lenders and financial institutions party thereto) of the Company, the Target), (ii) assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code and (iii) the delivery of customary “short form” intellectual property security agreements in form to be filed with the United States Patent and Trademark Office and/or the United States Copyright Office, if applicable (in each case of clauses (i), (ii) and (iii), to the extent required in the Term Facility Documentation); provided that (i) stock certificates evidencing equity interests of the subsidiaries of the Target will not be required to be delivered prior to, or constitute a condition to, funding and (ii) stock certificates evidencing equity interests of the Target will be required to be delivered solely to the extent received from the Target) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Term Administrative Agent and the Company, in each case acting reasonably but in any event not more than 120 days after the Closing Date, as such period may be extended by the Term Administrative Agent in its sole discretion). For the avoidance of doubt, none of the Target or its subsidiaries will be a Guarantor, and no security interest in the capital stock of the Target’s subsidiaries or any assets of the Target or its subsidiaries shall be required to be granted or perfected on the Closing Date. For purposes hereof: “Major Representations” means the representations and warranties of the Company and the Guarantors set forth in the Facilities Documentation relating to corporate existence, power and authority, due authorization, execution and delivery, validity and enforceability and no violations of, or conflict with, organizational documents of the Company and the Guarantors, in each case, related to the entering into and performance of the Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the solvency definitions set forth in Annex I to Exhibit D hereto), Federal Reserve margin regulations, the Investment Company Act, OFAC and the PATRIOT Act and, subject to the provisions of this paragraph, creation, validity, and perfection of security interests in the Collateral; and “Major Defaults” means the events of default in the Facilities Documentation relating to nonpayment of principal, fees and interest, bankruptcy or other insolvency events of the Company or any Guarantor that is a “significant” subsidiary, a change of control of the Company, violation of the dispositions covenant in respect of all or substantially all of the assets of the Company and its subsidiaries, actual or asserted (by the Company or the applicable Guarantor) invalidity of guarantees or material security documents by the Company or any Guarantor that is a “significant” subsidiary, and the inaccuracy of any Major Representation in any material respect (or, in all respects if qualified by materiality). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision.”
7.Indemnity. To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and the respective officers, directors, employees, agents, advisors, and other representatives of each of the foregoing (each an “Indemnified Person”; provided that any of the foregoing solely in its capacity as financial advisor to the Seller or the Target in connection with the Acquisition (each a “Sell-Side Advisor”) shall not be an Indemnified Person) from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with this Commitment Letter, the Fee Letter, the Purchase Agreement, the Transactions, the Facilities or any use of proceeds thereof (including, without limitation, to the extent arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding resulting from this Commitment Letter, the Fee Letter, the Purchase Agreement, the Transactions, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors, the Sponsor, the Target or any other third person), and to reimburse each such Indemnified Person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if reasonably necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnified Person) and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (other than, in each case, any Sell-Side Advisor) (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates (other than any Sell-Side Advisor) under this Commitment Letter or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an Administrative Agent, bookrunner or arranger or any similar role under the Term Facility ~~or~~, the Backstop Facility or the Backstop Term Loans) and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a reasonably detailed summary statement, for all reasonable and documented or invoiced out-of-pocket expenses, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties identified in the Term Sheet, Latham & Watkins LLP, and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed) or retained in connection with enforcement of this Commitment Letter or the Fee Letter), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.
You shall not, without the prior written consent of the applicable Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.
Notwithstanding any other provision of this Commitment Letter or the Fee Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Sponsor, the Target or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing contained in this clause (ii) shall limit your indemnity and reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnified Party is entitled to indemnification under the first paragraph of this Section 7.
You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7.
It is further agreed that the Initial Lenders shall be severally liable in respect of their respective commitments to the Facilities, on a several, and not joint, basis with any other Initial Lender, and no Initial Lender shall be responsible for the commitment of any other Initial Lender.
8.Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities. You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Target, the Sponsor and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.
As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Target and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.
The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Target and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Target, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Target, your and their management, stockholders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Target on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto.
You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the Transactions or the process leading thereto. You waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors. In addition, please note that Barclays Capital Inc. has been retained by the Target as financial advisor (in such capacity, the “Financial Advisor”) to the Target in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. You acknowledge that, in such capacity, the Financial Advisor may recommend that the Target not pursue or accept your offer or proposal for the Acquisition or advise the Target in other manners adverse to your interests. You further acknowledge that we shall not be imputed to have knowledge of confidential information provided to or obtained by Barclays Capital Inc. in its capacity as financial advisor to the Target.
9.Confidentiality. You agree that you will not disclose the Fee Letter and the contents thereof or this Commitment Letter and the contents hereof to any person or entity without prior written approval of the Joint Bookrunners (such approval not to be unreasonably withheld or delayed), except (a) to the Sponsor, and to your and any of the Sponsor’s affiliates and your and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders and to actual and potential co-investors who are informed of the confidential nature hereof (and, in each case, each of their attorneys) on a confidential basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter and the contents thereof) and the contents hereof to the Target, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential and need to know basis, (ii) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter and the contents thereof) in any syndication or other marketing materials in connection with the Facilities, in any offering memoranda relating to the Notes or in connection with any public release or filing relating to the Transactions, (iii) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter) to rating agencies in connection with obtaining ratings for the Borrower, the Facilities and the Notes, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities and/or the Notes or in any public release or filing relating to the Transactions and (v) to the extent portions thereof have been redacted in a customary manner (including the portions thereof addressing fees and other economic terms), you may disclose the Fee Letter and the contents thereof to the Target, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), in each case on a confidential and need to know basis. The obligations under this paragraph with respect to the Commitment Letter (but not the Fee Letter) shall terminate automatically upon the initial funding under the Term Facility Documentation. To the extent not earlier terminated, the provisions of this paragraph with respect to the Commitment Letter (but not the Fee Letter) shall automatically terminate on the second anniversary hereof.
The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such confidential information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case, based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any routine audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any routine audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Sponsor, the Target or any of your or their respective affiliates or related parties (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Sponsor, the Target or any of your or their respective affiliates, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense, (i) to ratings agencies, in connection with obtaining the ratings described above, in consultation and coordination with you or (j) to the extent you shall have consented to such disclosure in writing; provided that (i) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information and (ii) no such disclosure shall be made by such Commitment Party to any Disqualified Lender. The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Facilities upon the initial funding thereunder, if and to the extent the Commitment Parties are party thereto, and shall in any event terminate upon the second anniversary of the date hereof.
10.Miscellaneous. This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto, without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) and any attempted assignment without such consent shall be null and void. This Commitment Letter and the commitments hereunder are, and are intended to be, solely for the benefit of the parties hereto (and the Indemnified Persons) and do not, and are not intended to, confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, together with the Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent as provided herein and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to such party at its address set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.
The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication (if applicable), absence of fiduciary relationships, affiliate activities and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the corresponding provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or, on a pro rata basis, the Initial Lenders’ commitments with respect to the Facilities hereunder at any time subject to the provisions of the preceding sentence.
Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to Barclays on behalf of the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 5:00 P.M., New York City time, on July 1, 2012. The Initial Lenders’ commitments and the obligations of the Joint Bookrunners hereunder will expire at such time in the event that Barclays has not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) the consummation of the Acquisition with or without the funding of the Facilities, (ii) ~~July 1~~August 28, 2013 and (iii) ~~any termination of~~the earlier of (A) the date on which the Purchase Agreement is terminated and we have been provided with notice thereof by you and (B) three Business Days (as defined in the New Credit Agreement) after the date of such termination (such earliest time, the “Expiration Date”), it being understood and agreed, however, that (x) the occurrence of the Effective Date shall have no effect on the commitments of the Initial Term Lenders hereunder in respect of the Term Facility, which commitments shall remain available until the ~~Expiration~~Funding Date ~~and~~, (y) the occurrence of the Effective Date and the Escrow Funding Date shall have no effect on the commitments of the Initial Backstop Lenders in respect of the Backstop Facility, which commitments shall remain available until the Expiration Date and (z) the occurrence of the Effective Date and the Escrow Funding Date shall have no effect on the commitments of the Initial Term Lenders’ in respect of the Backstop Term Loans which commitments shall remain available until the Expiration Date. Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Joint Bookrunners to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing, subject to your surviving obligations as set forth in the third to last paragraph of this Commitment Letter and the Fee Letter.
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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.
Very truly yours,

BARCLAYS BANK PLC
By:
    Name:
    Title:
DEUTSCHE BANK TRUST COMPANY AMERICAS
By:
    Name:
    Title:
By:
    Name:
    Title:
DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH
By:
    Name:
    Title:
By:
    Name:
    Title:

DEUTSCHE BANK SECURITIES INC.
By:
    Name:
    Title:
By:
    Name:
    Title:
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
By:
    Name:
    Title:
By:
    Name:
    Title:
CREDIT SUISSE SECURITIES
(USA) LLC
By:
    Name:
    Title:

GOLDMAN SACHS BANK USA
By:
    Name:
    Title:
Accepted and agreed to as of
the date first above written:

SYNIVERSE HOLDINGS, INC.
By:
    Name:
    Title:

Project Magellan
Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.
The Company intends to consummate the Acquisition pursuant to the Purchase Agreement (as defined below).
In connection with the foregoing (~~x~~w) on the Effective Date, Syniverse Magellan Finance, LLC (the “Initial Borrower”), Barclays, as administrative agent, and the lenders party thereto entered into a delayed draw credit agreement (the “New Credit Agreement”, together with the other Loan Documents (to be defined in the New Credit Agreement), the “Term Facility Documentation”), which provides for the Term Commitments under and as defined in the New Credit Agreement (the “Term Commitments”) under a senior secured delayed draw term loan facility (excluding any Backstop Term Loans, the “Term Facility”), subject to reduction at the Company’s option, as set forth in the New Credit Agreement, ~~and (y~~(x) on the Escrow Funding Date, the Initial Borrower and the Initial Lenders (as defined in the New Credit Agreement) entered into an amendment to the New Credit Agreement, (y) on the Escrow Funding Date, the Initial Borrower has caused the net proceeds of the Initial Term Loans (as defined in the New Credit Agreement) under the New Credit Agreement and certain other amounts to be deposited into the Escrow Account and (z) it is intended that:
(a)    Pursuant to the agreement for the purchase and sale of WP Roaming III S.à r.l. (together with all exhibits and schedules thereto, collectively, the “Purchase Agreement”) dated as of June 30, 2012, with WP Roaming S.à r.l. (the “Seller”), the Company will, directly or indirectly, consummate the Acquisition and, if applicable, the other transactions described therein or related thereto.
(b)    ~~The~~On the Closing Date, the funds held in the Escrow Account will be distributed to (or as otherwise directed by) the Initial Borrower ~~will draw up to the amount of the Term Commitments~~, provided that if the Company makes a Backstop Election (as defined below), the ~~amount of the~~ Term Facility shall be ~~decreased by~~repaid in an amount equal to the Term Loan Decrease Amount (as defined below). If, on the anticipated Closing Date, upon satisfaction of the conditions set forth in Exhibit D, ~~any Lender party to the~~ Credit Agreement ~~does not fund~~ its pro rata share of the ~~commitments (each, a “Defaulting Lender”), each Commitment Party will become a replacement lender under Section 3.07 (the “yank-a-bank” provisions)~~all or any portion of the funds held in the Escrow Account are not released from the Escrow Account to (or as otherwise directed) by the Initial Borrower in accordance with Section 5(a) of the Escrow Agreement (such amount, the “Escrow Amount Shortfall”) despite the satisfaction of all conditions precedent to such release contained in Section 4.03 of the New Credit Agreement ~~in respect of its ratable portion of the commitments of all such Defaulting Lenders and~~, each Commitment Party ~~shall~~will make ~~a~~an incremental term loan to the Initial Borrower ~~in respect of such commitments~~ under the ~~Term Facility; provided that in no event shall any~~ New Credit Agreement on the same terms as applicable to the Initial Term Loans, each in an amount equal to its pro rata share of the Escrow Amount Shortfall (i.e., 35%, 35%, 15% and 15% in respect of Barclays, DBTCA, CS Bank ~~or~~and GS ~~be required to make~~, respectively (such term loans ~~to the Initial Borrower pursuant to this sentence which would result in it funding term loans to the Initial Borrower in excess of 35%, 35%, 15% or 15%, respectively, of the Term Commitments, and any funding by any Commitment Party of term loans under the New Credit Agreement, shall result in a dollar-for-dollar reduction of such Commitment Party’s commitment hereunder in respect of the Term Facility.~~are referred to herein as “Backstop Term Loans”)).
(c)    If the Company makes a Backstop Election, the Company will, or at the Company’s option, the Initial Borrower will, at the Company’s option, (i) issue and sell senior unsecured notes (the “Notes”) in a Rule 144A or other private placement on or prior to the Closing Date yielding gross cash proceeds equal to the ~~Backstop~~Term Loan Decrease Amount and/or (ii) if and to the extent that less than the ~~Backstop~~Term Loan Decrease Amount in Notes are issued on or prior to the Closing Date, borrow senior unsecured bridge loans in an amount equal to the ~~Backstop~~Term Loan Decrease Amount (less the amount of Notes issued on or prior to the Closing Date) (the “Backstop Loans”) under a senior unsecured credit facility described in Exhibit C to the Commitment Letter (the “Backstop Facility” and, together with the Term Facility and any Backstop Term Loans, the “Facilities”).
(d)    As of the Closing Date, other than the principal amount permitted to remain outstanding pursuant to Section 8.8 of the Purchase Agreement as in effect on or about the date hereof, all existing third party indebtedness for borrowed money of the Target and its subsidiaries (which may exclude certain limited indebtedness that the Joint Bookrunners and the Company reasonably agree may remain outstanding after the Closing Date) will be refinanced, repaid, redeemed, defeased or otherwise discharged (collectively, the “Refinancing”), except for any capital leases existing on the date hereof or permitted to be incurred under the Purchase Agreement, which may remain outstanding after the Closing Date.
(e)    The proceeds of the Facilities borrowed or released from the Escrow Account to (or at the direction of) the Initial Borrower on the Closing Date, together with cash on hand and the proceeds of the issuance of the Notes, if any, and the proceeds, if any, from borrowings under the Company’s existing revolving facility, will be applied (i) to pay the purchase price in connection with the Acquisition, (ii) to pay the fees, costs and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) ~~and~~, (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”) and (iv) to repay a portion of the Term Facility equal to the Term Loan Decrease Amount, if applicable.
(f)    Notwithstanding anything in this Commitment Letter or the New Credit Agreement to the contrary, any funding of Initial Term Loans under the New Credit Agreement (including any funding into the Escrow Account) shall result in a dollar-for-dollar reduction of the Initial Term Lenders’ Commitment under Section 1 of the Commitment Letter to provide the Term Facility (such reduction to be based on the gross proceeds of Initial Term Loans, without deduction for any fees, original issue discount or other amounts).
To the extent the Company determines, in its sole discretion, that the amount of Term Loans permitted to be incurred (including as a result of the Company designating the Initial Borrower as a Restricted Subsidiary under the Existing Credit Agreement and the Existing Indenture) on the Closing Date is less than $700 million (the ~~greater~~lesser of ~~(a)~~ the difference between $700 million and the ~~amount of~~ Term Loans ~~to be incurred~~ on the Closing Date (the “Deficit Amount”) and (b) $200 million (or, if the Notes are fungible with the notes issued under amounts permitted by the following clauses (x) and (y), which shall be determined by the Company in its sole discretion, the “Permitted Amount”) pursuant to either (x) Section 7.03(b)(xxxi)(i) of the Credit Agreement as in effect on the date hereof (the “Existing Credit Agreement”), dated as of April 23, 2012, among the Company, Buccaneer Holdings, Inc., Barclays, as administrative agent, swing line lender and l/c issuer, and the lenders and financial institutions party thereto, in reliance on clause (ii) of the definition of “Maximum Incremental Facilities Amount” in the Existing Credit Agreement or (y) clause 24 of the definition of “Permitted Liens” in the Indenture as in effect on the date hereof (the “Existing Indenture”), dated as of December 22, 2010, between the Company (as successor to Buccaneer Merger Sub, Inc.) and Wilmington Trust, National Association (as successor to Wilmington Trust, FSB) (the foregoing clauses (x) and (y), the “Existing Leverage Conditions”) is less than $700 million (the greater of (a) the difference between $700 million and the Permitted Amount (the “Deficit Amount”) and (b) $200 million (or, if the Notes are fungible with the notes issued under the Existing Indenture, $25 million) (the “Backstop Minimum Amount”), the “~~Backstop~~Term Loan Decrease Amount”), the Company may elect in writing by notice to the Initial Backstop Lenders (the “Backstop Election”), on or prior to the date that is 20 calendar days prior to the Closing Date (provided that such 20 calendar day period shall be subject to the Blackout Periods), to decrease the Term Facility by the ~~difference of (x) the Backstop Amount minus (y) the difference~~ of $700 million minus ~~the Term Commitments as of the Effective Date (the “~~Term Loan Decrease Amount~~”)~~.
If a Backstop Election is made, (i) the Initial Backstop Lenders’ collective commitments in respect of the Backstop Facility shall equal the ~~Backstop~~Term Loan Decrease Amount and (ii) the Initial Term Lenders’ collective commitments in respect of the Term Facility shall terminate, on a pro rata basis, with respect to commitments equal to the Term Loan Decrease Amount on the date thereof.
In no event shall any Commitment Party be obligated or committed to make any Backstop Term Loans to the Initial Borrower (or any other person) (i) unless the Escrow Account was previously funded with the full proceeds of the Initial Term Loans (net of ticking fees and original issue discount payable under the Fee Letter or the New Credit Agreement) and (ii) in excess of its pro rata share of $700 million minus (a) the amount of Initial Term Loans made available to the Initial Borrower on the Closing Date (from the Escrow Account), (b) the Term Loan Decrease Amount and (c) any reduction of the Term Facility pursuant to paragraph 1 of Exhibit D.
The transactions described above (including the payment of Acquisition Costs) are collectively referred to herein as the “Transactions”.

[Reserved.]
Project Magellan
Backstop Facility
Summary of Principal Terms and Conditions

Borrower:	The Company or, at the Company’s option, the Initial Borrower (the “Borrower”).
Transaction:	As set forth in Exhibit A to the Commitment Letter.
Administrative Agent:
DBCI will act as sole administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower (excluding Disqualified Lenders) (together with the Initial Lenders, the “Backstop Lenders”), and will perform the duties customarily associated with such role.

Lead Arranger and Joint Bookrunner:	Each of DBSI, Barclays, CS Securities and GS Bank will act as joint lead arranger and bookrunner for the Backstop Facility and will perform the duties customarily associated with such roles.
Syndication Agent:	A financial institution to be designated by the Borrower in accordance with the Commitment Letter.
Documentation Agent:	A financial institution or institutions to be designated by the Borrower in accordance with the Commitment Letter.
Initial Backstop Loans:
If the Company has made a Backstop Election and notified the Backstop Lenders thereof at least 20 consecutive calendar days prior to the Closing Date (such 20 consecutive day to be subject to the Blackout Periods), the Backstop Lenders will make senior unsecured increasing rate loans (the “Initial Backstop Loans”) to the Borrower on the Backstop Funding Date in an aggregate principal amount of up to the ~~Backstop~~Term Loan Decrease Amount minus the aggregate amount of proceeds from the Notes available to the Borrower on the Backstop Funding Date.

Availability:
The Backstop Lenders will make the Initial Backstop Loans on the Closing Date in a single drawing contemporaneously with the consummation of the Acquisition and the release of funds from the Escrow Account and/or the initial funding ~~under~~of the Backstop Term ~~Facility~~Loans. The date of funding of the Initial Backstop Loans is referred to herein as the “Backstop Funding Date”.

Purpose:
The proceeds of borrowings of the Initial Backstop Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the Term Facility, the proceeds of the issuance of the Notes, if any, the proceeds, if any, from borrowings under the Borrower’s existing revolving facility, and cash on hand at the Company, to pay the Acquisition Costs and to repay a portion of the Term Facility and/or Backstop Term Loans.

Ranking:
The Initial Backstop Loans will rank pari passu in right of payment with the Existing Credit Agreement, the ~~Term Facility~~New Credit Agreement and other senior indebtedness of the Borrower, and will not be secured.

Guarantees:
The Initial Backstop Loans will be jointly and severally guaranteed by each Guarantor (as defined in the New Credit Agreement) (other than the direct parent of the Borrower) on a senior basis (such guarantees, the “Backstop Guarantees”). The Backstop Guarantees will automatically be released upon the release of the corresponding guarantees of the ~~Term Facility~~New Credit Agreement and the Existing Credit Agreement to the extent that the release is not a result of the termination of the Term Facility and the Existing Credit Agreement, as applicable. The Backstop Guarantees will rank pari passu with guarantees of the ~~Term Facility~~New Credit Agreement and the Existing Credit Agreement.

Maturity:
All Initial Backstop Loans will have an initial maturity date that is the one-year anniversary of the Backstop Funding Date (the “Initial Backstop Loan Maturity Date”), which shall be extended as provided below. If any of the Initial Backstop Loans have not been previously repaid in full on or prior to the Initial Backstop Loan Maturity Date, such Initial Backstop Loans shall, subject to no bankruptcy event of default having occurred, automatically be converted into senior unsecured term loans (each an “Extended Term Loan”) due on the date that is eight years after the Backstop Funding Date (the “Extended Maturity Date”) having the terms set forth on Annex I hereto. The date on which Initial Backstop Loans are converted into Extended Term Loans is referred to as the “Conversion Date.” At any time or from time to time on or after the Conversion Date, at the option of the Backstop Lenders, the Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II hereto; provided that the Borrower may defer the first issuance of Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $50.0 million (or, if less, an amount equal to the aggregate principal amount of Extended Term Loans outstanding) in aggregate principal amount of Exchange Notes; provided, further, that the Borrower may defer each subsequent issuance of Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $25.0 million (or, if less, an amount equal to the aggregate principal amount of Extended Term Loans outstanding) in Exchange Notes.

The Initial Backstop Loans, the Extended Term Loans and the Exchange Notes shall be pari passu for all purposes. In connection with any Backstop Lender’s exchange of Extended Term Loans for Exchange Notes or their subsequent resale, if reasonably requested by any Joint Bookrunner or an exchanging Backstop Lender, the Borrower shall use its commercially reasonable efforts to take such actions and deliver such documents as may be deemed reasonably necessary to permit such Backstop Lender to resell Exchange Notes (which may include customary opinions, accountant’s comfort letters and offering documents).

Interest Rates:
Prior to the Initial Backstop Loan Maturity Date, the Initial Backstop Loans will accrue interest at a rate per annum equal to Adjusted LIBOR (as defined below), plus 650 basis points (the “Initial Margin”). The Initial Margin will increase by an additional 50 basis points on the three month anniversary of the Backstop Funding Date and a further additional 50 basis points for each additional three-months period thereafter so long as any of the Initial Backstop Loans are outstanding.

Notwithstanding the foregoing, the interest rate in effect on the Initial Backstop Loans shall not exceed the Total Cap (as defined in the Fee Letter) (excluding interest at the Default Rate as described below).

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

“Adjusted LIBOR” on any date, means the greater of (i) 1.25% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for 1, 2, 3 or 6 months, as selected by the Borrower, appearing on the LIBOR01 Page published by Reuters two business days prior to such date, as set at the beginning of each applicable interest period.

Interest will be payable (or shall accrue) in arrears, (a) for the Initial Backstop Loans, at the end of each fiscal quarter of the Borrower following the Backstop Funding Date and on the Initial Backstop Loan Maturity Date, and (b) for the Extended Term Loans, semi-annually, commencing on the date that is six months after the Initial Backstop Loan Maturity Date and on the final maturity date.

Default Rate:
Overdue principal and any other overdue amount (including overdue interest) shall bear interest at the applicable interest rate plus 2.00% per annum and shall be payable on demand, whether or not in excess of the Total Cap.

Mandatory Prepayment:
Subject to the mandatory prepayment provisions of the ~~Term Facility~~New Credit Agreement and the Existing Credit Agreement, the Borrower will be required to prepay the Initial Backstop Loans on a pro rata basis at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with (i) the net cash proceeds from the issuance of the Securities (as defined in the Fee Letter); provided that in the event any Initial Lender or affiliate of an Initial Lender purchases debt securities from the Borrower pursuant to a “securities demand” under the Fee Letter at an issue price above the level at which such Initial Lender or affiliate has determined such debt securities can be resold by such Initial Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Initial Lender or affiliate, be applied first to repay the Initial Bridge Loans of such Initial Lender or affiliate (provided that if there is more than one such Initial Lender or affiliate then such net cash proceeds will be applied pro rata to repay the Initial Bridge Loans of all such Initial Lenders or affiliates in proportion to such Initial Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Initial Bridge Loans held by other Initial Lenders; (ii) the net cash proceeds from the issuance of any indebtedness of the Borrower or any of its restricted subsidiaries other than indebtedness permitted under the Term Facility or the Existing Credit Agreement; (iii) the net cash proceeds of any public equity issuances by the Company (subject to exceptions to be agreed) and (iv) the net cash proceeds from all specified, non-ordinary course asset sales or dispositions by the Borrower or any restricted subsidiary and insurance, casualty and condemnation proceeds, in excess of an amount to be agreed, and subject to the right of the Borrower to reinvest 100% of such proceeds (including to make permitted acquisitions and other investments), if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter, and other exceptions to be set forth in the Backstop Facility Documentation, in the case of any such prepayments pursuant to the foregoing clauses (iii) and (iv) above with exceptions and baskets consistent with the Precedent Indenture Documentation Principles (as defined below) including, but not limited to exceptions and baskets no more restrictive than those applicable to the Term Facility.

The Borrower will also be required to offer to prepay the Initial Backstop Loans following the occurrence of a change of control (to be defined in a manner consistent with the Precedent Indenture Documentation Principles) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment.

Optional Prepayment:
The Initial Backstop Loans may be prepaid at any time, in whole or in part, at par plus accrued and unpaid interest to the date of prepayment but without premium or penalty (but with breakage costs related to prepayments not made on the last day of the relevant interest period), upon not less than one business days’ prior written notice, at the option of the Borrower.

Documentation:
The definitive documentation for the Backstop Facility (the “Backstop Facility Documentation”) will be based on and substantially consistent with the Existing Indenture (as in effect on the date hereof) (or, if requested by the Company, another precedent of Sponsor acceptable to the Joint Bookrunners), as modified by the terms set forth herein and subject to (i) modifications not inconsistent with the express provisions of this Term Sheet necessary to ensure compliance with the Existing Credit Agreement and the Existing Indenture, subject to the consent of the Initial Backstop Lenders (not to be unreasonably withheld), (ii) modifications to reflect customary provisions included in credit agreements with respect to which DBCI serves as administrative agent (including with respect to loan, operational, assignment and other similar agency provisions), (iii) modifications to reflect credit agreement format and (iv) modifications to address technical matters. The Backstop Facility Documentation will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Term Sheet (subject to modification in accordance with the flex provisions of the Fee Letter, and in no event modifying the conditions to borrowing on the Closing Date), and in any event not less favorable to the Borrower than the provisions of the Term Facility; provided that, notwithstanding the foregoing, prior to the Conversion Date, the debt incurrence covenant and the restricted payment covenant included in the Backstop Facility Documentation will be more restrictive than those set forth in the Existing Indenture (as in effect on the date hereof) or such other applicable Sponsor precedent (the provisions of such facilities being referred to collectively as the “Precedent Indenture Documentation Principles”).

Conditions to Initial Borrowings:
The availability of the initial borrowing under the Backstop Facility on the Closing Date shall be conditioned solely to the (a) the applicable conditions set forth in the Certain Funds Provisions and Exhibit D to the Commitment Letter, (b) the accuracy of the Major Representations in all material respects (or, in all respects, if qualified by materiality) and (c) the absence of Major Defaults after giving effect to the making of such initial borrowing on the Closing Date.

Representations and Warranties:
The Backstop Facility Documentation will contain representations and warranties no less favorable to Borrower than those in the Term Facility Documentation with modifications as are necessary or appropriate for the Backstop Facility.

Covenants:
The Backstop Facility Documentation will contain such affirmative and incurrence-based, negative covenants consistent with the Precedent Indenture Documentation Principles which, in no event (except as set forth herein), will be more restrictive than, or include any covenants not included in the Term Facility. Prior to the Initial Backstop Loan Maturity Date, the debt and restricted payment covenants of the Backstop Loans may be more restrictive than those of the Term Facility, the Extended Term Loans and the Exchange Notes, as reasonably agreed by the Administrative Agent and the Borrower. Prior to the Initial Backstop Loan Maturity Date, the affirmative covenants will be more restrictive, in certain agreed upon respects, than those in the Extended Term Loans and the Exchange Notes (but in any event less restrictive than those set forth in the Term Facility Documentation).

Financial Maintenance Covenants:	None.
Events of Default:
Limited to: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration and cross payment default to material indebtedness; bankruptcy or insolvency of the Borrower or its significant subsidiaries; material monetary judgments; and actual or asserted invalidity of guarantees in each case with such exceptions and cure periods as are consistent with the Precedent Indenture Documentation Principles.

Cost and Yield Protection:	The Backstop Facility Documentation will include customary tax gross-up, cost and yield protection provisions consistent with the Term Documentation Principles.
Assignments and Participation:
Subject to the prior notification of the Administrative Agent and the two succeeding paragraphs, the Backstop Lenders will have the right (except to Disqualified Lenders) to assign all or, subject to minimum amounts to be agreed, a portion of its Initial Backstop Loans after the Backstop Funding Date in consultation with, but without the consent of, the Borrower.

Any such assignment shall require the consent of the Borrower if the Initial Backstop Lenders would hold less than 51% of the outstanding Initial Backstop Loans; provided that no consent of the Borrower shall be required (i) if a Demand Failure Event (as defined in the Fee Letter) has occurred or (ii) after the occurrence and during the continuance of a payment or bankruptcy event of default. For any assignments for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within ten business days of a request for such consent.

The Backstop Lenders will have the right to participate their Initial Backstop Loans to other financial institutions in accordance with applicable law, without restriction; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Backstop Lender to exercise voting rights in respect of the Backstop Facility (except as to certain customary issues). Assignees may not include Disqualified Lenders.

Voting:
Amendments and waivers of the Backstop Facility Documentation will require the approval of Backstop Lenders holding more than 50% of the outstanding Initial Backstop Loans (the “Required Backstop Lenders”), except that (a) the consent of each directly and adversely affected Backstop Lender will be required for (i) reductions of principal, interest rates or the applicable margin (provided that, waiver of a default or change to financial ratios shall not constitute a reduction of interest for this purpose) or fees or extensions of the dates for payment thereof, (ii) extensions of the Initial Backstop Loan Maturity Date (except as provided under “Maturity” above) or the Extended Maturity Date, (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes and (iv) modifications to the pro rata sharing provisions, and (b) the consent of 100% of the Backstop Lenders will be required with respect to modifications to any of the voting percentages, and releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by the Existing Credit Agreement, the Term Facility Documentation or the Backstop Facility Documentation).

Expenses and Indemnification:
The Borrower shall pay, if the Backstop Funding Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Backstop Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the Backstop Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Backstop Facility Documentation (including the reasonable fees, disbursements and other charges of one primary counsel to the Commitment Parties (and any special or local counsel) (absent any actual or potential conflict); provided that, prior to the Backstop Funding Date, such counsel shall be identified herein or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify the Backstop Administrative Agent, the Commitment Parties, the Backstop Lenders and their affiliates, and the officers, directors, employees, advisors, agents and other representatives of the foregoing (excluding any Sell-Side Advisor), and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable fees, disbursements and other charges of one counsel for all indemnified parties and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected indemnified person)) of any such indemnified person arising out of or relating to any claim or litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing (other than, in each case, any Sell-Side Advisor) (as determined by a court of competent jurisdiction in a final, non-appealable decision), (ii) a material breach by any such person or one of its affiliates (other than a Sell-Side Advisor) (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (iii) any dispute among Indemnified Persons (other than a dispute involving claims against the Backstop Administrative Agent, any Lead Arranger, any Joint Bookrunner or any other agent or co-agent (if any) designated with respect to the Backstop Facility, in each case in their respective capacities as such, or any Commitment Party solely in connection with its syndication activities as contemplated hereunder) that a court of competent jurisdiction has determined did not involve actions or omissions of any direct or indirect parent or controlling person of the Borrower, the Borrower or its subsidiaries.

Governing Law and Forum:	New York.
Counsel to the Administrative Agent and Lead Arrangers:	Cahill Gordon & Reindel LLP

Extended Term Loans

Maturity:	The Extended Term Loans will mature on the date that is eight years after the Backstop Funding Date.
Interest Rate:	The Extended Term Loans will bear interest at an interest rate per annum (the “Extended Term Loan Interest Rate”) equal to the Total Cap.

Interest shall be payable in arrears semi-annually commencing on date that is six months following the Initial Backstop Loan Maturity Date and ending on the maturity date of the Extended Term Loans, computed on the basis of a 360-day year.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the Total Cap plus 2.00% per annum.
Ranking:	Same as the Initial Backstop Loans.
Guarantees:	Same as the Initial Backstop Loans.
Covenants, Defaults and Offers to Repurchase:
Upon and after the Conversion Date, the covenants, offers to repurchase and defaults that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the Backstop Facility Documentation.

Optional Prepayment:
The Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than one business days’ prior written notice, at the option of the Borrower at any time.

Exchange Notes

Issuer:
The Borrower will issue the Exchange Notes under an indenture capable of being qualified under the Trust Indenture Act of 1939, as amended. The Borrower, in its capacity as the issuer of the Exchange Notes, is referred to as the “Issuer.”

Principal Amount:
The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Conversion Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged. In the case of a partial exchange, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes will be $50.0 million (or, if less, an amount equal to the aggregate principal amount of Extended Term Loans outstanding).

Maturity:	The Exchange Notes will mature on the date that is eight years after the Backstop Funding Date.
Interest Rate:	The Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Total Cap.
Ranking:	Same as Initial Backstop Loans and Extended Term Loans.
Guarantees:	Same as Initial Backstop Loans and Extended Term Loans.
Offer to Purchase from Asset Sale Proceeds:
The Issuer will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase with a portion of the net cash proceeds from any specified, non-ordinary course asset sales or dispositions by the Borrower or any Guarantor in excess of amounts either reinvested in the business of the Borrower or its restricted subsidiaries or required to be paid to the lenders under the Existing Credit Agreement or the ~~Term Facility~~New Credit Agreement or the holders of certain other indebtedness, with such proceeds being applied to the Extended Term Loans, the Exchange Notes and the Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Precedent Indenture Documentation Principles and in any event not less favorable to the Borrower than those applicable to the Backstop Facility.

Offer to Purchase upon Change of Control:
The Issuer will be required to make an offer to repurchase the Exchange Notes following the occurrence of a change of control (to be defined in a manner consistent with the Precedent Indenture Documentation Principles) at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase unless the Issuer shall redeem such Exchange Notes pursuant to the “Optional Redemption” section below.

Optional Redemption:
In the case of Exchange Notes held by an Initial Lender under the Backstop Facility or any affiliate of any Initial Lender (other than an Asset Management Affiliate (as defined below) and excluding Exchange Notes acquired pursuant to market making activities), the Issuer may redeem such Exchange Notes in whole or in part at par plus accrued and unpaid interest at any time after the issuance thereof. Except as set forth below, Exchange Notes held by any party that is not an Initial Lender under the Backstop Facility and is not affiliated with any Initial Lender (other than bona fide investment funds and entities that manage assets on behalf of unaffiliated third-parties (the “Asset Management Affiliates”)), will be non callable until the third anniversary of the Backstop Funding Date. Thereafter, each such Exchange Note may be redeemed, in whole or in part, at the option of the Issuer at a price equal to 100% of the aggregate principal amount redeemed plus accrued and unpaid interest, if any, plus a premium equal to 75% of the coupon on such Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Backstop Funding Date to zero on the date that is two years prior to the maturity of the Exchange Notes.

Prior to the third anniversary of the Backstop Funding Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Backstop Funding Date plus 50 basis points.

Prior to the third anniversary of the Backstop Funding Date, the Issuer may redeem up to 40% of such Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Exchange Notes.

The optional redemption provisions will be otherwise customary for high yield transactions and consistent with the Precedent Indenture Documentation Principles.
Defeasance and Discharge Provisions:	Customary for high yield debt securities and consistent with the Precedent Indenture Documentation Principles.
Modification:	Customary for high yield debt securities and consistent with the Precedent Indenture Documentation Principles.
Registration Rights:
The Issuer shall use commercially reasonable efforts to file, within 300 days after the first issuance of the Exchange Notes (the date of such issuance, the “Issue Date”), and will use commercially reasonable efforts to cause to become effective, as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (such registration statement, a “Shelf Registration Statement”) which Shelf Registration Statement shall contain all financial statements required under the Securities Act of 1933, as amended (the “Act”). If a Shelf Registration Statement is filed, the Borrower will keep such Shelf Registration Statement effective and available (subject to customary exceptions) until it is no longer needed to permit resales of the Exchange Notes without restrictive legends; provided that in no event shall the Borrower be required to keep such Shelf Registration Statement effective and available for more than two years after the Initial Backstop Loan Maturity Date. If within 330 days from the Issue Date (the “Effectiveness Date”), a Shelf Registration Statement has not been declared effective, then the Issuer will pay additional interest of 0.25% per annum on the principal amount of the Exchange Notes (which rate of additional interest shall increase by 0.25% per annum 90 days after the Effectiveness Date up to a maximum of 0.50% per annum) to the holders of such Exchange Notes, to the extent that such holder is unable to freely transfer such Exchange Note, from and including the 331st day after the Issue Date to but excluding the effective date of the Shelf Registration Statement with respect to such Exchange Note. The Issuer will also pay such additional interest to the holder of a Exchange Note for any period of time (subject to customary exceptions) following the effectiveness of the Shelf Registration Statement with respect to such Exchange Note that such Shelf Registration Statement is not available for sales thereunder, subject to the time limitations set forth in the second sentence of this paragraph. All accrued additional interest will be paid in arrears on each semi-annual interest payment date.

In lieu of a Shelf Registration Statement, the Issuer at its option may file a registration statement with respect to notes having terms substantially identical to the Exchange Notes (the “Substitute Notes”) to effect a registered exchange offer (the “Exchange Registration Statement”) in which the Issuer offers to holders of Exchange Notes registered Substitute Notes in exchange for the Exchange Notes. In such case, if the Exchange Registration Statement has not been declared effective and an exchange offer for the Exchange Notes pursuant to the Exchange Registration Statement has not been consummated by the Effectiveness Date, the Issuer will pay additional interest as described in the previous paragraph.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties.
Covenants:	Customary for high yield debt securities and consistent with the Precedent Indenture Documentation Principles.
Events of Default:	Customary for high yield debt securities and consistent with the Precedent Indenture Documentation Principles.
Governing Law:	New York.

Project Magellan
Summary of Additional Conditions
The initial borrowings under the Facilities shall be subject to the following conditions:
1.    The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities (other than borrowings under the Term Facility funded on the Escrow Funding Date) and/or the issuance of the Notes, shall be consummated, in all material respects in accordance with the terms of the Purchase Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that are material and adverse to the Lenders or the Joint Bookrunners without the prior consent of the Joint Bookrunners. For purposes of the foregoing condition, it is hereby understood and agreed that any change in the purchase price in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders or the Joint Bookrunners, provided that any reduction in the purchase price shall be allocated on a pro rata basis (x) to reduce the Term Facility and, if the Company has made a Backstop Election, the Backstop Facility (it being understood that any such reduction will first be allocated to reduce the Backstop Facility, with any remaining amounts allocated to reduce the Term Facility; provided that (i) to the extent necessary to ~~allow the Term Loans incurred on the Closing Date to be permitted pursuant to either (a~~) Section 7.03(b)(xxxi)(i) of the Existing Credit Agreement, in reliance on clause (ii) of the definition of “Maximum Incremental Facilities Amount” in the Existing Credit Agreement or (~~b~~) clause 24 of the definition of “Permitted Liens” in ~~the Existing Indenture~~meet the Existing Leverage Conditions and (ii) to the extent that any such reduction would cause the amount of the Backstop Facility to be greater than zero but less than the Backstop Minimum Amount, in each case the applicable portion of such pro rata reduction will be allocated to the Term Facility) and (y) to reduce the amount of cash on hand at the Company to be utilized to pay Acquisition Costs. The Major Representations relating to the Company and the Guarantors shall be true and correct in all material respects (or, in all respects, if qualified by materiality) and there shall be no Major Defaults relating to the Company and the Guarantors after giving effect to the Transactions.
2.    The Refinancing shall have been consummated substantially simultaneously with the initial borrowing under the Facilities (other than the Term Facility funded on the Escrow Funding Date) and the release of the funds held in the Escrow Account.
3.    The Joint Bookrunners shall have received (a) audited consolidated balance sheets of the Company and the Target and related statements of income, changes in equity and cash flows of the Company and the Target for the 3 most recently completed fiscal years ended at least 90 days before the Closing Date in the case of the Company and 100 days before the Closing Date in the case of the Target and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company and the Target for each subsequent fiscal quarter after the most recent completed fiscal year for which financials have been delivered pursuant to Clause 3(a) above ended at least 45 days before the Closing Date in the case of the Company and 50 days (or in the case of the fiscal quarter ending on June 30, 2012, 60 days) before the Closing Date in the case of the Target. The Joint Bookrunners hereby acknowledge receipt of the financial statements in the foregoing clause (a) for both the Company and the Target for the 2009, 2010 and 2011 fiscal years and in the foregoing clause (b) for the Company for the fiscal quarter ended March 31, 2012.
4.    With respect to the Term Facility and any Backstop Term Loans, subject in all respects to the Certain Funds Provision, all documents and instruments required to create and perfect the Administrative Agent’s (as defined in the Term Facility Documentation) first priority security interest (to the extent required by the Term Facility Documentation) in the Collateral (as defined in the New Credit Agreement) to the extent required under the Term Facility Documentation, and, subject to liens permitted under the Term Facility Documentation, shall have been executed and delivered by the Borrower and the Company and, if applicable, be in proper form for filing.
5.    The Initial Lenders shall have received at least 5 days prior to the Effective Date or the Closing Date, as applicable, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Effective Date or the Closing Date, as applicable, by such Initial Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
6.    The execution and delivery of a solvency certificate of the Company’s chief financial officer (certifying that, after giving effect to the Transactions, the Company and its subsidiaries on a consolidated basis are solvent) in substantially the form of Annex I hereto.
7.    All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (or such later date as the Borrower may reasonably agree) shall, upon the initial borrowing under the Facilities (other than the Term Facility funded on the Escrow Funding Date) and the release of the funds held in the Escrow Account, have been paid (which amounts may be offset against the proceeds of the Facilities).
8.    With respect to the Backstop Facility, you shall have provided to the Investment Bank (as defined in the Fee Letter) no later than 20 consecutive calendar days prior to the Closing Date (provided that such 20 consecutive calendar day period shall be subject to the Blackout Periods) (i) an offering memorandum suitable for use in a “high yield road show” relating to offering of the Notes, including discussion of the Company, financial statements, pro forma financial statements in accordance with Regulation S-X and other financial data of the type and form customarily included in offering memoranda, private placements memoranda and similar documents customarily used in Rule 144A offerings, to consummate an offering of the Notes (which, for the avoidance of doubt, shall not include financial statements or information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, Compensation Discussion and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum); provided that this condition shall be deemed satisfied if such offering memorandum excludes sections that would customarily be provided by the Investment Banks, but is otherwise complete (collectively, the “Offering Memorandum”), and (ii) drafts of customary comfort letters by auditors of the Company (including customary “negative assurances”) with respect to the information in the Offering Memorandum, which such auditors are prepared to issue upon completion of customary procedures. You shall have used commercially reasonable efforts to afford the Investment Bank a period of at least 20 consecutive calendar days following receipt of the information described in the first sentence of this Section 8 to seek to place the Notes with qualified purchasers thereof; provided that (x) such consecutive day period shall not be required to be consecutive to the extent it would include November 21, 2012 through November 25, 2012 (which dates set forth in this clause (x) shall be excluded for purposes of the 20 calendar day period) and (y) if such consecutive calendar day period has not ended prior to (i) August 18, 2012, then it will not commence until September 4, 2012 ~~or~~, (ii) December 21, 2012 then it will not commence until January 2, 2013 or (iii) August 19, 2013 then it will not commence until September 3, 2013 (such periods described in the foregoing clauses (x) and (y), collectively, the “Blackout Periods”).
9.    The execution and delivery of (i) the Term Facility Documentation and the Backstop Facility Documentation (collectively, the “Facilities Documentation”) by the Company, the Borrower (if applicable) and the Guarantors which shall, in each case, be consistent with the New Credit Agreement, the Commitment Letter and the Term Sheet (as applicable) and subject to the Certain Funds Provision set forth in the Commitment Letter and (ii) customary lien searches requested by the Term Administrative Agent at least 30 days prior to the Closing Date, customary legal opinions of counsel to, customary evidence of authorization of, customary officer’s certificates of, customary documents and certificates relating to the organization, existence and good standing of (to the extent applicable), a customary borrowing notice and the incumbency and specimen signature of each officer executing any Facilities Documentation on behalf of each of, in each case, the Company, the Borrower (if applicable) and each Guarantor.
10.    With respect to the Backstop Term Loans, (i) the satisfaction of the conditions set forth in Section 4.03 of the New Credit Agreement and (ii) the delivery of a Special Optional Prepayment Notice (as defined in the Escrow Agreement) to the Escrow Agent in respect of Initial Term Loans in an aggregate principal amount equal to at least the Escrow Shortfall Amount, on or prior to the Closing Date.
SOLVENCY CERTIFICATE
[    ], 201[]
This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [___] of the Credit Agreement, dated as of _________ ___, 201[], among [__________] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement
I, [                      ], the Chief Financial Officer of the Borrower (after giving effect to the Transactions), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions (including the execution and delivery of the Purchase Agreement and the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof):
1.    The sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its subsidiaries, on a consolidated basis.
2.    The capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.
3.    The present fair saleable value of the assets of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its subsidiaries as they become absolute and matured.
4.    The Borrower and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).
5.    For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.
6.    In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein and such other documents deemed relevant, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [   ] of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Borrower and its Subsidiaries.
7.    The assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.
8.    The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments and Loans under the Credit Agreement.
[Remainder of Page Intentionally Left Blank]
IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.
[__________]
By:

    Name:
    Title: Chief Financial Officer

EXHIBIT B
Amended Fee Letter

BARCLAYS 745 Seventh Avenue New York, NY 10019	DEUTSCHE BANK TRUST COMPANY AMERICAS DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005
CREDIT SUISSE AG CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	GOLDMAN SACHS BANK USA 200 West Street New York, NY 10282
CONFIDENTIAL
June 29, 2012
Syniverse Holdings, Inc.
8125 Highwoods Palm Way
Tampa, Florida 33647
Attention: David Hitchcock
Project Magellan
Fee Letter
Ladies and Gentlemen:
Reference is made to the commitment letter dated the date hereof (including the exhibits and other attachments thereto, the “Commitment Letter”) among Barclays Bank PLC (“Barclays”), Deutsche Bank Trust Company Americas (“DBTCA”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBTCA and DBCI, “Deutsche Bank”), Credit Suisse AG (“CS Bank”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS Bank, “Credit Suisse”), Goldman Sachs Bank USA (“GS Bank”, collectively with Barclays, Deutsche Bank and Credit Suisse, “we,” “us” or the “Commitment Parties”) and you, regarding the Transactions described therein. Terms used but not defined in this letter agreement (this “Fee Letter”) shall have the meanings assigned thereto in the Commitment Letter. This Fee Letter is the fee letter referred to in the Commitment Letter.
Term Facility Fees
As consideration for the Initial Term Lenders’ commitments to provide the Term Facility and the Joint Bookrunners’ services in structuring and arranging the Term Facility, in each case under the Commitment Letter, you agree to pay (or cause to be paid) to each Initial Term Lender, for its own account, an underwriting and arrangement fee (the “Underwriting Fee”) equal to 2.25% of the amount equal to (i) the aggregate principal amount of the commitments in respect of the Term Facility by such Initial Term Lender under the Commitment Letter on the date hereof (not including, for the avoidance of doubt, the amount of any commitments in respect of the Term Facility that are terminated (x) upon the occurrence of a Backstop Election and (y) without duplication, pursuant to the proviso in the first paragraph of “Securities Demand” below) less (ii) the principal amount of the Term Facility prepaid on the Closing Date with the proceeds of the Backstop Facility and/or Notes, which Underwriting Fee will be earned and due and payable in full with the proceeds of the initial funding under the Term Facility and/or the release from the Escrow Account of the proceeds of the Term Facility, as applicable, on the Closing Date, and solely if the Closing Date occurs.
As consideration for the Initial Term Lenders’ commitments to provide the Term Facility, you agree to pay (or cause to be paid) to each Initial Lender, for its own account, a non-refundable ticking fee (the “Term Facility Ticking Fee”) with respect to the Term Commitments, from time to time (calculated on the basis of the actual number of days elapsed in a 360-day year), which Term Facility Ticking Fee will (1) accrue from the Effective Date at a rate of 0.375% per annum through but excluding the Escrow Funding Date and (2) be divided among the Initial Term Lenders based on their pro rata share of the commitment amount of the Term Facility on the Effective Date. The Ticking Fee shall be payable upon the earlier of (i) the date of termination of the Commitment Letter or (ii) the Closing Date (such earlier date, the “Ticking Fee Payment Date”).
In connection with the syndication of the Term Facility, the Commitment Parties may, in their discretion, allocate to other Lenders portions of any fees payable to them in connection therewith.
In addition, as consideration for Barclay’s agreement to act as administrative agent for the New Credit Agreement, you agree to pay (or cause to be paid) to Barclays, solely for its own account, an annual administrative agent fee (the “Term Agent Fee”) of $100,000, which fee shall be earned by, and due and payable to Barclays, annually in advance on the Closing Date for the first year to occur after the Closing Date and, thereafter, annually in advance on each anniversary of the Closing Date for so long as the New Credit Agreement is in effect with Barclays as administrative agent.
Backstop Term Loan Fees
As consideration for the Lenders’ funding of the Backstop Term ~~Facility~~Loans, you agree to pay (or cause to be paid) to the Initial Term Lenders, for the ratable benefit of the Lenders ~~under~~providing the Backstop Term ~~Facility~~Loans (including the Initial Term Lenders in their capacity as such), upfront fees (the “Term Upfront Fees”) in an amount up to ~~1.00~~0.50% of the aggregate principal amount of the Backstop Term ~~Facility~~Loans, to the extent necessary to syndicate the Backstop Term ~~Facility~~Loans at market pricing. Any excess above what is required to be paid in syndication shall be retained by the Company. The Term Upfront Fees will be earned and due and payable on the Closing Date, and solely if the Closing Date occurs. At the option of the Initial Term Lenders, the Term Upfront Fees may be structured as original issue discount.
As consideration for the Initial Term Lenders’ commitments to provide the Backstop Term ~~Facility~~Loans, you agree to pay (or cause to be paid) to each Initial Lender, for its own account, a non-refundable ticking fee (the “Backstop Term Loan Ticking Fee”) with respect to the commitments for Backstop Term ~~Commitments~~Loans, from time to time (calculated on the basis of the actual number of days elapsed in a 360-day year), which Backstop Term Loan Ticking Fee will (1) accrue from the ~~Effective~~Escrow Funding Date at a rate of ~~0.375~~0.25% per annum through the earlier of (i) the date of termination of the Commitment Letter or (ii) the ~~Funding~~ Date (such earlier date, the “but excluding the Ticking Fee ~~Termination~~Payment Date~~”)~~ and (2) be divided among the Initial Term Lenders based on their pro rata share of the commitment amount of the Backstop Term ~~Facility~~Loans on the ~~Effective~~Escrow Funding Date. The Backstop Term Loan Ticking Fee shall be payable upon the Ticking Fee ~~Termination~~Payment Date.
In connection with the syndication of the Backstop Term ~~Facility~~Loans, the Commitment Parties may, in their discretion, allocate to other Lenders portions of any fees payable to them in connection therewith.
In addition, as consideration for Barclay’s agreement to act as administrative agent for the ~~Term Facility~~, you agree to pay (or cause to be paid) to Barclays, solely for its own account, an annual administrative agent fee (the “Term Agent Fee”) of $100,000, which fee shall be earned by, and due and payable to Barclays, annually in advance on the Closing Date for the first year to occur after the Closing Date and, thereafter, annually in advance on each anniversary of the Closing Date for so long as the ~~Term Facility~~ is in effect with Barclays as administrative agent.
Backstop Facility Fees
As consideration for the Initial Lenders’ commitments to provide the Backstop Facility (the “Backstop Commitments”) and the Joint Bookrunners’ services in structuring and arranging the Backstop Facility, in each case under the Commitment Letter, you agree to pay (or cause to be paid) to the Initial Lenders, each for their own accounts, the following fees, which fees shall be divided among the Initial Lenders based on their pro rata share of the Backstop Commitments (as set forth in the Commitment Letter):
(a)if a Backstop Election is made but whether or not any Backstop Loans are borrowed, a commitment fee (the “Backstop Commitment Fee”) in an amount equal to 1.25% (or, if the Closing Date occurs after the date that is 180 days after the date hereof, 1.50%) of the aggregate principal amount of the Backstop Commitments held by such Backstop Lender under the Commitment Letter in respect of the Backstop Facility as of the date of the Backstop Election (without giving effect to any syndication or assignment thereof or any reduction in the commitments resulting from the issuance of the Notes);
(b)if and to the extent that any Backstop Loans are funded on the Closing Date, a takedown fee (the “Takedown Fee”) in an amount equal to 1.50% of the aggregate principal amount of the Backstop Loans funded by such Initial Lender on the Closing Date; and
(c)if and to the extent any Backstop Loans are funded and remain outstanding on the Conversion Date with respect to such Backstop Loans, an exchange fee (the “Exchange Fee”) in an amount equal to 2.50% of the aggregate principal amount of such Backstop Loans outstanding on the Conversion Date.
In connection with the syndication of the Backstop Facility, the Commitment Parties may, in their discretion, allocate to other Lenders portions of any fees payable to them in connection therewith.
The Backstop Commitment Fee will be earned and due and payable on the Closing Date, and solely if the Closing Date occurs. The Takedown Fee shall be earned and due and payable upon the making of any Backstop Loans on the Closing Date, and solely if the Closing Date occurs. The Exchange Fee shall be earned and due and payable on the Conversion Date with respect to such Backstop Loans.
In addition, as consideration for DBCI’s agreement to act as administrative agent for the Backstop Facility, you agree to pay (or cause to be paid) to DBCI, solely for its own account, an annual administrative agent fee of $50,000, which fee shall be earned by, and due and payable to DBCI, annually in advance on the Closing Date for the first year to occur after the Closing Date and, thereafter, annually in advance on each anniversary of the Closing Date for so long as the Backstop Facility is in effect with DBCI as administrative agent.
Other Fees
You agree that if the Purchase Agreement shall have been terminated and you or any of your affiliates shall receive any compensation in the nature of a break-up, termination, expense reimbursement or similar fee or payment pursuant thereto (the “Break-Up Compensation”), you will promptly apply such Break-Up Compensation remaining after reimbursement of your, the Sponsor’s and your and their affiliates’ expenses in connection with the Transactions, to pay to the Commitment Parties (to the extent such remaining compensation is sufficient to do so) an amount equal to the reasonable and documented out-of-pocket expenses payable to the Commitment Parties pursuant to the Commitment Letter (such expenses to be determined as if the Closing Date has occurred on the date of such termination).
If, in connection with, (x) the consummation of the Acquisition or (y) any transaction that results, directly or indirectly, in the acquisition of all or substantially all of the equity securities or assets of the Target and its subsidiaries by Buccaneer Holdings, Inc., the Company or any of its subsidiaries occurring during the period from the date hereof to the date that is the twelve month anniversary of the date hereof (any such transaction, an “Alternate Transaction”), another financial institution proposes to provide bank or other syndicated credit financing or other debt financing to you in lieu of the Facilities (notwithstanding a willingness on the part of the Initial Lenders to provide such Facilities), the Company agrees to offer to the Initial Lenders a bona fide right to provide such financing on substantially the same terms so proposed prior to the consummation of the Acquisition or such Alternate Transaction and shall appoint the Initial Lenders as joint lead arrangers for such alternate financing if the Initial Lenders have agreed to provide such financing on such proposed terms or such other terms as are mutually agreed between the Company and the Initial Lenders; provided that (a) the proposal to provide such alternate financing for the Acquisition or such Alternate Transaction shall be for a primary purpose that is other than to reduce pricing and fees as compared to the Facilities; and (b) (1) if such offer is not provided to each Initial Lender as set forth above, the Company shall pay (or cause to be paid) to any Initial Lender who was not provided with such offer an amount equal to 50% of the Underwriting Fee (for this purpose, calculated without regard to any reduction of commitments under the Term Facility in connection with the Backstop Election, except to the extent a fee is otherwise paid in accordance with the terms of the Engagement Letter (as defined below) in connection with (a) the issuance of debt securities (in lieu of the Back Stop Facility) to finance the Acquisition or (b) an Alternative Transaction (as defined therein)) that would have been payable to such Initial Lender on the date of first funding under the Facilities, as set forth above, immediately upon consummation of the Acquisition or such Alternate Transaction, as applicable; and (2) if, after being given such offer, any Initial Lender fails to accept such offer to provide such alternative financing with economics comparable to those contemplated hereby (taking into account the magnitude of the alternative debt financing, the number of lead arrangers and other agents and other relevant factors), the Company shall not be required to pay (or cause to be paid) to such Initial Lender any Alternative Transaction Fees (as defined below). The payment to the Initial Lenders of the full amount owing under this paragraph, if any (the “Alternative Transaction Fee”), shall discharge the Company from its obligations under this paragraph of this Fee Letter and such payment shall terminate (to the extent not theretofore terminated) the applicable Initial Lender’s commitments relating to the Facilities under the Commitment Letter.
Except as otherwise set forth herein or otherwise agreed in writing, you agree that, once paid, the fees or any part thereof payable hereunder and under the Commitment Letter and the Term Sheets will not be refundable under any circumstances. All fees payable hereunder and under the Commitment Letter and the Term Sheets will be paid in immediately available funds and shall be in addition to any reimbursement of the Commitment Parties’ reasonable and documented or invoiced out-of-pocket expenses to the extent reimbursable pursuant to the Commitment Letter. All amounts payable under this Fee Letter will be made in U.S. dollars and, in any case shall not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter. In addition, all such payments shall be made without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, unless such deduction is required by applicable law, in which case such payment will be grossed up by you for the amount deducted (unless such deduction is imposed on account of a tax on the net income of the payee, or a similar tax, or unless such deduction would not have been imposed (or would have been imposed but at a lower rate) but for any connection of the payee with the jurisdiction of such taxing authority (other than a connection arising solely from the execution, delivery and performance of the Commitment Letter and this Fee Letter and the receipt of payments thereunder or hereunder) or any failure of the payee to provide forms or other information requested by you that the payee is eligible to provide).
Market Flex
The Joint Bookrunners holding, or affiliated with the Initial Lenders representing, a majority of the commitments in respect of the Backstop Facility (the “Majority Joint Bookrunners”) shall be entitled, at any time or from time to time on or prior to the Closing Date (or, if earlier, the date that a Successful Syndication occurs), without your consent, but after consultation with you, and so long as (i) such Majority Joint Bookrunners reasonably determine that such changes are necessary or advisable to achieve a Successful Syndication or that a Successful Syndication is not likely to occur on or prior to the Closing Date or (ii) a Successful Syndication has not occurred on the Closing Date, to make the following change: reduce the limit for the “equity claw” redemption under the Exchange Notes with proceeds from an equity offering from 40% to 35%.
It is agreed that notwithstanding anything to the contrary set forth in the Term Sheets related to the Backstop Facility, at no time, other than in connection with the payment of default interest, shall the weighted average per annum yield on the Initial Backstop Loans, the Extended Term Loans and the Exchange Notes (each as defined in Exhibit C to the Commitment Letter) exceed 11.00% (or, if the Closing Date occurs after the date that is 180 days after the date hereof, 11.50%) (the “Total Cap”).
Securities Demand
In connection with your acceptance of the Backstop Commitment, and pursuant to the terms of the Engagement Letter of even date herewith (the “Engagement Letter”), you agree to engage one or more investment banks reasonably acceptable to us (collectively, the “Investment Bank”) to privately place, in one or more transactions (each, a “Securities Offering”), unsecured debt securities of the Company (or, at the Company’s option, the Initial Borrower); provided that promptly (and in any event, within one business day) following the Closing Date the Initial Borrower shall assign, and the Company shall assume, the Initial Borrower’s obligation with respect to any such Securities, which may include additional notes issued under the Existing Indenture (“Additional Existing Notes”), providing aggregate gross proceeds of up to the greater of (x) $200.0 million (or $25.0 million in the case of the issuance of Additional Existing Notes that are fungible with the notes issued under the Existing Indenture) and (y) the Deficit Amount (collectively, the “Securities”), the proceeds of which will be used to provide funds for the Transactions if such sale or placement is completed on or prior to the Closing Date (and thereby reducing on a dollar-for-dollar basis the aggregate amount of the commitments of the Lenders under the Commitment Letter in respect of the Backstop Facility) or, to the extent such sale or placement occurs subsequent to the making of loans under the Backstop Facility, the proceeds of which will be used to refinance the Backstop Facility, provided that any such proceeds in excess of the amount used to reduce the commitments of the Lenders under the Backstop Facility or used to refinance the Backstop Facility shall be used to ~~(a) first, reduce on a pro rata basis the aggregate amount of the commitments of the Lenders under the New Credit Agreement in respect of the Term Facility and (b) second,~~ prepay amounts outstanding under the Existing Credit Agreement or the ~~Term Facility~~New Credit Agreement, as applicable.
You agree that you will commence, reasonably promptly after the date hereof, and will use commercially reasonable efforts to cause the Target to commence reasonably promptly after the date hereof, preparation of a preliminary offering memorandum or private placement memorandum relating to the Notes (the “Offering Document”) (it being understood that in no event shall such Offering Document be required to be delivered to the Investment Bank prior to the date that is 20 consecutive calendar days prior to the Closing Date; provided that such 20 consecutive calendar day period shall be subject to the Blackout Periods). You also agree that, upon written notice by the Majority Joint Bookrunners (each such notice, a “Securities Demand”) at any time (but not more than three times) so long as any commitments for the Backstop Loans are outstanding or any Backstop Loans, Extended Term Loans or any Exchange Notes are outstanding, the Company (or, at the Company’s option, the Initial Borrower); provided that promptly (and in any event, within one business day) following the Closing Date the Initial Borrower shall assign, and the Company shall assume, the Initial Borrower’s obligation with respect to any such Securities, will issue and sell to the Investment Bank and investors designated by the Investment Bank (which may include the Commitment Parties, the Backstop Lenders or their respective affiliates) Securities providing aggregate gross proceeds up to an amount equal to the greater of (x) $200.0 million (or $25.0 million in the case of the issuance of Additional Existing Notes that are fungible with the notes issued under the Existing Indenture) and (y) (I) the Deficit Amount (if issued and sold on or prior to the Closing Date) and (II) Securities providing aggregate gross proceeds up to the amount necessary to repay the then outstanding Initial Backstop Loans, Extended Term Loans and Exchange Notes in full (if issued and sold after the Closing Date) (each of the financings referred to in clauses (I) and (II), a “Take-out Financing”); provided that (x) the Company shall not be required to effect the Take-out Financing prior to the Closing Date or after the first anniversary of the Closing Date (the “Sunset Date”), provided that the Sunset Date shall be extended to permit the issuance of Securities pursuant to a Securities Demand given prior to the Sunset Date (provided that in such case, unless a Demand Failure Event shall occur, no Exchange Fee shall be paid with respect to Backstop Loans to be repaid with the proceeds from the issuance of such Securities) and (y) the Company shall not be required to effect a Take-out Financing on more than three occasions or for any single Take-out Financing tranche or issuance in a principal amount of less than $50.0 million (or, in the case of Take-Out Financing consisting of Additional Existing Notes that are fungible with the notes issued under the Existing Indenture, $25.0 million) or if less, the aggregate principal amount of all Backstop Loan commitments, Backstop Loans, Extended Term Loans or Exchange Notes then outstanding; provided, further that such issuance or sale shall only be required after a customary roadshow (provided that, for the avoidance of doubt, such roadshow may be conducted prior to or following the Closing Date and may be the roadshow conducted in connection with marketing the Notes). It is understood and agreed that if any Securities Demand is exercised after the Closing Date, if you determine in your sole and absolute discretion that such Securities Offering could result in adverse tax consequences to you or your subsidiaries, unless a Demand Failure Event has occurred, at least half of the Securities issued in any Take-Out Financing must be sold or immediately resold to bona fide investors that are neither the Initial Lenders nor their affiliates (other than Asset Management Affiliates purchasing the Securities in the ordinary course of their business as part of a regular distribution of the Securities). No Take-Out Financing shall be required to be issued to repay any Backstop Loans that have become subject to call protection as provided below following a Demand Failure Event. The Take-out Financing shall have such form, guarantees, covenants, default provisions and other terms as are substantially consistent with the Existing Indenture (or, if requested by the Company, another precedent of Sponsor acceptable to the Joint Bookrunners), subject to (i) modifications not inconsistent with the express provisions of this paragraph necessary to ensure compliance with the Existing Credit Agreement and the Existing Indenture, subject to the consent of the Investment Banks (not to be unreasonably withheld) and (ii) modifications to address technical matters; provided that the Additional Existing Notes will be issued under, and have terms consistent with, the Existing Indenture; provided further that:
(i)the weighted average total per annum yield payable by the Company and its subsidiaries applicable to any Take-out Financing issued pursuant to this paragraph at any time (including any Additional Existing Notes), calculated on a blended basis, shall not exceed the Total Cap (it being understood that any floating interest rates and/or yields included in any of the foregoing calculations shall be determined by the Investment Bank(s) representing a majority of the economics under the Engagement Letter in consultation with you and reasonably acceptable to you, with original issue discount (other than any original issue discount resulting from a sale by the Investment Bank at a price less than the price paid by the Investment Bank) considered yield for the purpose of this clause (i) and determined in accordance with customary market convention for high yield securities); provided further that individual tranches of Securities may have a yield in excess of the Total Cap so long as the provisions of this clause (i) are satisfied; provided that no individual tranche shall have a yield in excess of 1.50% over the Total Cap;
(ii)other than in the case of Additional Existing Notes, the final scheduled maturity of any Take-out Financing shall not be earlier than eight years and the non-call periods with respect to any such Take-out Financing shall be no more than four years (with “make-whole” provisions calculated based upon the yield of U.S. Treasury securities plus 50 basis points);
(iii)other than in the case of Additional Existing Notes, at least 35% of any Take-out Financing shall be optionally redeemable by the Company at par plus the coupon for such Take-out Financing with the proceeds of equity prior to the third year after the initial issuance of such Take-out Financing;
(iv)the issue price of any Take-out Financing (including any Additional Existing Notes) shall not be less than 97.0% of principal amount;
(v)you will have the option of including an “AHYDO Saver” provision in any Take-out Financing;
(vi)the aggregate amount of proceeds of the Take-out Financing shall not exceed the greater of (x) an amount sufficient to repay all the then outstanding principal and other amounts under the Initial Backstop Loans and any outstanding Exchange Notes and Extended Term Loans (if the Securities are issued after the Closing Date) or the Deficit Amount (if the Securities are issued on or prior to the Closing Date) and (y) $200.0 million (or $25.0 million in the case of Additional Existing Notes that are fungible with the notes issued under the Existing Indenture); and
(vii)solely to the extent the Investment Bank(s) representing a majority of the economics under the Engagement Letter deem it necessary in order to place the Take-out Financing, registration rights will be offered pursuant to a registration rights agreement consistent with and substantially similar to the registration rights agreement, dated as of December 22, 2010, among the Company (as successor to Buccaneer Merger Sub, Inc.) and the Initial Purchasers party thereto.
For the avoidance of doubt, the Investment Bank may reoffer the Take-out Financing to investors at any price below or above the proceeds to the Company. It is agreed that the yield payable by the Company on any Take-out Financing shall not include the tax impact of any “cancellation of indebtedness” resulting from the Investment Bank selling at a price less than the price paid by the Investment Bank for the relevant Securities.
It is further understood and agreed that as long as any Securities are held by any of the Commitment Parties or any of their respective affiliates (other than Asset Management Affiliates purchasing the Securities in the ordinary course of their business as part of a regular distribution of the Securities, and excluding Securities acquired pursuant to bona fide open market purchases from third parties or market making activities), such Securities shall be optionally redeemable at any time by you or any of your affiliates at par, plus accrued and unpaid interest.
Notwithstanding anything to the contrary contained herein or in the Commitment Letter, it is understood and agreed that a failure to execute a Take-out Financing on or after the Closing Date and within ten days after the delivery of a Securities Demand in accordance with the provisions hereof will constitute a “Demand Failure Event” and that, upon the occurrence of a Demand Failure Event, (i) the interest rate on the Backstop Facility shall increase to the Total Cap, (ii) the call protection applicable to Exchange Notes shall apply to the Backstop Loans and (iii) the Exchange Fee, if not previously paid, shall become due and payable. For the avoidance of doubt, a Demand Failure Event shall not constitute a default or event of default under the Backstop Facility Documentation.
In connection with any Securities Demand, you agree that the Offering Document shall include all customary information, including financial statements, pro forma financial statements, business and other financial data of the type required in a registered offering of debt securities by Regulation S-X and Regulation S-K under the Securities Act (other than Rules 3-09, 3-10 and 3-16 of Regulation S-X, and subject to other exceptions customary for private placements pursuant to Rule 144A promulgated under the Securities Act, including, without limitation, Compensation Discussion and Analysis required by Regulation S-K Item 402(b)) or that would be necessary for the Investment Banks to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Securities, and, in the case of the annual financial statements, the auditors’ reports thereon. In addition, you agree, upon the Investment Banks’ reasonable request, that you will, and will use commercially reasonable efforts to cause your representatives and advisors to, and will use commercially reasonable efforts to cause the Target and its representatives and advisors to assist the Investment Banks in a timely completion of the offering of the Securities, including assisting in the preparation of one or more offering documents, participation in due diligence sessions, to obtain comfort letters from independent accountants of the Company and Target in connection with the offering of the Securities, and participation in one or more “road shows” to market the Securities, in each case, at such times and in such places as are reasonably requested by the Investment Banks.
Notwithstanding anything to the contrary herein, it is understood that none of the Company or its subsidiaries will be required to issue or sell any Securities pursuant to this Section after the Closing Date if you have determined in your sole and absolute discretion that such issue or sale may result in adverse tax consequences to you and your subsidiaries taken as a whole or to the Target and its subsidiaries taken as a whole; provided that any such refusal to issue and sell Securities will constitute a Demand Failure Event.
The covenants and agreements set forth in this “Securities Demand” section will terminate immediately upon the earlier of (i) the issuance of Notes in lieu of any and all Backstop Loans, (ii) an issuance of Securities yielding proceeds sufficient to refinance all of the Backstop Loans then outstanding, (iii) exchange of the Backstop Loans into Exchange Notes or (iv) repayment of the Backstop Loans in full.
General
It is understood and agreed that this Fee Letter shall not constitute or give rise to any obligation to provide any financing; such an obligation will arise only as provided under the Commitment Letter if accepted in accordance with its terms. This Fee Letter may not be amended, or any provisions hereof waived or modified, except by an instrument in writing signed by the Commitment Parties and you. This Fee Letter may not be assigned by you (other than to a permitted assignee of the Commitment Letter in connection with an assignment by you of the Commitment Letter to such permitted assignee) without the prior written consent of the Joint Bookrunners (such consent not to be unreasonably withheld or delayed) and any attempted assignment without such consent shall be null and void. THIS FEE LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW. This Fee Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Fee Letter may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Fee Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. You shall have the right (unless and until the loans under the Facilities shall have been funded on the Closing Date) to terminate this Fee Letter on or after the date on which the Commitment Letter is terminated or expires in accordance with its terms. The provisions of the Fee Letter relating to Break-Up Compensation, Alternate Transactions, confidentiality, choice of law and waiver of jury trial shall survive the expiration or termination of this Fee Letter, the Commitments and the Commitment Letter (including any extensions thereof).
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS FEE LETTER OR THE COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
You agree that this Fee Letter and its contents are subject to the confidentiality provisions of the Commitment Letter and that such provisions survive the expiration or termination of the Commitment Letter (including any extensions thereof) and the funding of the Facilities in accordance with the terms of the Commitment Letter.
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If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof, whereupon this Fee Letter shall become a binding agreement between us.
Very truly yours,

BARCLAYS BANK PLC
By:
    Name:
    Title:
DEUTSCHE BANK TRUST COMPANY AMERICAS
By:
    Name:
    Title:
By:
    Name:
    Title:
DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH
By:
    Name:
    Title:
By:
    Name:
    Title:

DEUTSCHE BANK SECURITIES INC.
By:
    Name:
    Title:
By:
    Name:
    Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
By:
    Name:
    Title:
By:
    Name:
    Title:
CREDIT SUISSE SECURITIES
(USA) LLC
By:
    Name:
    Title:

GOLDMAN SACHS BANK USA
By:
    Name:
    Title:
Accepted and agreed to as of
the date first above written:

SYNIVERSE HOLDINGS, INC.
By:
    Name:
    Title:

EXHIBIT C
Amended Engagement Letter

DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	BARCLAYS ~~CAPITAL INC.~~ 745 Seventh Avenue New York, NY 10019
CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	GOLDMAN, SACHS & CO. 200 West Street New York, NY 10282
CONFIDENTIAL
June 29, 2012
Syniverse Holdings, Inc.
8125 Highwoods Palm Way
Tampa, Florida 33647
Attention: David Hitchcock
Project Magellan
Engagement Letter
Ladies and Gentlemen:
Syniverse Holdings, Inc. (the “Company” or “you”) has advised Deutsche Bank Securities Inc. (“DBSI”), Barclays Capital Inc. (“Barclays”) Credit Suisse Securities (USA) LLC (“CS Securities”) and Goldman, Sachs & Co. (“GSC” and, collectively with DBSI, Barclays and CS Securities “we,” or “us”) that you intend to acquire (the “Acquisition”), directly or indirectly, an entity previously identified to us by you as “Magellan” (the “Target”) pursuant to the agreement for the sale and purchase of WP Roaming III S.à r.l. (together with all exhibits and schedules thereto, collectively, the “Purchase Agreement”) entered into with WP Roaming S. à r.l. All references to “dollars” or “$” in this letter (collectively, this “Engagement Letter”) are references to United States dollars.
You have further advised us that it is intended that the financing of the Acquisition will include, at the Company’s election, among other things, (a) the issuance by the Company (or, at the Company’s option, the Initial Borrower (as defined in that certain commitment letter dated as of June 29, 2012, as amended on January 28, 2013 and as further amended on the date hereof, the “Initial Borrower”)) of additional notes under the Indenture (the “Existing Indenture”), dated as of December 22, 2010, between the Company (as successor to Buccaneer Merger Sub, Inc.) and Wilmington Trust, National Association (as successor to Wilmington Trust, FSB) or other unsecured senior notes (the “Notes”) yielding aggregate gross cash proceeds equal to the greater of (x) $200.0 million (or $25.0 million in the case of the issuance of Additional Existing Notes that are fungible with the notes issued under the Existing Indenture) and (y) the Deficit Amount (as defined below) (the “Term Loan Decrease Amount”) pursuant to a private placement under Rule 144A or other private placement or (b) to the extent that the aggregate gross cash proceeds of any Notes issued at or prior to the time the Acquisition is consummated is less than the Term Loan Decrease Amount, borrowings by the Company (or, at the Company’s option, the Initial Borrower) of an amount equal to the Term Loan Decrease Amount (less the aggregate gross cash proceeds of any Notes issued at or prior to the time the Acquisition is consummated) under a senior credit facility (the “Backstop Facility”). The Deficit Amount is the amount, determined by the Company in its sole discretion on a date that is at least 20 consecutive days prior to the Closing Date (which 20 consecutive day period shall not include any of the Blackout Dates), equal to (x) $700.0 million minus (y) the lesser of the amount of ~~Term Loans~~secured term loans permitted to be incurred (including as a result of the Company designating the Initial Borrower as a Restricted Subsidiary under the Existing Credit Agreement and the Existing Indenture (each as defined below)) on the Closing Date~~.~~ pursuant to (x) Section 7.03(b)(xxxi)(i) of the Credit Agreement (the “Existing Credit Agreement”), dated as of April 23, 2012, among the Company, Buccaneer Holdings, Inc., Barclays Bank PLC, as administrative agent, swing line lender and l/c issuer, and the lenders and financial institutions party thereto, in reliance on clause (ii) of the definition of “Maximum Incremental Facilities Amount” in the Existing Credit Agreement and (y) clause 24 of the definition of “Permitted Liens” in the Indenture (the “Existing Indenture”), dated as of December 22, 2010, between the Company (as successor to Buccaneer Merger Sub, Inc.) and Wilmington Trust, National Association (as successor to Wilmington Trust, FSB).
Subject to the terms and conditions of this Engagement Letter, you have requested and hereby agree that DBSI, Barclays, CS Securities and GSC or, at their election, one or more of their respective affiliates (in such capacity, each a “Manager” and, collectively, the “Managers”) will have the right to act, and you hereby engage each Manager to act, as underwriter, initial purchaser, bookrunning manager and/or placement agent for you with respect to any offering, sale or issuance (an “Offering”) of (a) the Notes or any other non-convertible debt securities of the Company (or, at the Company’s option, the Initial Borrower), the Target or their respective affiliates (as applicable, the “Issuer”), currently expected to generate gross aggregate proceeds equal to the Term Loan Decrease Amount, offered, sold or placed in a private placement (including, without limitation, an offering under Rule 144A) in connection with the initial financing of the Acquisition, and (b) if the Backstop Facility or any other interim debt financing of any Issuer were used to consummate the Acquisition, so long as the Backstop Facility or such other interim financing (including any exchange notes issued, or extended loans made, in connection with either of the foregoing, collectively the “Backstop Financing”) is outstanding, any debt securities or other financing arrangements used to refinance the Backstop Financing. The securities contemplated by clauses (a) and (b) above shall be referred to herein as the “Securities.” The services of the Managers to you in connection with any such Offering shall consist of: (A) assistance in the preparation of the Offering Materials (as defined below); (B) assistance in structuring the Offering and its terms; (C) assistance in the preparation of any rating agency presentations; and (D) organizing the marketing effort to identify selected purchasers of the Securities. Any such Offering shall provide flexibility for funding into escrow, if requested by you, prior to the closing of the Acquisition (with customary escrow arrangements to be reasonably mutually agreed and with release of funds therefrom for payment of the Acquisition consideration at the closing of the Acquisition). Notwithstanding anything to the contrary herein, the following financings shall not constitute an Offering (and any securities issued in any such financing shall not constitute “Securities”): (i) the making of any Backstop Loans or the issuance of notes upon the exchange of such Backstop Loans and (ii) any offering of debt securities issued exclusively to The Carlyle Group (the “Sponsor”), its affiliates, certain other investors that have made or will make an equity contribution, directly or indirectly, to the Company or any of its affiliates without any investment bank being paid fees in connection therewith.
In any offering consummated prior to the termination of this Engagement Letter in which any Manager acts as lead or co-lead underwriter, lead or co-lead placement agent or lead or co-lead initial purchaser, you agree to pay to such Managers underwriting, initial purchaser and/or placement fees, discounts and commissions with respect to the issuance and sale of any Securities pursuant to any Offering equal to 2.50% of the gross proceeds from the issuance and sale of any Securities payable in cash in U.S. dollars upon the closing of such issuance and sale (the “Fees”). Notwithstanding any other provision of this Engagement Letter, to the extent permitted by applicable law and by any regulatory authority to which any Manager is subject, the Managers will (i) permit funds advised by the Sponsor or its affiliates (collectively, the “Sponsor Funds”) to purchase up to 5% of the Securities sold in the Offering contemplated hereby and (ii) not be entitled to receive 66⅔% of the underwriting discounts or commissions that relate to the securities purchased by such Sponsor Funds. With respect to any Offering consummated prior to the Closing Date, the Fees will be earned and due and payable on the Closing Date and only if the Closing Date occurs.
In connection with any Offering, you shall cause the Issuer to pay for all printing costs, filing fees, customary “blue sky” fees and expenses, and any rating agencies and road show costs. However, in the event the Offering is consummated, no expenses shall be reimbursable under this Engagement Letter and reimbursement of expenses, if any, shall instead be governed by the terms of the executed purchase agreement, underwriting agreement or placement agency agreement with respect to the Offering. You agree that if the Purchase Agreement shall have been terminated and you or any of your affiliates shall receive any compensation in the nature of a break-up, termination, expense reimbursement or similar fee or payment pursuant thereto (the “Break-Up Compensation”), you will promptly apply such Break-Up Compensation remaining after reimbursement of your, the Sponsor’s and your and their affiliates’ expenses and after reimbursement of the Commitment Parties’ (as defined in that certain fee letter dated as of the date hereof, the “Fee Letter”) expenses pursuant to the Fee Letter, to pay to the Manager’s (to the extent such remaining compensation is sufficient to do so) an amount equal to the Manager’s reasonable and documented out-of-pocket expenses incurred in connection with this engagement.
Each Manager will be entitled to 50% of the full Fees (without deduction) that it would have earned hereunder if it acted as a joint lead underwriter, joint lead initial purchaser, joint lead arranger, joint bookrunning manager or joint lead placement agent to the Issuer in an Alternative Transaction (as defined below) in the event that at any time during the period from the date hereof until the earlier of (a) twelve months from the date hereof (if the Acquisition does not occur), (b) twelve months from the date of closing of the Acquisition, and (c) the date of repayment in full of the Backstop Financing, you or any of your affiliates issues debt securities in connection with the direct or indirect acquisition by you or any of your affiliates of all or any substantial portion of the capital stock or assets of the Target or to refinance the Backstop Facility in a transaction in which such Manager did not act as a joint lead underwriter, joint lead initial purchaser, joint lead arranger, joint bookrunning manager or joint lead placement agent to the Issuer, as applicable (an “Alternative Transaction”) (unless such Manager fails to accept an offer to participate in any such offering as a joint lead underwriter, joint lead initial purchaser, joint lead arranger or joint lead placement agent to the Issuer, as applicable, with economics comparable to those contemplated hereby (taking into account the magnitude of the issuance of debt securities, the number of joint lead underwriters, joint lead initial purchasers, joint lead arrangers, joint lead placement agents or other agents and other relevant factors)). The payment to such Manager of the full amount owing thereto under this paragraph, if any, shall be in lieu of and shall discharge you from any obligation in respect of any fee provided for herein and shall terminate such Manager’s retention under this Engagement Letter.
You acknowledge and agree that each Manager has been engaged solely as an independent contractor to provide the services set forth herein. In rendering such services, each Manager will be acting solely pursuant to a contractual relationship on an arm’s length basis with respect to any Offering (including in connection with determining the terms of such Offering) and not as a financial advisor or a fiduciary to you or any other person. Additionally, you acknowledge that each Manager is not advising you or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Issuer shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transaction contemplated hereby, and each Manager shall have no responsibility or liability to you with respect thereto. The Issuer further acknowledges and agrees that any review by any Manager of the Issuer, the Offering in connection therewith, the terms of any Securities and other matters relating thereto will be performed solely for the benefit of such Manager and shall not be on behalf of you or any other person. Finally, you agree that each Manager may perform the services contemplated hereby in conjunction with its affiliates, and that any Manager’s affiliates performing services hereunder shall be entitled to the benefits and be subject to the terms of this Engagement Letter.
It is understood and agreed that each of DBSI, Barclays, CS Securities and GSC shall be entitled to receive 35%, 35%, 15% and 15%, respectively, of the economics in connection with each Offering and no other titles may be awarded or compensation paid in connection with the Offerings without the consent of the Managers. DBSI will appear on the left cover page of any offering document or other offering materials related to any offering of Securities and will hold the roles and responsibilities customarily understood to be associated with such placement. Notwithstanding the foregoing, this Engagement Letter is not intended to constitute, and should not be construed as, an agreement or commitment by any Manager or any of their respective affiliates to act as underwriter, initial purchaser or placement agent in any Offering or to underwrite, arrange, purchase or place any Securities or provide any financial advisory services or any financing. Any such agreements or commitments with respect to an Offering will be reflected in one or more mutually satisfactory underwriting, purchase, placement or other agreements between you and/or the Issuer and the Managers (the “Definitive Agreements”). In connection with any Offering in which any Manager elects to participate, you will cause the issuer in such Offering to enter into an underwriting agreement, placement agency agreement or purchase agreement, as applicable, with such Manager, which agreement shall be consistent with and substantially similar to the Purchase Agreement dated as of December 16, 2010, among Buccaneer Merger Sub, Inc. and the initial purchasers party thereto. You acknowledge and agree that no Manager will have any obligation to underwrite, arrange, purchase or place any Securities except upon signing of Definitive Agreements and the satisfaction of the conditions contained therein. The Definitive Agreements will include the final terms of any Offering (which shall not be inconsistent with the terms hereof), including the transaction size and pricing terms, as well as other terms and conditions usual and customary for the Sponsor and its affiliates in similar transactions, including provisions relating to indemnity, conditions precedent for the agreement to become effective, and certain termination events.
You agree to indemnify and hold harmless each Manager and its affiliates and directors, officers, employees, agents, advisors, controlling persons and other representatives (each an “Indemnified Person”; provided that any of the foregoing solely in its capacity as financial advisor to WP Roaming S.à r.l. or the Target in connection with the Acquisition (each a “Sell-Side Advisor”) shall not be an Indemnified Person) from and against any and all losses, claims, damages, liabilities and expenses whatsoever, joint or several, to which any such Indemnified Party may become subject in connection with any action, claim, investigation, suit or proceeding, regardless of whether any such Indemnified Party is a party thereto and regardless of whether initiated by or on behalf of the Company, the Sponsor, the Target, the equityholders of the Target, the Issuer or any of your or their respective affiliates, by a third party or by any Manager or any of their respective affiliates, caused by, relating to or arising out of, in each case (a) any untrue statement or alleged untrue statement of a material fact contained in any written information or documents, including, without limitation, any written Information, furnished or made available, or in any other communication made, by or on behalf of the Company, the Sponsor, the Target, the Issuer or any of your or their respective affiliates, representatives and advisors, directly or through any Manager, to any offeree or actual or prospective purchaser of securities included in any Offering or any of their representatives or the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein not misleading, in the light of the circumstances under which they were made, (b) any matters or transactions contemplated hereby (including the offering of the Securities and the use of proceeds thereof) or the appointment of the Managers pursuant to, and the performance by the Managers of the services contemplated by, this Engagement Letter, (c) any aspect of any transaction contemplated by this Engagement Letter or the Managers’ engagement hereunder and any of the transactions contemplated hereby or (d) the Securities and any other financings contemplated hereby, or any use made or proposed to be made with the proceeds hereof, and will reimburse any Indemnified Party for all reasonable expenses (including reasonable fees and disbursements of one counsel for all Indemnified Parties, solely in the case of an actual or potential conflict of interest, one additional counsel to the affected Indemnified Party and, if reasonably necessary, one local counsel in any relevant jurisdiction and one special counsel in any relevant area) as they are incurred by an Indemnified Party in connection with the investigation thereof, preparation for or defense of any pending or threatened claim or any action, claim, investigation, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, investigation, action, suit or proceeding is initiated or brought by or on behalf of the Company, the Sponsor, the Target, the equityholders of the Target, or any of your or their respective affiliates or by the Managers and any of their respective affiliates. Neither you nor the Issuer shall be liable to any Indemnified Party under clause (b) of the foregoing indemnification provision to the extent that any loss, claims, damage, liability or expense is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, willful misconduct or gross negligence or the bad faith, gross negligence or willful misconduct of any of its affiliates, directors, officers, employees, representatives or agents (other than, in each case, any Sell-Side Advisor). Notwithstanding any other provision of this Engagement Letter to the contrary, neither you nor any Indemnified Party shall be liable (whether direct or indirect, in contract or tort or otherwise) to any of you, the Sponsor, the Target, Holdings, the Issuer or any of your or their respective affiliates or any Indemnified Party, as applicable, for any indirect, special, punitive or consequential damages incurred in connection with the Transactions or the other transactions contemplated by this Engagement Letter, provided that nothing contained in this sentence shall limit your indemnity and reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnified Party is entitled to indemnification under this paragraph. If the indemnification of an Indemnified Party provided for in this Engagement Letter is for any reason held unenforceable or is insufficient, you agree to contribute, and immediately following the Acquisition to cause the Issuer and its subsidiaries to contribute, to the losses, claims, damages or liabilities for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits to you, the Issuer and your and its respective affiliates, on the one hand, and the Managers and their respective affiliates, on the other hand, of the proposed placement of the securities as contemplated by any Offering and the relative fault of you, the Issuer and your and its respective affiliates, on the one hand, and the Managers and their respective affiliates, on the other hand, as well as any other relevant equitable considerations; provided, however, that, to the extent permitted by applicable law, no Indemnified Party shall be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by such Indemnified Party from you in connection with the engagement provided for herein. Relative benefits to you, the Issuer and your and its respective affiliates, on the one hand, and to an Indemnified Party, on the other hand, with respect to the engagement provided for herein shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Issuer in connection with any Offering, whether or not consummated, bears to (ii) all fees paid to such Indemnified Party in connection with the engagement provided for herein. The foregoing contribution agreement shall be in addition to any rights that any Indemnified Party may have at common law or otherwise. No investigation or failure to investigate by any Indemnified Party shall impair the foregoing indemnification and contribution agreement or any right an Indemnified Party may have.
You agree to notify the Managers promptly after becoming aware of the assertion against any Manager, or after receipt of notice of the assertion against any other person, of any claim or the commencement of any such action or proceeding relating to any transaction contemplated by this Engagement Letter or the Managers’ engagement hereunder, and each Manager agrees to notify you promptly after receipt of notice of any claim or the commencement of any action or proceeding with respect to which an Indemnified Party may be entitled to indemnification hereunder. The failure of any Manager to notify you shall not affect any liability of you, the Issuer or any of your or their respective affiliates under this Engagement Letter except to the extent, if any, that such failure materially prejudices you, the Issuer or any of your or their respective affiliates; provided that the omission so to notify you will not relieve you from any liability that you may have to an Indemnified Party otherwise than on account of the indemnity contained in this Engagement Letter. You or the Issuer shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) you have failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Party in accordance with the preceding sentence or (ii) the Indemnified Party shall have been advised by counsel that there exist actual or potential conflicting interests between you and such Indemnified Party, including situations in which one or more legal defenses may be available to such Indemnified Party that are different from or additional to those available to you; provided, however, that you shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local or special counsel, if any) at any time for all Indemnified Parties; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with you and any counsel designated by you.
You shall not be liable for any settlement effected without your prior written consent (which consent shall not be unreasonably withheld or delayed); provided, that if settled with such consent, you shall indemnify the Indemnified Parties from and against any loss or liability by reason of such settlement, subject to your rights in this Engagement Letter to claim exemption from your indemnity obligations. You agree that, without the Managers’ prior written consent, you will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification could be sought under the indemnification provision of this Engagement Letter (whether or not any Manager or any other Indemnified Party is an actual or potential party to such claim, action or proceeding) unless such settlement, compromise or consent includes a full and unconditional release of the Indemnified Parties, in form and substance reasonably satisfactory to the Indemnified Parties, and does not include a statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.
You acknowledge and agree that each Manager has been retained to act in the capacities and with the titles set forth herein. In such capacities, each Manager shall act as an independent contractor, and any duties of such Manager arising out of this engagement pursuant to this Engagement Letter shall be owed solely to the Issuer.
This Engagement Letter is delivered to you upon the condition that neither the existence of this Engagement Letter nor any of its contents shall be disclosed by the Managers or any of their respective affiliates or by you or any of your affiliates, directly or indirectly, to any other person, except that such existence and contents may be disclosed (i) to the Sponsor, the Issuer and to your and the Sponsor’s and the Issuer’s respective officers, directors, agents, employees, affiliates, members, partners, stockholders, agents, attorneys, accountants, advisors and actual and potential co-investors directly involved in the consideration of this matter on a confidential and need-to-know basis, (ii) as required by applicable law or compulsory legal process or pursuant to the request or order of any administrative or regulatory agency (in which case (other than in the case of any Manager or any of its affiliates with respect to any routine audit or examination conducted by bank accountants or any governmental or bank regulatory authority ) you agree to inform the Managers and the applicable Manager agrees to inform us, promptly thereof to the extent lawfully permitted to do so), (iii) to the Managers’ or prospective Managers’ directors, officers, employees, legal counsel and accountants, in each case on a confidential basis, (iv) in any proxy, public filing, prospectus, offering memorandum or offering circular in connection with the Acquisition or the financing thereof to the extent customary or required by applicable law or regulation, (v) to any rating agency in connection with the Acquisition, the Offering or any transactions related thereto on a confidential basis (vi) by the Managers or any of their respective affiliates to assert any defenses available under the various state and federal securities laws, including, without limitation, “due diligence” defenses or (vii) by the Managers or any of their respective affiliates in carrying out customary, legal and contractual obligations as an underwriter, initial purchaser or placement agent in connection with our engagement hereunder. This paragraph, as it applies to the Managers or any of their respective affiliates, shall terminate two years from the date hereof.
Any Manager’s engagement hereunder may be terminated (i) by such Manager as to itself at any time upon ten business days written notice or (ii) by you after the earliest to occur of (a) the date of the consummation of the Acquisition (the “Closing Date”), if the Backstop Facility is not funded, (b) in the event the Acquisition is consummated with the funding of the Backstop Facility, (i) the first anniversary of the Closing Date, (ii) the repayment in full of all loans under the Backstop Facility or (iii) the payment of the “Exchange Fee”, (c) the payment of the “Alternate Transaction Fee” under the Fee Letter and (d) the date of termination of the Purchase Agreement so long as the Closing Date shall not have occurred; provided, however, that all provisions contained herein relating to the payment of fees and expenses, indemnification and contribution, settlements, governing law, confidentiality, submission to jurisdiction and waiver of inconvenient forum and waiver of right to trial by jury will survive any termination unless and until an Offering is consummated in which case such provisions will be superseded in all respects by the provisions regarding such matters set forth in any purchase agreement, underwriting agreement or other similar agreement executed by any Manager and you in connection with such Offering and any claims with respect thereto shall be made pursuant to the provisions of such agreement.
The term “affiliate” as used herein shall have the meaning ascribed to such term in the rule and regulations promulgated under the Securities Exchange Act of 1934, as amended. This Engagement Letter constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Engagement Letter shall not be assignable by any party hereto without the prior written consent of the other parties hereto, and any such attempted assignment shall be void and of no effect; provided that nothing contained in this paragraph shall prohibit any Manager from making an assignment to one or more of its affiliates or sharing any fees, discounts or commissions payable hereunder with their respective affiliates.
EACH MANAGER AND YOU (ON THEIR OWN BEHALF, RESPECTIVELY, AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF THEIR AFFILIATES AND THEIR RESPECTIVE SECURITY HOLDERS) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ENGAGEMENT OF SUCH MANAGER PURSUANT TO, OR THE PERFORMANCE BY SUCH MANAGER OF THE SERVICES CONTEMPLATED BY, THIS ENGAGEMENT LETTER.
You acknowledge that each Manager may, at its option and expense and with your prior written consent (not to be unreasonably withheld), place an announcement in such newspapers and periodicals as it may choose, stating that it has acted in the capacities set forth herein in connection with the Offering.
You agree that except as required by applicable law, any reference to any Manager or the fees payable to any Manager in any offering circular, registration statement or other disclosure document, or in any press release or other document or communication, is subject to prior approval by such Manager.
You acknowledge that each Manager is a securities firm engaged in securities trading and brokerage activities and providing investment banking and financial advisory services. In the ordinary course of business, each Manager and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities of you, your affiliates or other entities that may be involved in the transactions contemplated hereby.
In addition, each Manager and its affiliates may from time to time perform various investment banking, commercial banking and financial advisory services for other clients and customers who may have conflicting interests with respect to you or any Offering. Each Manager and its affiliates will not use confidential information obtained from you pursuant to this engagement in connection with the performance by such Manager and its affiliates of services for other companies, and such Manager and its affiliates will not furnish any such information to other companies. You also acknowledge that each Manager and its affiliates have no obligation to use in connection with this engagement, or to furnish to you, confidential information obtained from other companies.
Furthermore, you acknowledge that each Manager and its affiliates may have fiduciary or other relationships whereby such Manager and its affiliates may exercise voting power over securities of various persons, which securities may from time to time include securities of you, potential purchasers of the Securities or others with interests in respect of any Offering. You acknowledge that each Manager and its affiliates may exercise such powers and otherwise perform their functions in connection with such fiduciary or other relationships without regard to its relationship to you hereunder.
THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY IN ANY SUIT OR PROCEEDING BASED ON OR ARISING UNDER THIS ENGAGEMENT LETTER, AND IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH SUIT OR PROCEEDING MAY BE DETERMINED IN ANY SUCH COURT. THE PARTIES HERETO IRREVOCABLY WAIVE ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDINGS BROUGHT IN ANY SUCH COURT AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL ACTION IN ANY SUCH SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER LAWFUL MANNER.
You hereby acknowledge that each Manager will be acting pursuant to a contractual relationship on an arm’s length basis and in no event do the parties intend that any Manager act or be responsible as a fiduciary to you, your management, stockholders, creditors or any other person. You and each Manager hereby expressly disclaim any fiduciary relationship and agree that each party hereto is responsible for making its own independent judgments with respect to any transactions entered into between them. You hereby waive, to the fullest extent permitted by law, any claims you may have against each Manager for breach of fiduciary duty or alleged breach of fiduciary duty and agree that each Manager will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your stockholders, employees or creditors.
No waiver, amendment or other modification of this Engagement Letter shall be effective unless in writing and signed by each party to be bound thereby.
This Engagement Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Engagement Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof.
THIS ENGAGEMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS ENGAGEMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Managers duplicate copies of this Engagement Letter enclosed herewith. We look forward to the successful conclusion of the transactions contemplated by this Engagement Letter.
[Signature Page Follows]

Very truly yours,

DEUTSCHE BANK SECURITIES INC.
By:
    Name:
    Title:
By:
    Name:
    Title:
BARCLAYS CAPITAL INC.
By:
    Name:
    Title:
CREDIT SUISSE SECURITIES
(USA) LLC
By:
    Name:
    Title:
GOLDMAN, SACHS & CO.
By:
    Name:
    Title:
Accepted and agreed to as of
the date first above written:

SYNIVERSE HOLDINGS, INC.
By:
    Name:
    Title:

EXHIBIT D
Amendment to the Credit Agreement
FIRST AMENDMENT, dated as of May 28, 2013 (this “Amendment”), to the Credit Agreement (as defined below), is entered into among SYNIVERSE MAGELLAN FINANCE, LLC, a Delaware limited liability company (the “Initial Borrower”), each of the Initial Lenders and the Administrative Agent (as defined below) and amends the Credit Agreement, dated as of February 4, 2013, among the Initial Borrower, BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and the other agents party thereto (as amended by this Amendment and as further amended, restated, modified and supplemented from time to time, the “Credit Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
WHEREAS, the Initial Borrower and the Initial Lenders party hereto desire to amend the Credit Agreement to, among other things, provide for the Initial Term Loans to be funded into an escrow account pursuant to the terms of that certain Escrow Agreement dated the date hereof among the Initial Borrower, the Administrative Agent and Wilmington Trust, N.A., as escrow agent;
WHEREAS, Section 10.1 of the Credit Agreement as in effect prior to giving effect to this Amendment (the “Original Credit Agreement”) permits the Original Credit Agreement to be amended with the consent of each Initial Lender and the Initial Borrower prior to the Funding Date (as defined in the Original Credit Agreement);
WHEREAS, effective as of the Escrow Funding Date, each Initial Lender and the Borrower have agreed to the amendment of the Credit Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Section 1. Amendments to the Credit Agreement.
(a)The Original Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example:  ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example:  double underlined text) as set forth on the pages of the Credit Agreement attached as Annex I hereto.
Section 2. Representations and Warranties, No Default. In order to induce the Lenders party hereto to enter into this Amendment, the Initial Borrower represents and warrants to each of the Lenders that as of the Escrow Funding Date:
(a)    The execution, delivery and performance by the Initial Borrower of this Amendment is within the Initial Borrower’s corporate or other powers, has been duly authorized by all necessary corporate or other organizational action, and does not (i) contravene the terms of any of the Initial Borrower’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment (except for Indebtedness to be repaid on the Release Date in connection with the Transactions) to be made under (A) any Contractual Obligation to which the Initial Borrower is a party or by which the Initial Borrower or the properties of the Initial Borrower are affected or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Initial Borrower or its property is subject; or (iii) violate any material Law; in each case, except with respect to any violation, breach or contravention or payment (but not creation of Liens) referred to in clause (ii) or (iii) to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect;
(b)    this Amendment and the Credit Agreement, as amended hereby, each constitute a legal, valid and binding obligation of the Initial Borrower, enforceable against the Initial Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general equitable principles; and
(c)    after giving effect to the amendments set forth in this Amendment (i) No Major Default relating solely to the Initial Borrower shall exist and (ii) the representations and warranties set forth in clause (a) of the definition of “Major Representations” in the Credit Agreement, relating solely to the Initial Borrower, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

Section 3. Effectiveness. This Amendment shall become effective on the date (such date, if any, the “Escrow Funding Date”) of satisfaction or waiver by the Initial Lenders of the following conditions precedent:
(a)    The Administrative Agent’s receipt of executed counterparts of this Agreement, each of which shall be originals or facsimiles or “.pdf” or “tiff” files (followed promptly by originals) unless otherwise specified, properly executed by (i) a Responsible Officer of the Initial Borrower and (ii) each Initial Lender and acknowledged by the Administrative Agent pursuant to Section 10.01(I) of the Original Credit Agreement.
(b)    The conditions set forth in Section 4.02 of the Credit Agreement.
Without limiting the generality of the provisions of Section 9.03 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 3, each Lender that has funded any portion of a Loan on or after the Escrow Funding Date or has signed the Credit Agreement on or after the Escrow Funding Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Escrow Funding Date specifying its objection thereto.
Section 4. Expenses. The Borrower shall pay all reasonable out-of-pocket expenses of the Administrative Agent incurred in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, if any (including the reasonable fees, disbursements and other charges of Latham & Watkins LLP, counsel for the Administrative Agent).
Section 5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
Section 6. Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.
Section 7. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
Section 8. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document. Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect and nothing herein can or may be construed as a novation thereof. The Initial Borrower reaffirms its obligations under the Loan Documents to which it is party. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement and from and after the Escrow Funding Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment. The Initial Borrower hereby consents to this Amendment and confirms that all obligations of the Initial Borrower under the Loan Documents to which it is a party shall continue to apply to the Credit Agreement, as amended hereby.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.
SYNIVERSE MAGELLAN FINANCE, LLC
By:    /s/ David W. Hitchcock
    Name: David W. Hitchcock
    Title: Chief Financial Officer and
    Chief Administrative Officer
BARCLAYS BANK PLC,
as an Initial Lender
By:    /s/ Ritam Bhalla
    Name: Ritam Bhalla
    Title: Director

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as an Initial Lender
By:    /s/ Catherine Madigan
    Name: Catherine Madigan
    Title: Managing Director
By:    /s/ Scottye Lindsey
    Name: Scottye Lindsey
    Title: Director

CREDIT SUISSE AG, CAYMAN
ISLANDS BRANCH
as an Initial Lender
By:    /s/ John D. Toronto
    Name: John D. Toronto
    Title: Authorized Signatory
By:    /s/ Michael Spaight
    Name: Michael Spaight
    Title: Authorized Signatory

GOLDMAN SACHS BANK USA,
as an Initial Lender
By:    /s/ Robert Ehudin
    Name: Robert Ehudin
    Title: Authorized Signatory
Acknowledged By:
BARCLAYS BANK PLC,
as Administrative Agent
By:    /s/ Ritam Bhalla
    Name: Ritam Bhalla
    Title: Director
Annex I

Credit Agreement as Amended

[See Attached.]

CREDIT AGREEMENT
Dated as of February 4, 2013
among
Syniverse Magellan Finance, LLC
as the Borrower,
BARCLAYS BANK PLC,
as Administrative Agent
and
The Other Lenders Party Hereto.

BARCLAYS BANK PLC,
CREDIT SUISSE SECURITIES (USA) LLC,
DEUTSCHE BANK SECURITIES INC.,
and
GOLDMAN SACHS BANK USA,
as Joint Lead Arrangers and Joint Bookrunners,
DEUTSCHE BANK SECURITIES INC.,
as Syndication Agent
and CREDIT SUISSE SECURITIES (USA) LLC and
GOLDMAN SACHS BANK USA,
as Co-Documentation Agents

TABLE OF CONTENTS
Section    Page
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS    1

1.01	Defined Terms. 1

1.02	Other Interpretive Provisions. ~~60~~61

1.03	Accounting Terms. ~~60~~61

1.04	Rounding. ~~60~~62

1.05	References to Agreements and Laws. ~~61~~62

1.06	Times of Day. ~~61~~62

1.07	Timing of Payment or Performance. ~~61~~62

1.08	Currency Equivalents Generally. ~~61~~62

1.09	[Reserved]. ~~61~~62

1.10	Pro Forma Calculations. ~~61~~62

1.11	Calculation of Baskets. ~~61~~63
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS    63

2.01	The Loans. ~~62~~63

2.02	Borrowings, Conversions and Continuations of Loans. ~~62~~63

~~2.03~~2.04	[Reserved]. ~~64~~65
~~2.04    [Reserved].    64~~

2.05	Prepayments. ~~64~~65

2.06	Termination or Reduction of Commitments. ~~74~~76

2.07	Repayment of Loans. ~~74~~76

2.08	Interest. ~~75~~77

2.09	Fees. ~~75~~77

2.10	Computation of Interest and Fees. ~~76~~77

2.11	Evidence of Indebtedness. ~~76~~78

2.12	Payments Generally; Administrative Agent’s Clawback. ~~77~~78

2.13	Sharing of Payments. ~~79~~80

2.14	Incremental Facilities ~~79~~81

2.15	[Reserved]. ~~81~~83

2.16	[Reserved]. ~~81~~83

2.17	[Reserved]. ~~81~~83

2.18	Defaulting Lenders. ~~81~~83

2.19	Extension of Term Loans. ~~82~~83

2.20	Permitted Debt Exchanges. ~~85~~86
ARTICLE III
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY    88

3.01	Taxes. ~~86~~88

3.02	Illegality. ~~88~~90

3.03	Inability to Determine Rates. ~~89~~91

3.04	Increased Cost and Reduced Return; Capital Adequacy. ~~89~~91

3.05	Funding Losses. ~~90~~92

3.06	Matters Applicable to All Requests for Compensation. ~~91~~92

3.07	Replacement of Lenders under Certain Circumstances. ~~92~~93

3.08	Survival. ~~93~~94
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS    95

4.01	Conditions to Effective Date. ~~93~~95

4.02	Conditions to Funding. ~~94~~96

4.03	Conditions to Release. 98
ARTICLE V
REPRESENTATIONS AND WARRANTIES    100

5.01	Effective Date. ~~97~~100

5.02	Funding Date. 102

~~5.02~~5.03	~~Funding~~Release Date. ~~100~~106
ARTICLE VI
AFFIRMATIVE COVENANTS    114

6.01	Financial Statements. ~~108~~114

6.02	Certificates; Other Information. ~~109~~116

6.03	Notices. ~~111~~117

6.04	Payment of Obligations. ~~111~~118

6.05	Preservation of Existence, Etc. ~~111~~118

6.06	Maintenance of Properties. ~~112~~118

6.07	Maintenance of Insurance. ~~112~~118

6.08	Compliance with Laws. ~~112~~118

6.09	Books and Records. ~~112~~119

6.10	Inspection Rights. ~~112~~119

6.11	Use of Proceeds. ~~112~~119

6.12	Covenant to Guarantee Obligations and Give Security. ~~113~~119

6.13	Compliance with Environmental Laws. ~~115~~122

6.14	Further Assurances. ~~115~~122

6.15	Maintenance of Ratings. ~~116~~122

6.16	~~Post-Funding~~Post-Release Undertakings. ~~116~~122

6.17	Change in Nature of Business. ~~116~~124

6.18	Accounting Changes. ~~116~~124

6.19	Delayed Draw Refinancing. ~~116~~124
ARTICLE VII
NEGATIVE COVENANTS    124

7.01	Liens. ~~117~~125

7.02	[Reserved] ~~117~~125

7.03	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. ~~117~~125

7.04	Merger or Other Disposition of Assets. ~~123~~131

7.05	[Reserved]. ~~125~~133

7.06	Limitation on Restricted Payments. ~~125~~133

7.07	Dividend and Other Payment Restrictions Affecting Subsidiaries. ~~132~~140

7.08	Transactions with Affiliates. ~~135~~143

7.09	Asset Sales. ~~138~~146

7.10	Change of Control; Limitation on Amendments. ~~140~~148

7.11	Initial Borrower. ~~141~~149
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES    149

8.01	Events of Default. ~~141~~149

8.02	Remedies Upon Event of Default. ~~144~~152

8.03	[Reserved]. ~~144~~152

8.04	Application of Funds. ~~144~~152
ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS    153

9.01	Appointment and Authorization of Agents. ~~145~~153

9.02	Delegation of Duties. ~~146~~154

9.03	Liability of Agents. ~~146~~154

9.04	Reliance by Agents. ~~146~~155

9.05	Notice of Default. ~~147~~155

9.06	Credit Decision; Disclosure of Information by Agents. ~~147~~155

9.07	Indemnification of Agents. ~~148~~156

9.08	Agents in their Individual Capacities. ~~148~~156

9.09	Successor Agents. ~~148~~157

9.10	Administrative Agent May File Proofs of Claim. ~~149~~157

9.11	Collateral and Guaranty Matters. ~~150~~158

9.12	Secured Cash Management Agreements and Secured Hedge Agreements. ~~151~~159

9.13	Other Agents; Arranger and Managers. ~~151~~159

9.14	Appointment of Supplemental Administrative Agents. ~~151~~160
ARTICLE X
MISCELLANEOUS    160

10.01	Amendments, Etc. ~~152~~160

10.02	Notices; Effectiveness; Electronic Communications. ~~154~~163

10.03	No Waiver; Cumulative Remedies; Enforcement. ~~156~~164

10.04	Expenses. ~~157~~165

10.05	Indemnification by the Borrower. ~~157~~166

10.06	Payments Set Aside. ~~159~~167

10.07	Successors and Assigns. ~~159~~168

10.08	Confidentiality. ~~164~~172

10.09	Setoff. ~~165~~173

10.10	Interest Rate Limitation. ~~166~~174

10.11	Counterparts. ~~166~~174

10.12	Integration; Effectiveness. ~~166~~174

10.13	Survival of Representations and Warranties. ~~166~~175

10.14	Severability. ~~167~~175

10.15	Tax Forms. ~~167~~175

10.16	Governing Law; Jurisdiction; Etc. ~~169~~178

10.17	WAIVER OF RIGHT TO TRIAL BY JURY. ~~170~~179

10.18	Binding Effect. ~~171~~179

10.19	No Advisory or Fiduciary Responsibility. ~~171~~179

10.20	Affiliate Activities. ~~171~~180

10.21	Electronic Execution of Assignments and Certain Other Documents. ~~172~~180

10.22	USA PATRIOT ACT. ~~172~~180
Signatures    S-1
SCHEDULES
Effective Date
2.01    Commitments and Pro Rata Shares
4.03    Jurisdictions of local counsel opinions
10.02    Administrative Agent’s Office, Certain Addresses for Notices

~~Funding~~Release Date
I    Guarantors
1.01(e)    Contracts Prohibiting Subsidiary Guarantees
~~5.02~~5.03(h)(ii)    Material Real Property
~~5.02~~5.03(h)(iii)    Leased Real Property
~~5.02~~5.03(i)    Environmental Matters
~~5.02~~5.03(l)    Subsidiaries and Other Equity Investments
~~5.02~~5.03(p)    Intellectual Property Matters
6.16    Post-Closing Undertakings
7.03    Permitted Surviving Debt
EXHIBITS
Form of
A-1    Committed Loan Notice
C    Term Note
D    Compliance Certificate
E-1    Assignment and Assumption
E-2    Affiliate Lender Assignment and Assumption
E-3    Administrative Questionnaire
F-1    Holdings Guaranty
F-2    Subsidiary Guaranty
G    Security Agreement
H    Form of Mortgage
I    Solvency Certificate
J    Intercreditor Agreement
K-1    Increase Supplement
K-2    Lender Joinder Agreement
L    Acceptance and Prepayment Notice
M    Discount Range Prepayment Notice
N    Discount Range Prepayment Offer
O    Solicited Discounted Prepayment Notice
P    Solicited Discounted Prepayment Offer
Q    Specified Discount Prepayment Notice
R    Specified Discount Prepayment Response
S    Borrower Joinder
T    Escrow Agreement

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is entered into as of February 4, 2013, among SYNIVERSE MAGELLAN FINANCE, LLC, a Delaware limited liability company (the “Initial Borrower”) expected to be merged with and into SYNIVERSE HOLDINGS, INC., a Delaware corporation (and any successor in interest thereto, the “Company”) promptly following the Acquisition on the ~~Funding~~Release Date, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BARCLAYS BANK PLC, CREDIT SUISSE SECURITIES (USA) LLC, DEUTSCHE BANK SECURITIES INC., and GOLDMAN SACHS BANK USA as Joint Lead Arrangers and Joint Bookrunners, DEUTSCHE BANK SECURITIES INC., as Syndication Agent, and CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS BANK USA, as Co-Documentation Agents.
PRELIMINARY STATEMENTS
The Borrower has requested that, immediately upon the satisfaction in full of the conditions precedent set forth in Section 4.02 below, the Lenders lend to the Borrower $700,000,000 in the form of a term loan facility.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“2010 Transaction” has the meaning assigned to the term “Transaction” in the Existing Senior Notes Indenture.
“2012 Transaction” has the meaning assigned to the term “Transaction” in the Existing Credit Agreement.
“Acceptable Discount” has the meaning specified in Section 2.05(a)(v)(D)(b).
“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(D)(c).
“Acceptance and Prepayment Notice” means a written notice from the Borrower setting forth the Acceptable Discount pursuant to Subsection 2.05(a)(v)(D)(B) substantially in the form of Exhibit L.
“Acceptance Date” has the meaning specified in Section 2.05(a)(v)(D)(b).
“Accepting Lenders” has the meaning specified in Section 2.05(c).
“Acquired Indebtedness” means, with respect to any specified Person:
(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and
(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Acquisition” means the acquisition, directly or indirectly, of the Target by the Company pursuant to the Purchase and Sale Agreement.
“Acquisition Costs” means the aggregate amount of (i) the purchase price in connection with the Acquisition, (ii) the fees, costs and expenses incurred in connection with the Transactions and (iii) the Refinancing.
“Additional Escrow Deposit Amount” has the meaning specified in the Escrow Agreement.
“Additional Lender” has the meaning specified in Section 2.14(b).
“Additional Permitted Obligations” means subordinated or senior Indebtedness (which Indebtedness may be unsecured, or secured by a Lien ranking at the Borrower’s option pari passu with or junior to the Lien securing the Loans), including customary bridge financings, in each case issued or incurred by the Borrower or a Guarantor, the terms of which Indebtedness (i) do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Maturity Date of the Term Loans or shorter than the Weighted Average Life to Maturity of the Term Loans, as the case may be (other than an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Maturity Date of the Term Loans or the Weighted Average Life to Maturity of the Term Loans, as applicable), (ii) do not, in the case of Indebtedness that is unsecured or is secured by Liens that are junior in priority to the Liens securing the Loans, provide for any mandatory repayment or redemption from asset sales, casualty or condemnation events or excess cash flow except to the extent that prepayments are made first to the Term Loans and to other Indebtedness having Pari Passu Lien Priority (to the extent required by the Loan Documents or the terms of such other Indebtedness) (other than, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Indebtedness permitted hereunder which meets the requirements of this definition); provided that (a) such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Loans, or be guaranteed by any Person other than the Guarantors, and (b) if secured by Collateral, such Indebtedness (and all related obligations) shall be subject to the terms of the Intercreditor Agreement or an Other Intercreditor Agreement.
“Administrative Agent” means Barclays in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-3 or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Affiliate Lender Assignment and Assumption” has the meaning specified in Section 10.07(i)(iii).
“Affiliate Lenders” means, collectively, Holdings and its Subsidiaries and Other Affiliates.
“Affiliate Transaction” has the meaning specified in Section 7.08(a).
“Agent-Related Persons” means each Agent, together with its Related Parties.
“Agents” means, collectively, the Administrative Agent, the Arrangers, the Co-Documentation Agents, the Syndication Agent and the Supplemental Administrative Agents (if any).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” has the meaning specified in the introductory paragraph to this Agreement.
“Applicable Discount” has the meaning specified in Section 2.05(a)(v)(C)(b).
“Applicable Rate” means a percentage per annum equal to 3.00% per annum for Eurodollar Rate Loans, and 2.00% per annum for Base Rate Loans.
“Appropriate Lender” means, at any time, (a) with respect to the Term Facility, a Lender that has a Commitment with respect to such Facility or holds an Initial Term Loan at such time, (b) with respect to any New Term Facility, a Lender that has an Incremental Term Loan Commitment or holds a New Term Loan at such time and (c) with respect to any Extension Series, a Lender that holds Extended Loans with respect to such Extension series at such time.
“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Arrangers” means each of Barclays, CS Securities, DB Securities and GS Bank, in their respective capacities as joint lead arrangers and bookrunners.
“Asset Sale” means:
(1)    the sale, conveyance, transfer, assignment or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Borrower or any Restricted Subsidiary of the Borrower (each referred to in this definition as a “disposition”) or
(2)    the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary of the Borrower) (whether in a single transaction or a series of related transactions), in each case other than:
(a)    a sale, exchange or other disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or worn out equipment in the ordinary course of business;
(b)    the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Borrower in compliance with Section 7.04 or any disposition that constitutes a Change of Control;
(c)    any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 7.06 or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition);
(d)    any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than $20.0 million;
(e)    any transfer or disposition of property or assets by a Restricted Subsidiary of the Borrower to the Borrower or by the Borrower or a Restricted Subsidiary of the Borrower to a Restricted Subsidiary of the Borrower;
(f)    the creation of any Lien permitted under this Agreement;
(g)    any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(h)    the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable or other current assets held for sale, in each case, in the ordinary course of business and not in connection with any financing transaction;
(i)    the lease, assignment or sublease of any real or personal property in the ordinary course of business;
(j)    a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in a factoring or other similar transaction;
(k)    a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;
(l)    any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value, as determined in good faith by the Borrower, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $20.0 million shall be evidenced by certificates of a Responsible Officer, and (2) $40.0 million shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Borrower;
(m)    (i) the abandonment or other disposition of patents, trademarks, copyrights, know-how or other intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practical to maintain or useful in the conduct of the business of the Borrower Parties and (ii) the grant in the ordinary course of business of any license, sub-license or other right to use any patents, trademarks, know-how or other intellectual property;
(n)    the sale in a Sale/Leaseback Transaction of any property acquired after the Reference Date within twelve months of the acquisition of such property;
(o)    the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business; and
(p)    foreclosures, condemnations or any similar action on assets not prohibited by this Agreement.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the Company for the fiscal year ended December 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company, including the notes thereto.
“Backstop Agreement” means that certain Credit Agreement in respect of the Backstop Facility to be dated on or before the ~~Funding~~Release Date, as amended, supplemented, waived, or otherwise modified from time to time in accordance with the terms thereof, between the Company or the Initial Borrower, Deutsche Bank AG Cayman Islands Branch, as administrative agent, and the other agents and lenders party thereto and/or that certain Indenture in respect of the Backstop Facility to be dated on or before the ~~Funding~~Release Date, as amended, supplemented, waived or otherwise modified from time to time between the Company or the Initial Borrower and Wilmington Trust, National Association or another trust company, as trustee and/or the Existing Senior Notes Indenture.
“Backstop Election” has the meaning assigned to such term in the Commitment Letter.
“Backstop Facility” means any Indebtedness Incurred following the date hereof and on or prior to the ~~Funding~~Release Date under a Backstop Agreement.
“Backstop Minimum Amount” has the meaning assigned to such term in the Commitment Letter.
“Barclays” means Barclays Bank PLC and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as established from time to time by the Administrative Agent as its “prime rate” at its principal U.S. office, and (c) (i) the Eurodollar Rate applicable to one month Interest Periods determined two London Banking Days prior to such determination date (or if such day is not a London Banking Day, the immediately preceding London Banking Day) plus (ii) 1%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate established by the Administrative Agent shall take effect at the opening of business on the day such change is effective. Notwithstanding any provision to the contrary in the Credit Agreement, the applicable Base Rate in respect of Initial Term Loans shall at no time be less than 2.00% per annum.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Board of Directors” means as to any Person, the board of directors or managers, sole member or managing member, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.
“Borrower” means the Initial Borrower and, upon the consummation of the Initial Borrower Merger, the Company.
“Borrower Joinder” has the meaning specified in Section 6.16(c).
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrower Offer of Specified Discount Prepayment” means, the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.05(a)(v)(B).
“Borrower Parties” means the collective reference to the Borrower and its Restricted Subsidiaries, and “Borrower Party” means any one of them.
“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.05(a)(v)(C).
“Borrowing” means a Term Borrowing.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
“Capital Expenditures” means, as of any date for the applicable period then ended, all cash capital expenditures of the Borrower Parties on a consolidated basis for such period, as determined in accordance with GAAP (including acquisitions of intellectual property to the extent the cost thereof is treated as a capitalized expense in accordance with GAAP made in cash during such period); provided, however, that Capital Expenditures shall not include any such expenditures which constitute (a) Permitted Investments or Investments made pursuant to Section 7.06 (but shall include all Capital Expenditures made with the proceeds of such Investment by a Borrower Party that is the recipient thereof), (b) to the extent permitted by this Agreement, (i) a reinvestment of the Net Cash Proceeds of any Asset Sale or Casualty Event in accordance with Section 7.09(b), or (ii) the purchase of property, plant, equipment or software to the extent financed with the proceeds of Asset Sales or Casualty Events that are not required pursuant to Section 7.09(b) to be applied to prepay Term Loans or to be reinvested, (c) capitalized interest in respect of operating or capital leases, (d) the book value of any asset owned to the extent such book value is included as a capital expenditure as a result of reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, (e) the purchase price of property acquired in ordinary course trade-ins or concurrent sales of used or surplus property, (f) any non-cash amounts reflected as additions to property, plant or equipment on the Borrower’s consolidated balance sheet and (g) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for or reimbursed (including by means of the issuance of Equity Interests by Holdings or any Parent Holding Company) by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period).
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Borrower or any Guarantor and designated as a “Cash Contribution Amount” as described in the definition of “Contribution Indebtedness.”
“Cash Equivalents” means:
(a)    Dollars, pounds sterling, euros or the national currency of any participating member state of the European Union;
(b)    securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;
(c)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);
(d)    repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;
(e)    commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A−1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;
(f)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;
(g)    Indebtedness issued by Persons (other than the Sponsor) with a rating of “A” or higher from S&P or “A−2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;
(h)    investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (g) above; and
(i)    in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) Investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (h) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.
“Cash Management Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Loan Party (other than letters of credit and other than loans except indebtedness arising from services described in clauses (a) through (c) of this definition).
“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, or (ii) is, as of the Funding Date, a Lender or an Affiliate of a Lender and a party to a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement.
“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any of its Restricted Subsidiaries of any casualty insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“Change of Control” means: (a) for any reason whatsoever Holdings, or, after an IPO, the IPO Entity, shall cease to own, directly or indirectly, 100% of the Equity Interests of the Company; (b) at any time prior to an IPO and for any reason whatsoever, the Permitted Holders shall cease to own, directly or indirectly, at least 50% of the Equity Interests of Holdings having the power, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdings; (c) at any time after an IPO and for any reason whatsoever, the Permitted Holders shall cease to own, directly or indirectly, at least 35% of the outstanding Voting Equity Interests of the IPO Entity and any other “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Effective Date) shall beneficially own, excluding the beneficial ownership of any Permitted Holders, a greater percentage of the then outstanding Voting Equity Interests of IPO Entity than the percentage of such Voting Equity Interests owned, directly or indirectly, beneficially by the Permitted Holders; or (d) any “Change of Control” (or any comparable term) in the Existing Credit Agreement, the Existing Senior Notes Indenture, any Backstop Agreement or any indenture, instrument or agreement governing Additional Permitted Obligations (including any indenture, instrument or agreement governing Refinancing Indebtedness in respect of the Existing Facilities, the Existing Senior Notes, any Backstop Agreement or any Additional Permitted Obligations) in each case with an aggregate outstanding principal amount in excess of the Threshold Amount.
“Co-Documentation Agents” means Credit Suisse Securities (USA) LLC and Goldman Sachs Bank USA.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all of the “Collateral” referred to in the Collateral Documents.
“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.12, and each of the other agreements, instruments or documents delivered pursuant to the foregoing that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Commitment” means a Term Commitment or an Incremental Commitment, as the context may require.
“Commitment Letter” means that certain Commitment Letter dated as of June 29, 2012, as amended pursuant to that Amendment dated as of January 28, 2013, and as further as amended pursuant to that Amendment dated as of May 28, 2013, among the Company, Barclays, Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, DB Securities, Credit Suisse, CS Securities and GS Bank, and as further amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof, among the Company, Barclays, Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, DB Securities, Credit Suisse, CS Securities and GS Bank.
“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.
“Company” has the meaning specified in the introductory paragraph of this Agreement.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Confidential Information Memorandum” means that certain Confidential Information Memorandum dated January 22, 2013, and furnished to the Lenders.
“Consolidated Cash Taxes” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the aggregate of all income, franchise and similar taxes (including penalties and interest), as determined in accordance with GAAP, to the extent the same are payable in cash with respect to such period.
“Consolidated Current Assets” means, with respect to any Person, the Current Assets of such Person and its Restricted Subsidiaries on a consolidated basis.
“Consolidated Current Liabilities” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all liabilities in accordance with GAAP that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding (a) the current portion of Indebtedness (including the Swap Termination Value of any Swap Contracts) to the extent reflected as a liability on the consolidated balance sheet of such Person, (b) the current portion of interest, (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves (e) deferred revenue and (f) any L/C Obligations, Swing Line Loans or Revolving Credit Loans (each as defined and outstanding under the Existing Credit Agreement).
“Consolidated Funded Indebtedness” means all Indebtedness of the type described in clauses (1)(a) and (1)(b) of the definition of Indebtedness and Attributable Indebtedness, of a Person and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the 2010 Transaction, the Transactions or any acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding (i) obligations in respect of letters of credit, except to the extent of unreimbursed amounts thereunder and (ii) Attributable Indebtedness of the type described in clause (b) of the definition of Attributable Indebtedness.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:
(1)    interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Borrower’s outstanding Indebtedness and commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Financing);
(2)    interest on Indebtedness described in Section 7.06(b)(xiii)(B) (to the extent not already included in clause (1) above); and
(3)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;
less interest income for such period;
provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:
(1)    any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expenses (including the effect of all fees and expenses relating thereto), including, without limitation, any fees, expenses, charges or payments related to the 2012 Transactions, the 2010 Transactions, made under or contemplated by the Merger Agreement or otherwise related to the 2010 Transactions, the Transactions, made under or contemplated by the Purchase and Sale Agreement or otherwise related to the Transactions, shall be excluded;
(2)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;
(3)    any net after-tax gains or losses on disposal of discontinued operations shall be excluded;
(4)    any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions (including Equity Interests of any Person) or asset dispositions or abandonments other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded;
(5)    any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations and other derivative instruments shall be excluded;
(6)    the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;
(7)    solely for the purpose of determining the amount available for Restricted Payments under Section 7.06(a)(C)(i), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless all such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that (x) the net loss of any such Restricted Subsidiary shall be included therein and (y) the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;
(8)    any non-cash compensation expense realized from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;
(9)    (a) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by FASB ASC 815 shall be excluded;
(10)    unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 shall be excluded;
(11)    any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) costs and expenses after the Original Acquisition Date related to employment of terminated employees, or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Original Acquisition Date or existing on the ~~Funding~~Release Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;
(12)    accruals and reserves, contingent liabilities and any gains and losses on the settlement of any pre-existing contractual or non-contractual relationships as a result of (a) the 2010 Transactions that were established or adjusted within 12 months after the Original Acquisition Date and (b) the Transactions that are established or adjusted within 12 months after the consummation of the Acquisition, and that in each case, are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;
(13)    the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets (including intangible assets, goodwill and deferred financing costs but excluding accounts receivable) or liabilities resulting from the application of GAAP (including in connection with the 2010 Transactions or the Transactions) and the amortization of intangibles arising from the application of GAAP (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded; and
(14)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale or other disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including the Transactions and including any such transaction consummated prior to the ~~Funding~~Release Date and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such period as a result of any such transaction shall be excluded.
In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds actually received from business interruption insurance and reimbursements of any expenses and charges pursuant to indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.
Notwithstanding the foregoing, for the purpose of Section 7.06 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Borrower or a Restricted Subsidiary of the Borrower to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Section 7.06(a)(C)(v) or (vi).
“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, compensation, rent and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP and any non-cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with any Investment permitted hereunder; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent paid.
“Consolidated Scheduled Funded Debt Payments” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the sum of all scheduled payments of principal during such period on Consolidated Funded Indebtedness that constitutes Funded Debt (including the implied principal component of payments due on Capitalized Lease Obligations during such period), less the reduction in such scheduled payments resulting from voluntary prepayments or mandatory prepayments required pursuant to Section 2.05, in each case as applied pursuant to Section 2.05, as determined in accordance with GAAP.
“Consolidated Senior Secured Debt Ratio” as of any date of determination means the ratio of (1) (x) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by a Lien as of such date; provided that any Indebtedness that is then being or was previously Incurred (and remains outstanding) in reliance on the definition of Maximum Incremental Facilities Amount on an unsecured basis shall be treated as if it were secured by a Lien solely for purposes of calculating the Consolidated Senior Secured Debt Ratio for purposes of any Incurrence of Indebtedness in reliance of the definition of Maximum Incremental Facilities Amount, minus (y) the amount of unrestricted cash and Cash Equivalents that would be stated on the balance sheet of the Borrower and held by the Borrower or any Restricted Subsidiary as of such date of determination, without giving effect to, for purposes of this clause (y), (I) proceeds of Indebtedness that is being Incurred on such date in reliance on this ratio and (II) proceeds of Excluded Contributions; provided that any cash and Cash Equivalents attributable to Foreign Subsidiaries shall be calculated net of any reasonably anticipated repatriation costs and expenses of domesticating such cash and Cash Equivalents from such Foreign Subsidiaries as determined by the Borrower in good faith, to (2) the EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.01(a) or (b)) immediately preceding the date on which such event for which such calculation is being made shall occur.
“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such Person or any Parent Holding Company in respect of such period in accordance with Section 7.06(b)(xii) which shall be included as though such amounts had been paid as income taxes directly by such Person.
“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:
(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(2)    to advance or supply funds:
(a)    for the purchase or payment of any such primary obligation; or
(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Contribution Indebtedness” means Indebtedness of the Borrower or any Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Borrower or such Guarantor after the Original Acquisition Date and designated as a Cash Contribution Amount hereunder (or, if prior to the ~~Funding~~Release Date, designated as a Cash Contribution Amount under the Existing Senior Notes Indenture), provided that:
(1)    such Contribution Indebtedness shall be Indebtedness with a Stated Maturity later than the Stated Maturity of the Term Loans and a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Term Loans, and
(2)    such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to a certificate of a Responsible Officer on the Incurrence date thereof.
“Control” has the meaning specified in the definition of “Affiliate.”
“Control Investment Affiliate” means, as to any Person, any other Person that directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.
“Credit Extension” means a Borrowing.
“Credit Suisse” means Credit Suisse AG, Cayman Islands Branch and its successors.
“CS Securities” means Credit Suisse Securities (USA) LLC and its successors.
“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP, but excluding (i) cash, (ii) Cash Equivalents, (iii) Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person, (iv) deferred financing fees, (v) payment for deferred taxes (so long as the items described in clauses (iv) and (v) are non-cash items) and (vi) in the event that a Qualified Receivables Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the receivables and other related assets subject to such Qualified Receivables Financing minus (y) collection by such Person against the amounts sold pursuant to clause (x).
“Customary Permitted Liens” means Liens of the type set forth in clauses (1), (2), (3), (4), (5), (20), (31) and (32) of the definition of “Permitted Liens.”
“DB Securities” means Deutsche Bank Securities Inc. and its successors.
“Debt Agreement” means one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased, replaced or refunded in whole or in part from time to time.
“Debt Fund Affiliate” means any Affiliate of Holdings that is a bona fide diversified debt fund; provided that the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of any such fund.
“Debt Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Debt Obligations with respect to the Loans shall not include fees or indemnification in favor of the Arrangers, Agent-Related Persons and other third parties other than the Lenders.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Amounts” has the meaning specified in Section 2.05(c).
“Declining Lender” has the meaning specified in Section 2.05(c).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (after as well as before judgment), (a) with respect to any overdue principal, the applicable interest rate plus 2.00% per annum (provided that, with respect to Eurodollar Rate Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Eurodollar Rate Loans may not be converted to, or continued as, Eurodollar Rate Loans, pursuant thereto), and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means, subject to Section 2.18(b), any Lender that, (a) has failed to perform any of its funding obligations hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of (x) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (y) the occurrence of any of the events described in clauses (d) (i), (d) (ii) or (d) (iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement.
“Delayed Draw Refinancing” means the repayment of all outstanding Initial Term Loans, (a) on the ~~Funding~~Release Date following the consummation of the Transactions or (b) following the ~~Funding~~Release Date, in either case, with the proceeds of Takeout Loans.
“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to a certificate of a Responsible Officer, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
“Designated Preferred Stock” means Preferred Stock of the Borrower, Holdings or any Parent Holding Company, as applicable (other than Excluded Equity), that is issued after the Effective Date for cash and is so designated as Designated Preferred Stock, pursuant to a certificate of a Responsible Officer, on the issuance date thereof, the cash proceeds of which are contributed to the capital of the Borrower (if issued by Holdings or any Parent Holding Company) and excluded from the calculation set forth in Section 7.06(a)(C).
“Designation Date” has the meaning specified in Section 2.19(f).
“Discount Prepayment Accepting Lender” has the meaning specified in Section 2.05(a)(v)(B)(b).
“Discount Range” has the meaning specified in Section 2.05(a)(v)(C)(a).
“Discount Range Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(C)(a).
“Discount Range Prepayment Notice” means, a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(v) substantially in the form of Exhibit M.
“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit N, submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discount Range Prepayment Notice.
“Discount Range Prepayment Response Date” has the meaning specified in Section 2.05(a)(v)(C)(a).
“Discount Range Proration” has the meaning specified in Section 2.05(a)(v)(C)(c).
“Discounted Prepayment Determination Date” has the meaning specified in Section 2.05(a)(v)(D)(c).
“Discounted Prepayment Effective Date” in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offers, five Business Days following the receipt by each relevant Lender of notice from the Administrative Agent in accordance with Section 2.05(a)(v)(B), Section 2.05(a)(v)(C) or Section 2.05(a)(v)(D), as applicable unless a shorter period is agreed to between the Borrower and the Administrative Agent.
“Discounted Term Loan Prepayment” has the meaning specified in Section 2.05(a)(v)(A).
“Disinterested Directors” with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower or Holdings having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Equity Interests of the Borrower, Holdings or an IPO Entity, or any options, warrants or other rights in respect of such Equity Interests.
“Disqualified Lenders” means (i) certain banks, financial institutions and other entities and their respective affiliates that have been specified to the Administrative Agent by the Borrower in writing at any time prior to the date hereof or (ii) competitors of the Company or their respective subsidiaries and affiliates in each case that have been specified to the Administrative Agent by the Borrower in writing from time to time.
“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:
(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Equity Interests than the asset sale and change of control provisions applicable to the Term Loans and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Term Loans (including the prepayment of the Term Loans pursuant to Section 2.05(b)(ii) (subject to Section 2.05(c)))),
(2)    is convertible or exchangeable for Indebtedness or Disqualified Stock, or
(3)    is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the Term Loans; provided, however, that only the portion of Equity Interests that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Stock shall not be deemed to be Disqualified Stock.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary of the Borrower that is not a Foreign Subsidiary.
“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, (a) to the extent the same was deducted in calculating Consolidated Net Income:
(1)    Consolidated Taxes; plus
(2)    Consolidated Interest Expense; plus
(3)    Consolidated Non-cash Charges; plus
(4)    the amount of management, monitoring, consulting and advisory fees, termination payments and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period to the extent permitted by Section 7.08; plus
(5)    any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by this Agreement (including a re-financing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the 2010 Transaction, the 2012 Transaction and the Transactions, (ii) any amendment or other modification of this Agreement or other Indebtedness, (iii) amortization of deferred financing fees and expensing of any bridge or other financing fees and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus
(6)    the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus
(7)    net after tax unusual or non-recurring charges, expenses or losses (including accruals and payments for amounts payable under executive employment agreements and losses realized on disposition of property outside the ordinary course of business); plus
(8)    the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to the start up, closure, relocation or consolidation of facilities and costs to relocate employees); plus
(9)    any costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Guarantor or the net cash proceeds of an issuance of Equity Interests of the Borrower (other than Excluded Equity) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under Section 7.06(a)(C)(i); plus/minus
(10)    gains or losses due solely to fluctuations in currency values and the related tax effects; plus
(b)    Pro Forma Adjustments.
less, without duplication, non-cash items increasing Consolidated Net Income for such period (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).
“ECF CNI” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, net income (excluding, without duplication, (i) extraordinary items, (ii) any amounts attributable to Investments in any Unrestricted Subsidiary or Joint Venture to the extent that either (x) such amounts have not been distributed in cash to such Person and its Restricted Subsidiaries during the applicable period, (y) such amounts were not earned by such Unrestricted Subsidiary or Joint Venture during the applicable period or (z) there exists in respect of any future period any encumbrance or restriction on the ability of such Unrestricted Subsidiary or Joint Venture to pay dividends or make any other distributions in cash on the Equity Interests of such Unrestricted Subsidiary or Joint Venture held by such Person and its Restricted Subsidiaries, (iii) the cumulative effect of foreign currency translations during such period to the extent included in ECF CNI, (iv) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (v) net income of any Restricted Subsidiary (other than a Loan Party) for any period to the extent that, during such period, there exists any encumbrance or restriction on the ability of such Restricted Subsidiary to pay dividends or make any other distributions in cash on the Equity Interests of such Restricted Subsidiary held by such Person and its Restricted Subsidiaries, except to the extent that such net income is distributed in cash during such period to such Person or to a Restricted Subsidiary of such Person that is not itself subject to any such encumbrance or restriction, (vi) to the extent not already excluded or deducted as minority interest expense in accordance with GAAP, payments made in respect of minority interests of third parties in any non-wholly owned Restricted Subsidiary or Joint Venture in such period, including pursuant to dividends declared or paid on Equity Interests held by third parties in respect of such non-wholly owned Subsidiary or Joint Venture and (vii) the cumulative effect of a change in accounting principles during such period) as determined in accordance with GAAP.
“ECF Payment Date” has the meaning specified in Section 2.05(b)(i).
“ECF Prepayment Amount” has the meaning specified in Section 2.05(b)(i)(A).
“Effective Date” means the first date all the conditions in Section 4.01 are satisfied or waived in accordance with such Section 4.01.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, including common law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, or governmental restrictions relating to pollution and the protection of the environment or the release of, or exposure to, any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
“Equity Issuance” means any issuance for cash by any Person to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; or (i) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Pension Plan.
“Escrow Account” has the meaning specified in the Escrow Agreement.
“Escrow Agent” means Wilmington Trust, N.A., together with its successors and assigns in such capacity.
“Escrow Agreement” means the Escrow Agreement substantially in the form of Exhibit T among the Initial Borrower, the Administrative Agent and the Escrow Agent, as such may be amended, supplemented, waived or otherwise modified from time to time in accordance with its terms and this Agreement.
“Escrowed Funds” has the meaning specified in the Escrow Agreement.
“Eurodollar Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Rate Loan a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage
where,
“Eurodollar Base Rate” means the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period with respect to a Eurodollar Rate Loan; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage
where,
“Eurodollar Base Rate” means the rate per annum as of such date equal to (i) BBA LIBOR, as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to such date, for Dollar deposits with a term of one month commencing on that day or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.
Notwithstanding any provision to the contrary in the Credit Agreement, the applicable Eurodollar Rate in respect of Initial Term Loans shall at no time be less than 1.00% per annum.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental, marginal or other reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Loan the interest on which is determined by reference to the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Event of Default” has the meaning specified in Section 8.01.
“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount, not less than zero, equal to (a) the sum, without duplication, of (i) ECF CNI of the Borrower Parties for such fiscal year plus (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such ECF CNI plus (iii) the aggregate net amount of non-cash loss on Asset Sales or other dispositions by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such ECF CNI, minus (b) without duplication (in each case, for the Borrower and its Restricted Subsidiaries on a consolidated basis and to the extent included in ECF CNI):

1.
Capital Expenditures, except to the extent made pursuant to Section 7.06(a)(C) or made with proceeds, payments or any other amounts available from events or circumstances that were not included in determining ECF CNI during such period (including any proceeds from Indebtedness), that are (A) actually made during such Excess Cash Flow Period or (B) at the option of the Borrower, committed although not actually made during such Excess Cash Flow Period, provided that (x) if any Capital Expenditures are deducted from Excess Cash Flow pursuant to clause (B) above, such amount shall be added to the Excess Cash Flow for the immediately succeeding Excess Cash Flow Period if the expenditure is not actually made within such Excess Cash Flow Period and (y) no deduction shall be taken in the immediately succeeding Excess Cash Flow Period when such amounts deducted pursuant to clause (B) are spent;

2.
Consolidated Scheduled Funded Debt Payments and, to the extent not otherwise deducted from ECF CNI, Consolidated Cash Taxes, in each case to the extent actually paid during such Excess Cash Flow Period;

3.
Restricted Payments made by the Borrower Parties during such Excess Cash Flow Period (except for Restricted Payments made pursuant to Section 7.06(a)(C)), solely to the extent made, directly or indirectly, with the proceeds from events or circumstances that were included in the calculation of ECF CNI;

4.
the aggregate amount of voluntary or mandatory permanent principal payments or mandatory repurchases of Indebtedness for borrowed money of the Borrower Parties made during such Excess Cash Flow Period (excluding the Obligations and the Revolving Credit Commitments (under and as defined in the Existing Credit Agreement)); provided that (A) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment or repurchase, and (B) such prepayments or repurchases are not made, directly or indirectly, (1) using proceeds, payments or any other amounts available from events or circumstances that were not included in determining ECF CNI during such period (including any proceeds from Indebtedness) or (2) pursuant to Section 7.06(a)(C);

5.
the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness to the extent that the amount so prepaid, satisfied or discharged is not deducted from ECF CNI for purposes of calculating Excess Cash Flow;

6.
cash payments made in satisfaction of non-current liabilities during such Excess Cash Flow Period (excluding payments of Indebtedness for borrowed money) not made directly or indirectly (1) using proceeds, payments or any other amounts available from events or circumstances that were not included in determining ECF CNI during such period or (2) pursuant to Section 7.06(a)(C);

7.
to the extent not deducted in arriving at ECF CNI, cash fees, expenses and purchase price adjustments incurred in connection with the 2010 Transaction, the 2012 Transaction or the Transactions, in each case, during such Excess Cash Flow Period or, to the extent permitted hereunder, any Permitted Investment or any other Investments permitted under Section 7.06 (or, if made prior to the ~~Funding~~Release Date, Section 7.06 of the Existing Credit Agreement), Equity Issuance or the Incurrence of Indebtedness for borrowed money by the Borrower or any Restricted Subsidiary (whether or not consummated), in each case made during such Excess Cash Flow Period;

8.
the aggregate amount of expenditures actually made in cash during such period (including expenditures for payment of financing fees) to the extent such expenditures are not expensed during such period;

9.
cash from operations used or, at the option of the Borrower, committed to be used to consummate a Permitted Investment or any Investment permitted under Section 7.06 (or, if made prior to the ~~Funding~~Release Date, Section 7.06 of the Existing Credit Agreement), in each case during such Excess Cash Flow Period (if such Investments have been consummated prior to the date on which a prepayment of Loans would be required pursuant to Section 2.05(b)(i) with respect to such fiscal year period); provided, however, that if any amount is deducted from Excess Cash Flow pursuant to this clause (ix) with respect to a fiscal year as a result of an Investment that has been committed to be consummated but not yet actually consummated at the time of such deduction (the amount of such cash being the “Relevant Deduction Amount”) then for the avoidance of doubt, such amount shall not be deducted from Excess Cash Flow pursuant to this clause (ix) as a result of such Investment, as the case may be, being actually consummated for the Relevant Deduction Amount;

10.	the amount of cash payments made in respect of pensions and other post-employment benefits in such period to the extent not deducted in arriving at such ECF CNI;

11.	cash expenditures in respect of Swap Contracts during such fiscal year to the extent they exceed the amount of expenditures expensed in determining ECF CNI for such period;

12.
the aggregate principal amount of all mandatory prepayments of the Term Facilities made during such Excess Cash Flow Period pursuant to Section 2.05(b)(ii), or reinvestments of Net Cash Proceeds in lieu thereof, to the extent that the applicable Net Cash Proceeds resulted in an increase of ECF CNI (and are not in excess of such increase) for such Excess Cash Flow Period;

13.
the amount representing accrued expenses for cash payment (including with respect to retirement plan obligations) that are not paid in cash in such Excess Cash Flow Period, provided that such amounts will be added to Excess Cash Flow for the following fiscal year to the extent not paid during the following Excess Cash Flow Period (and no future deduction shall be made for purposes of this definition when such amounts are paid in cash in any future period);

14.	net non-cash gains and credits to the extent included in arriving at ECF CNI;

15.
such portion of net income of any Restricted Subsidiary that is a Foreign Subsidiary that is prohibited or delayed by applicable local law from being repatriated to the United States, but only so long as the applicable local law will not permit such repatriation to the United States; and

16.
to the extent that the Borrower has determined in good faith that repatriation of any net income of a Restricted Subsidiary that is a Foreign Subsidiary would have a material adverse tax consequence with respect to such net income, the amount of such net income so affected; minus

(c)    any increase in the Net Working Capital of the Borrower during the applicable Excess Cash Flow Period (measured as the excess of such Net Working Capital at the end of such Excess Cash Flow Period minus such Net Working Capital at the beginning of such Excess Cash Flow Period); plus
(d)    any decrease in the Net Working Capital of the Borrower during the applicable Excess Cash Flow Period (measured as the excess of such Net Working Capital at the beginning of such Excess Cash Flow Period minus such Net Working Capital at the end of such Excess Cash Flow Period).
“Excess Cash Flow Period” means any fiscal year of the Borrower, commencing with the fiscal year ending on or about December 31, 2013 (or, if the ~~Funding~~Release Date occurs after June 30, 2013, the fiscal year ending on or about December 31, 2014).
“Excess Proceeds” has the meaning specified in Section 7.09(c).
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Excluded Contributions” means the net cash proceeds and Cash Equivalents received by the Borrower after the Original Acquisition Date from:
(1)    contributions to its common equity capital, and
(2)    the sale of Equity Interests (other than Excluded Equity) of the Borrower, in each case designated as Excluded Contributions pursuant to a certificate of a Responsible Officer hereunder (or, if prior to the ~~Funding~~Release Date, designated as an Excluded Contribution under the Existing Senior Notes Indenture), the proceeds of which are excluded from the calculation set forth in Section 7.06(a)(C).
“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary of the Borrower or any employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries (to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Restricted Subsidiary), and (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount, Designated Preferred Stock, or Excluded Contribution, or (y) to increase the amount available under Section 7.06(b)(iv)(a) or clause (15) of the definition of “Permitted Investments” or is proceeds of Indebtedness referred to Section 7.06(b)(xiii)(b).
“Excluded Subsidiary” means any Subsidiary that is (a) a Foreign Subsidiary, (b) an Unrestricted Subsidiary, (c) not wholly owned directly by the Borrower or one or more of its wholly owned Restricted Subsidiaries, (d) an Immaterial Subsidiary that is designated as such by the Borrower, (e) any Receivables Subsidiary, (f) prohibited by applicable law, rule or regulation from the guaranteeing the Facility, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, in each case so long as the Administrative Agent shall have received a certification from the Borrower’s general counsel or a Responsible Officer of the Borrower as to the existence of such prohibition or approval, license or authorization requirement, (g) prohibited from guaranteeing the Facility by any contractual obligation in existence (1) on the Effective Date and is listed on Schedule 1.01(e) hereto or (2) on the date such Person becomes a Restricted Subsidiary of the Company (so long as such contractual prohibition was not entered into in circumvention of this clause (g)), (h) a not-for-profit Subsidiary, (i) a Holdings Permitted Subsidiary, (j) a Subsidiary with respect to which the Borrower and the Administrative Agent reasonably agree that the burden, cost or other consequences of providing a guarantee of the Obligations will be excessive in view of the benefits to be obtained by the Lenders therefrom or (k) a Subsidiary whose guaranteeing of the Facility would result in a material adverse tax consequence to Holdings, the Borrower or one of the Borrower’s Subsidiaries, as reasonably determined by the Borrower.
“Executive Order” has the meaning specified in Section 5.20(a).
“Existing Credit Agreement” means that certain Credit Agreement dated as of April 23, 2012, among the Company, Holdings, Barclays Bank PLC, as administrative agent, swing line lender and l/c issuer, and the other agents and lenders party thereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Existing Facilities” means the Facilities under, and as defined in, the Existing Credit Agreement.
“Existing Loans” has the meaning specified in Section 2.19(a).
“Existing Senior Notes” means the 9.125% senior notes of the Borrower due 2019 in an aggregate principal amount of $475,000,000 issued on December 22, 2010 and any exchange notes issued in exchange therefor, in each case, pursuant to the Existing Senior Notes Indenture.
“Existing Senior Notes Indenture” means the Indenture dated as of December 21, 2010 between Wilmington Trust FSB, as trustee, the Company and the guarantors party thereto, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.
“Existing Tranche” has the meaning specified in Section 2.19(a).
“Expiration Date” means the earliest to occur of (a) the consummation of the Acquisition, (b) ~~July 1~~August 28, 2013 and (c) ~~any termination of~~the earlier of (x) the date on which the Purchase and Sale Agreement is terminated and the Administrative Agent is given written notice thereof by the Borrower and (y) three Business Days after the date of such termination.
“Extended Loans” has the meaning specified in Section 2.19(a).
“Extended Tranche” has the meaning specified in Section 2.19(a).
“Extending Lender” has the meaning specified in Section 2.19(b).
“Extension” has the meaning specified in Section 2.19(b).
“Extension Amendment” has the meaning specified in Section 2.19(c).
“Extension Date” has the meaning specified in Section 2.19(d).
“Extension Election” has the meaning specified in Section 2.19(b).
“Extension Request” has the meaning specified in Section 2.19(a).
“Extension Series” means all Extended Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins, extension fees and amortization schedule.
“Facility” means the Term Facility, any New Term Facility or any Extended Tranche, as the context may require.
“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer (as determined in good faith by the Borrower).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means that certain Fee Letter dated as of June 29, 2012, as amended pursuant to that Amendment dated as of January 28, 2013, and as further amended pursuant to that Amendment dated as of May 28, 2013, among the Company, Barclays, Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, DB Securities, Credit Suisse, CS Securities and GS Bank, and as further amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, among the Company, Barclays, Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, DB Securities, Credit Suisse, CS Securities and GS Bank.
“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.
“Fixed Charges” means, with respect to any Person for any period, the sum of: (1) Consolidated Interest Expense of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.
“Fixed GAAP Date” means December 22, 2010, provided that at any time after the Effective Date, the Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.
“Fixed GAAP Terms” (a) the definitions of the terms “Attributable Indebtedness”, “Capital Expenditures”, “Capitalized Lease Obligations”, “Consolidated Cash Taxes”, “Consolidated Current Assets”, “Consolidated Current Liabilities”, “Consolidated Funded Indebtedness”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Consolidated Non-cash Charges”, “Consolidated Scheduled Funded Debt Payments”, “Consolidated Senior Secured Debt Ratio”, “Consolidated Taxes”, “Consolidated Total Indebtedness”, “Current Assets”, “EBITDA”, “ECF CNI”, “Excess Cash Flow”, “Fixed Charge Coverage Ratio”, “Fixed Charges”, “Funded Debt”, “Indebtedness” and “Investments” (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or the Loan Documents that, at the Borrower’s election, may be specified by the Borrower by written notice to the Administrative Agent from time to time.
“Foreign Asset Sale” has the meaning specified in Section 2.05(d).
“Foreign Lender” has the meaning specified in Section 10.15(b)(i).
“Foreign Subsidiary” means any Subsidiary of Borrower that is (i) a FSHCO, (ii) not organized under the laws of the United States of America or any state thereof or the District of Columbia or (iii) a direct or indirect subsidiary of a Person described by clause (ii) of this definition.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“FSHCO” means any Subsidiary of the Borrower, so long as substantially all of the assets of such Subsidiary consist of (i) Equity Interests of one or more Foreign Subsidiaries and (ii) (if any) Indebtedness of one or more Foreign Subsidiaries, intellectual property relating to one or more Foreign Subsidiaries and/or other assets (including cash or Cash Equivalents) relating to an ownership interest in any such Equity Interests, Indebtedness or intellectual property.
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Debt” of any Person means Indebtedness for borrowed money of such Person that by its terms matures more than one (1) year after the date of its creation or matures within one (1) year from any date of determination but is renewable or extendible, at the option of such Person, to a date more than one (1) year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year after such date.
“Funding Date” means the first date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with such Section 4.02.
“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Granting Lender” has the meaning specified in Section 10.07(g).
“GS Bank” means Goldman Sachs Bank USA and its successors.
“guarantee” means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
“Guarantors” means, collectively, Holdings and the Subsidiaries of the Borrower listed on Schedule I (such Subsidiaries of the Borrower not to include any Excluded Subsidiary) and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12 or Section 6.16. Prior to the ~~initial funding and~~ the Initial Borrower Merger ~~on the Funding~~Release Date, there shall be no Guarantors.
“Guaranty” means, collectively, the Holdings Guaranty and the Subsidiary Guaranty.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as “hazardous” or “toxic,” or as a “pollutant” or a “contaminant,” pursuant to any Environmental Law.
“Hedge Bank” means any Person that (i) at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, or (ii) is, as of the Funding Date, a Lender or an Affiliate of a Lender and a party to a Secured Hedge Agreement, in each case, in its capacity as a party to such Secured Hedge Agreement.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:
(1)    currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and
(2)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.
“Holdings” means Buccaneer Holdings, Inc. and any successor in interest thereto.
“Holdings Guaranty” means the Holdings Guaranty to be made by Holdings on the ~~Funding~~Release Date in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-1.
“Holdings Permitted Subsidiary” means a direct or indirect Wholly Owned Subsidiary of Holdings having Total Assets not exceeding $10,000 and that does not have any Subsidiaries except other Holdings Permitted Subsidiaries.
“Identified Participating Lenders” has the meaning specified in Section 2.05(a)(v)(C)(c).
“Identified Qualifying Lenders” has the meaning specified in Section 2.05(a)(v)(D)(c).
“Immaterial Subsidiary” means any Subsidiary of the Borrower designated as such in writing by the Borrower to the Administrative Agent that, as of the date of the most recent financial statements required to be delivered pursuant to Section 6.01(a) and (b), (i) does not have assets in excess of 2.25% of Total Assets and (ii) together with all other Immaterial Subsidiaries designated pursuant to the preceding clause (i) do not have assets in excess of 5.00% of Total Assets. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing requirements as of the last day of the most recent period for which consolidated financial statements of the Company are available shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is sixty (60) days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Section 6.01(a) and (b) with respect to such period.
“Increase Supplement” has the meaning specified in Section 2.14(c).
“Incremental Commitment Amendment” has the meaning specified in Section 2.14(d).
“Incremental Commitments” has the meaning specified in Section 2.14(a).
“Incremental Loans” has the meaning specified in Section 2.14(d).
“Incremental Term Loan Commitments” has the meaning specified in Section 2.14(a).
“Incremental Term Loans” means Loans made pursuant to Incremental Term Loan Commitments.
“Incur” means, with respect to any Indebtedness, Equity Interest or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Equity Interest or Lien, as applicable; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness, Equity Interests or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.
“Indebtedness” means, with respect to any Person:
(1)    the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except (i) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(2)    to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and
(3)    to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;
provided that (a) Contingent Obligations Incurred in the ordinary course of business and (b) obligations under or in respect of Receivables Financings shall be deemed not to constitute Indebtedness.
“Indemnified Liabilities” has the meaning set forth in Section 10.05.
“Indemnitees” has the meaning set forth in Section 10.05.
“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged and is not an Affiliate of the Borrower.
“Information” has the meaning specified in Section 10.08.
“Initial Borrower” has the meaning specified in the introductory paragraph of this Agreement.
“Initial Borrower Merger” has the meaning specified in Section 6.16(c).
“Initial Deposit” has the meaning specified in Section 2.01.
“Initial Lenders” means Barclays Bank PLC, Deutsche Bank Trust Company Americas, Credit Suisse AG and Goldman Sachs Bank USA.
“Initial Liens” has the meaning specified in Section 7.01(a).
“Initial Term Loans” has the meaning specified in Section 2.01(a).
“Intellectual Property Security Agreements” means, collectively, the Grant of Security Interest in Copyrights, the Notice and Confirmation of Grant of Security Interest in Patents and the Notice and Confirmation of Grant of Security Interest in Trademarks substantially in the forms of Exhibits B-1, B-2 and B-3 to the Security Agreement together with each such form executed and delivered pursuant to Section 6.12.
“Intercreditor Agreement” means the Intercreditor Agreement, to be dated as of the ~~Funding~~Release Date, between the Administrative Agent and Barclays Bank PLC (in its capacity as Administrative Agent under the Existing Credit Agreement), and to be acknowledged by certain of the Loan Parties in substantially the form of Exhibit J, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.
“Interest Payment Date” means~~,~~ (1) on or prior to the earlier to occur of the Release Date or the Special Mandatory Prepayment Date, such date and (2) following the Release Date or the Special Mandatory Prepayment Date, as applicable (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (beginning on the last Business Day of the fiscal quarter in which the ~~initial Credit Extension hereunder~~Release Date or the Special Mandatory Prepayment Date, as applicable, occurs).
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by all Appropriate Lenders, nine or twelve months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:
1.    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
2.    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
3.    no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
“Investment Grade Securities” means:
(1)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,
(2)    securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency,
(3)    investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and
(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Borrower or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event shall a guarantee of an operating lease of the Borrower or any Restricted Subsidiary be deemed an Investment. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.06:
(1)    “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:
(a)    the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less
(b)    the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(2)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined by the Board of Directors of the Borrower.
The amount of any Investment outstanding at any time shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Borrower or any Restricted Subsidiary, based on the Fair Market Value of the assets invested), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.
“IP Rights” has the meaning set forth in Section ~~5.02~~5.03(r).
“IPO” means the issuance by Holdings or any Parent Holding Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and such Equity Interests are listed on a nationally-recognized stock exchange in the U.S.
“IPO Entity” means, at any time after an IPO, Holdings, a parent entity of Holdings or any Subsidiary of Holdings and of which the Borrower is a Subsidiary, as the case may be, the Equity Interests of which were issued or otherwise sold pursuant to the IPO; provided that, immediately following the IPO, the Borrower is a Wholly Owned Subsidiary of such IPO Entity and such IPO Entity owns, directly or through its subsidiaries, substantially all the businesses and assets owned or conducted, directly or indirectly, by the Borrower immediately prior to the IPO.
“IRS” means the United States Internal Revenue Service.
“Joint Bookrunners” means Barclays, Credit Suisse, DB Securities and GS Bank.
“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of its Subsidiaries, and (b) any Person in whom the Borrower or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.
“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Lender” has the meaning specified in the introductory paragraph to this Agreement.
“Lender Joinder Agreement” has the meaning specified in Section 2.14(c).
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of an Initial Term Loan, a New Term Loan or an Extended Loan.
“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Fee Letter ~~and~~, (vi) the Borrower Joinder and (vii) the Escrow Agreement.
“Loan Parties” means, collectively, the Borrower and, following the Initial Borrower Merger, each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Major Default” means the Events of Default contained in clauses (a), (solely in respect of a failure to perform or observe Section 7.04) (b), (solely in respect of the Major Representations) (d), (solely in respect of actual or asserted (by the Borrower or applicable Guarantor) invalidity of the Guaranty or material Collateral Document by the Borrower or any Guarantor that is a Significant Subsidiary of the Borrower) (j), (solely in respect of actual or asserted (by the Borrower or applicable Loan Party) invalidity of a material Collateral Document of the Borrower or any Significant Subsidiary) (l), (f), (g) and (k) of Section 8.01.
“Major Representations” (a) in respect of Section 4.01, means the representations and warranties made in Sections 5.01(a)(i), (a)(ii)(B), (b) (other than clauses (ii) and (iii) thereof), (d), (f) and (j) ~~and~~, (b) in respect of Section 4.02, means the representations and warranties made in Sections 5.02(a)(i), (a)(ii)(B), (b) (other than clauses (ii) and (iii) thereof), (d), (m), (subject to the limitations set forth in the penultimate paragraph of Section 4.02) (r), (s), and (t)(ii), and (c) in respect of Section 4.03, means the representations and warranties made in Sections 5.03(a)(i), (a)(ii)(B), (b) (other than clauses (ii) and (iii) thereof), (d), (m), (q), (subject to the limitations set forth in the penultimate paragraph of Section ~~4.02~~4.03) (r), (s), (t)(ii), and (t)(iii).
“Management Agreement” means that certain Management Agreement between the Company and T.C. Group V, L.L.C. dated as of January 13, 2011, as the same may be amended, restated, modified or replaced, from time to time, to the extent such amendment, modification or replacement is not less advantageous to the Lenders in any material respect than the Management Agreement as in effect on the date hereof.
“Master Agreement” has the meaning specified in the definition of “Swap Contract”.
“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities (actual or contingent), financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under the Loan Documents to which the Borrower or any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under the Loan Documents.
“Material Real Property” means any parcel of real property (other than a parcel with a fair market value of less than $15,000,000) owned in fee by a Loan Party; provided, however, that one or more parcels owned in fee by a Loan Party and located (a) adjacent to, (b) contiguous with, or (c) in close proximity to (and in the case of this clause (c) comprising one property with a common street address), any other parcels owned in fee by such Loan Party shall, in the reasonable discretion of the Administrative Agent, be deemed to be one parcel for the purposes of this definition.
“Maturity Date” means, with respect to the Initial Term Loans, the earliest of (i) April 23, 2019, (ii) if there are no Term Loans outstanding, the date of termination in whole of the Term Commitments pursuant to Section 2.06(a) and (iii) the date that the Term Loans are declared due and payable pursuant to Section 8.02; provided that (1) in the event that more than $50 million of the Existing Senior Notes remains outstanding on the date that is 91 days prior to the Stated Maturity of the Existing Senior Notes (the “First Springing Maturity Date”), the “Maturity Date” shall mean the First Springing Maturity Date and (2) in the event that more than $50 million in aggregate principal amount of any Refinancing Indebtedness in respect of the Existing Senior Notes remains outstanding on the date that is 91 days prior to the Stated Maturity of such Refinancing Indebtedness (the “Second Springing Maturity Date”), the “Maturity Date” shall mean the earlier of the Second Springing Maturity Date and April 23, 2019.
“Maximum Incremental Facilities Amount” means, at any date of determination, an amount if, after giving effect to the Incurrence of such amount and any discharge of Indebtedness in connection therewith, the Consolidated Senior Secured Debt Ratio shall not exceed 4.00 to 1.00 on a Pro Forma Basis.
“Maximum Rate” has the meaning specified in Section 10.10.
“Merger Agreement” has the meaning assigned to such term in the Existing Senior Notes Indenture.
“Minimum Exchange Tender Condition” has the meaning specified in Section 2.20(b).
“Minimum Extension Condition” has the meaning specified in Section 2.19(g).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means, collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Lenders substantially in the form of Exhibit H (with such changes as may be customary to account for local law matters) and otherwise in form and substance reasonably satisfactory to the Administrative Agent.
“Mortgaged Properties” means the Material Real Properties identified on Schedule ~~5.02~~5.03(h)(ii) and any other Material Real Property with respect to which a Mortgage is required pursuant to Section 6.12.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including a Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Cash Proceeds” means:
1.with respect to any Asset Sale or any Casualty Event, the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedging Obligations in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form) or Casualty Event (including, without limitation, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of the Borrower or any Restricted Subsidiary), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration or Casualty Event (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligations which is secured by a Lien on the asset sold or subject to the Casualty Event, as applicable, which is prepaid as a result of such transaction or event (other than Indebtedness hereunder, Indebtedness under the Existing Credit Agreement and Indebtedness constituting Additional Permitted Obligations, Permitted Refinancing Obligations, Permitted Debt Exchange Notes and any Refinancing Indebtedness in respect of the foregoing), any costs associated with unwinding any related Hedging Obligations in connection with such transaction or event and any deduction of appropriate amounts to be provided by the Borrower as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction or the subject of such event and retained by the Borrower after such sale or other disposition thereof or such event, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction;
2.with respect to the issuance of any Equity Interest by the Borrower or any Restricted Subsidiary, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance or in connection with unwinding any related Hedging Obligations in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such issuance and any costs associated with unwinding any related Hedging Obligations in connection therewith;
3.with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance or in connection with unwinding any related Hedging Obligations in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, taxes reasonably estimated to be actually payable in connection with such incurrence or issuance and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and any costs associated with unwinding any related Hedging Obligations in connection therewith.
“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“Net Working Capital” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities.
“New Term Facility” has the meaning specified in Section 2.14(a).
“New Term Loan” means Loans made under a New Term Facility.
“Non-Consenting Lender” has the meaning specified in Section 3.07(d).
“Non-Excluded Taxes” has the meaning set forth in Section 3.01(a).
“Non-Extending Lender” has the meaning specified in Section 2.19(e).
“Note” means a Term Note.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that (a) obligations of the Borrower or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or any Cash Management Agreements. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
“OID” has the meaning specified in Section 14(d).
“OFAC” has the meaning specified in Section 5.01(k)(i).
“Offered Amount” has the meaning specified in Section 2.05(a)(v)(D)(a).
“Offered Discount” has the meaning specified in Section 2.05(a)(v)(D)(a).
“Original Acquisition Date” means January 13, 2011.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Affiliate” means any Affiliate of Holdings other than (i) any Subsidiary of Holdings and (ii) any natural person.
“Other Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.
“Other Taxes” has the meaning specified in Section 3.01(b).
“Outstanding Amount” means with respect to the Initial Term Loans, New Term Loans and Extended Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Initial Term Loans, New Term Loans and Extended Loans, as the case may be, occurring on such date.
“Parent Holding Company” means any direct or indirect parent of the Borrower, who does not hold Equity Interests in any other Person (except for any other Parent Holding Company).
“Pari Passu Indebtedness” means Indebtedness with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations.
“Pari Passu Lien Priority” means with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking equal with the Lien on such Collateral securing the Loans or any Guaranty, as applicable, either pursuant to the Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Lenders in relation to the holders of such specified Indebtedness with respect to such Collateral than the terms of the Intercreditor Agreement applicable to the rights of the Lenders in relation to the other holders of the Senior Priority Obligations (as defined in the Intercreditor Agreement) with respect to the Collateral, as determined in good faith by the Borrower.
“Participant” has the meaning specified in Section 10.07(d).
“Participant Register” has the meaning set forth in Section 10.07(l).
“Participating Lender” has the meaning specified in Section 2.05(a)(v)(C)(b).
“PATRIOT Act” has the meaning specified in Section 10.22.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2006, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any “employee pension benefit plan” (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 7.09.
“Permitted Debt” shall have the meaning assigned thereto in Section 7.03(b).
“Permitted Debt Exchange” has the meaning specified in Section 2.20(a).
“Permitted Debt Exchange Notes” has the meaning specified in Section 2.20(a).
“Permitted Debt Exchange Offer” has the meaning specified in Section 2.20(a).
“Permitted Encumbrances” has the meaning specified in the Mortgages.
“Permitted Holders” means the collective reference to the Sponsor and its Control Investment Affiliates (but excluding any operating portfolio companies of the foregoing), directors and members of management of Holdings and its Subsidiaries that have ownership interests in Holdings (or any Parent Holding Company) (for so long as the ownership interests held by such directors or members of management are less than the ownership interests held by the Sponsor).
“Permitted Investments” means:
(1)    any Investment in Cash Equivalents;
(2)    any Investment in the Borrower or any Restricted Subsidiary;
(3)    any Investment by Restricted Subsidiaries of the Borrower in other Restricted Subsidiaries of the Borrower and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Borrower;
(4)    any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Borrower, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;
(5)    any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 7.09 or any other disposition of assets not constituting an Asset Sale;
(6)    any Investment (x) existing on the ~~Funding~~Release Date, (y) made pursuant to binding commitments in effect on the ~~Funding~~Release Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;
(7)    advances to employees not in excess of $10.0 million outstanding at any one time in the aggregate;
(8)    loans and advances to officers, directors and employees for business related travel expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;
(9)    any Investment (x) acquired by the Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default and (y) received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;
(10)    Hedging Obligations permitted under Section 7.03(b)(x)
(11)    any Investment by the Borrower or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $100.0 million and (y) 3.25% of Total Assets at the time of such Investment; provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (11) for so long as such Person continues to be a Restricted Subsidiary;
(12)    Investments in joint ventures of the Borrower or any of its Restricted Subsidiaries existing on the ~~Funding~~Release Date in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (x) $75.0 million and (y) 2.5% of Total Assets at the time of such Investment;
(13)    additional Investments by the Borrower or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (x) $125.0 million and (y) 4.0% of Total Assets at the time of such Investment;
(14)    any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 7.08(b) (except transactions described in clause (ii), (iv), (v), (ix)(a), (xiv) or (xv) of such Section 7.08(b));
(15)    Investments the payment for which consists of Equity Interests (other than Excluded Equity) of the Borrower, Holdings or any Parent Holding Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.06(a)(C);
(16)    Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(17)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;
(18)    any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;
(19)    Investments of a Restricted Subsidiary of the Borrower acquired after the ~~Funding~~Release Date or of an entity merged into or consolidated with a Restricted Subsidiary of the Borrower in a transaction that is not prohibited by Section 7.04 after the ~~Funding~~Release Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(20)    Investments made to consummate the Transactions; and
(21)    guarantees of Indebtedness permitted to be incurred under Section 7.03, and performance guarantees in the ordinary course of business.
“Permitted Joint Venture” means, with respect to any specified Person, a joint venture (that for the avoidance of doubt is not itself a Restricted Subsidiary) of such Person, which joint venture is engaged in a Similar Business and in respect of which the Borrower or a Restricted Subsidiary beneficially owns at least 35% of the shares of Equity Interests of such Person.
“Permitted Liens” means, with respect to any Person:
(1)    pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;
(2)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);
(3)    Liens for taxes, assessments or other governmental charges (i) which are not yet delinquent or (ii) which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained on the books of the applicable Person to the extent required by GAAP;
(4)    Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5)    minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(6)    Liens Incurred to secure Debt Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (i), (iv), (xx) or (xxxi) of the definition of “Permitted Debt”; provided that, (x) in the case of clause (iv), such Lien extends only to the assets and/or Equity Interests, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof; and (y) in the case of clause (xx), such Lien does not extend to the property or assets (or income or profits therefrom) of any Restricted Subsidiary other than a Foreign Subsidiary that is not a Guarantor;
(7)    Liens of the Borrower or any of its Restricted Subsidiaries existing on the ~~Funding~~Release Date (other than Liens Incurred to secure Indebtedness under the this Agreement and the other Loan Documents);
(8)    Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other assets of the Borrower or any Restricted Subsidiary of the Borrower;
(9)    Liens on assets at the time the Borrower or a Restricted Subsidiary of the Borrower acquired the assets, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary of the Borrower; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets owned by the Borrower or any Restricted Subsidiary of the Borrower;
(10)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary of the Borrower permitted to be Incurred in accordance with Section 7.03, subject, in the event of Liens on Collateral Incurred pursuant to this clause (10), to subordination of such Liens on terms reasonably acceptable to the Administrative Agent and the Borrower;
(11)    Liens securing Hedging Obligations and Cash Management Agreements so long as the related Indebtedness is, and is permitted to be Incurred under this Agreement, and is secured by Liens under the Collateral Documents;
(12)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(13)    leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;
(14)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business securing the assets subject to such operating leases and any ancillary and related assets, including the proceeds of such assets;
(15)    Liens in favor of the Borrower or any Guarantor, subject, in the event of Liens on Collateral Incurred pursuant to this clause (15), to subordination of such Liens on terms reasonably acceptable to the Administrative Agent and the Borrower;
(16)    Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;
(17)    deposits made in the ordinary course of business to secure liability to insurance carriers;
(18)    Liens on the Equity Interests of Unrestricted Subsidiaries;
(19)    Liens arising from licenses and sub-licenses of any patents, trademarks, copyrights, software, know-how or other intellectual property granted in the ordinary course of business;
(20)    judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(21)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(22)    Liens on cash or Cash Equivalents Incurred to secure Cash Management Agreements or Hedging Obligations with Cash Management Banks or Hedge Banks, respectively, in the ordinary course of business;
(23)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6) (solely with respect to Indebtedness Incurred pursuant to clauses (i)(b), (i)(c) and (xxxi) of the definition of “Permitted Debt”), (7), (8), (9) and (11); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6) (solely with respect to Indebtedness Incurred pursuant to clauses (i)(b), (i)(c) and (xxxi) of the definition of “Permitted Debt”), (7), (8), (9) and (11) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) other than with respect to Liens to secure any refinancing, refunding, extension, renewal or replacement of any Indebtedness secured by a Lien referred to in the foregoing clause (11), if such Liens secure Collateral, such Liens (and all related obligations) shall be subject to the terms of the Intercreditor Agreement or an Other Intercreditor Agreement;
(24)    [Reserved];
(25)    other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed the greater of (x) $100.0 million and (y) 3.25% of Total Assets at the time of Incurrence of such obligation, at any one time outstanding;
(26)    Liens on the assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant to clause (xxi) of the definition of “Permitted Debt”;
(27)    Liens on equipment of the Borrower or any Restricted Subsidiary of the Borrower granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;
(28)    [Reserved];
(29)    Liens on cash and Cash Equivalents used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;
(30)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;
(31)    Liens (i) of a collection bank arising under Section 4−210 of the Uniform Commercial Code on items in the course of collection; (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and
(32)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business.
“Permitted Refinancing Obligations” means subordinated or senior Indebtedness (which Indebtedness may be unsecured, or secured by a Lien ranking at the Borrower’s option pari passu with or junior to the Lien securing the Loans), including customary bridge financings, in each case issued or incurred by the Borrower or a Guarantor in respect of a refinancing of outstanding Indebtedness of the Borrower under the Facilities, including Indebtedness Incurred to pay premiums, defeasance costs and fees and expenses in connection therewith, the terms of which Indebtedness (i) do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Maturity Date of the Term Loans being refinanced or shorter than the Weighted Average Life to Maturity of the Term Loans being refinanced, as the case may be (other than an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Maturity Date of the Term Loans being refinanced or the Weighted Average Life to Maturity of the Term Loans being refinanced, as applicable) and (ii) do not, in the case of Indebtedness that is unsecured or is secured by Liens that are junior in priority to the Liens securing the Loans, provide for any mandatory repayment or redemption from asset sales, casualty or condemnation events or excess cash flow except to the extent that prepayments are made first to the Term Loans and to other Indebtedness having Pari Passu Lien Priority (to the extent required by the Loan Documents or the terms of such other Indebtedness) (other than, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Indebtedness permitted hereunder which meets the requirements of this definition); provided that (a) such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Loans, or be guaranteed by any Person other than the Guarantors, and (b) if secured by Collateral, such Indebtedness (and all related obligations) shall be subject to the terms of the Intercreditor Agreements or an Other Intercreditor Agreement.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of any Loan Party or any such Plan to which any Loan Party is required to contribute on behalf of any of its employees or (b) any Pension Plan.
“Platform” has the meaning specified in Section 6.02.
“Pledged Debt” has the meaning specified in the Security Agreement.
“Pledged Interests” has the meaning specified in the Security Agreement.
“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.
“Prepayment Amount” has the meaning specified in Section 2.05(c).
“Prepayment Date” has the meaning specified in Section 2.05(c).
“Pro Forma Adjustments” means, without duplication, with respect to any period, (a) adjustments calculated in accordance with Regulations S-X under the Securities Act of 1933, as amended and (b) the net reduction in costs and other operating improvements or synergies that have been realized or are reasonably anticipated to be realized in good faith with respect to a Specified Transaction within twelve months of the date of such Specified Transaction, as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs.
“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of an Asset Sale or other disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries or a designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person or a designation of a Subsidiary as a Restricted Subsidiary, shall be included, (b) any repayment, retirement, redemption, satisfaction, and discharge or defeasance of Indebtedness, Disqualified Stock or Preferred Stock, and (c) any Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of twelve (12) months); provided that “Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” in respect of any Specified Transaction shall be calculated in a reasonable manner and certified by a Responsible Officer of the Borrower.
“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.18), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Public Lender” has the meaning specified in Section 6.02.
“Public Side Information” has the meaning specified in Section 6.02.
“Purchase and Sale Agreement” means the Agreement for the sale and purchase of all shares in and preferred equity certificates (whether convertible or not) issued by the Target dated as of June 30, 2012, among WP Roaming S.à r.l. and the Company (together with all exhibits and schedules thereto).
“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Borrower or any Subsidiary of the Borrower to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.
“Purchase Price Pushdown” has the meaning specified in Section 7.11.
“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:
(1)    the Board of Directors of the Borrower shall have determined that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Receivables Subsidiary,
(2)    all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Borrower), and
(3)    the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.
The grant of a security interest in any accounts receivable of the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure this Agreement, the Existing Credit Agreement or any Additional Permitted Obligations shall not be deemed a Qualified Receivables Financing.
“Qualifying Lender” has the meaning specified in Section 2.05(a)(v)(D)(c).
“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Borrower or any such Subsidiary in connection with such accounts receivable.
“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Borrower in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Subsidiary and:
(a)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,
(b)    with which neither the Borrower nor any other Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, and
(c)    to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
Any such designation by the Board of Directors of the Borrower shall be evidenced by a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions.
“Reference Date” means April 23, 2012.
“Refinancing” means the refinancing, repayment, redemption, defeasance or other discharge of all third party Indebtedness for borrowed money of the Target and its subsidiaries, other than Indebtedness described on Schedule 7.03.
“Refinancing Indebtedness” has the meaning specified in Section 7.03(b)(xiv).
“Refunding Capital Stock” has the meaning specified in Section 7.06(b)(ii)(a).
“Register” has the meaning set forth in Section 10.07(c).
“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.
“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.
“Release” means the release of the Escrowed Funds to (or at the direction of) the Initial Borrower in accordance with Section 5(a) of the Escrow Agreement.
“Release Date” means the date on which the Initial Borrower instructs the Escrow Agent to release the Escrowed Funds in accordance with Section 5(a) of the Escrow Agreement.
“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Similar Business or (2) a majority of the Voting Equity Interests of any Person primarily engaged in a Similar Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Repricing Transaction” means (a) the Incurrence by any Loan Party of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement), (i) having an effective interest rate margin or weighted average yield (as reasonably determined by the Administrative Agent in consultation with the Borrower after giving effect to, among other factors, interest rate margins, upfront or similar fees, original issue discount or Eurodollar Rate or Base Rate floors shared with all lenders, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or any fluctuations in the Eurodollar Rate or the Base Rate) that is less than the Applicable Rate for, or weighted average yield (as reasonably determined by the Administrative Agent in consultation with the Borrower on the same basis) of, the Initial Term Loans, and (ii) the proceeds of which are used to repay, in whole or in part, principal of outstanding Initial Term Loans and (b) any amendment, waiver or other modification to this Agreement which would have the effect of reducing the Applicable Rate for the Initial Term Loans (other than, in each case, any such transaction or amendment or modification accomplished together with the substantially concurrent refinancing of all Facilities hereunder and other than any amendment to a financial maintenance covenant herein or in the component definitions thereof that may result in a reduction in the Applicable Rate for the Initial Term Loans); provided that, in each case, the primary purpose of such prepayment, amendment, amendment and restatement, modification or otherwise is, as reasonably determined by the Borrower in good faith, to refinance the Initial Term Loans at a lower effective interest rate margin or weighted average yield.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Term Commitments; provided that the unused Term Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender or any Affiliate Lender (other than any Debt Fund Affiliate) shall in each case be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means the chief executive officer, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Effective Date (except as otherwise expressly set forth in Section 4.01) ~~or~~, the Funding Date (except as otherwise expressly set forth in Section 4.02) or the Release Date (except as otherwise expressly set forth in Section 4.03), any vice president, secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Payments” has the meaning specified in Section 7.06(a)(iv).
“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
“Retired Capital Stock” has the meaning specified in Section 7.06(b)(ii)(a).
“S&P” means Standard & Poor’s Financial Services LLC, a wholly-owned subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or such Restricted Subsidiary leases it from such Person, other than leases between the Borrower and a Restricted Subsidiary of the Borrower or between Restricted Subsidiaries of the Borrower.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Section 2.19 Additional Amendment” has the meaning specified in Section 2.19(c).
“Secured Cash Management Agreement” means any Cash Management Agreement (a) existing as of the Funding Date by and between any Loan Party and any Cash Management Bank or (b) that is entered into following the Funding Date by and between any Loan Party and any Cash Management Bank to the extent that such Cash Management Agreement is designated in writing by the Borrower and such Cash Management Bank to the Administrative Agent as a Secured Cash Management Agreement.
“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank.
“Secured Indebtedness” means any Indebtedness secured by a Lien.
“Secured Obligations” has the meaning specified in the Security Agreement.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, any Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).
“Securities Act” means the Securities Act of 1933, as in effect from time to time.
“Security Agreement” means, collectively, the Security Agreement to be dated as of the Funding Date executed by the ~~Loan Parties~~Initial Borrower, substantially in the form of Exhibit G, together with each other security agreement and security agreement supplement executed and delivered pursuant to Section 6.12 or Section 6.16.
“Security Agreement Supplement” has the meaning specified in the Security Agreement.
“Significant Subsidiaries” means Restricted Subsidiaries of the Borrower constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” of the Borrower within the meaning of Rule 1−02 under Regulation S−X promulgated by the SEC.
“Similar Business” means any business engaged in by the Company or any of its Restricted Subsidiaries on the Effective Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Effective Date.
“Solicited Discount Proration” has the meaning specified in Section 2.05(a)(v)(D)(c).
“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(D)(a).
“Solicited Discounted Prepayment Notice” means an irrevocable written notice of the Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.05(a)(v) substantially in the form of Exhibit O.
“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit P, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.
“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(a)(v)(D)(a).
“Solvent” and “Solvency” mean, with respect to the Company and its Subsidiaries on a consolidated basis, after giving effect to the Transactions (i) the sum of the liabilities (including contingent liabilities) of the Company and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Company and its subsidiaries, on a consolidated basis, (ii) the capital of the Company and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof, (iii) the present fair saleable value of the assets of the Company and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Company and its subsidiaries as they become absolute and matured and (iv) the Company and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise). The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SPC” has the meaning specified in Section 10.07(g).
“Specified Discount” has the meaning specified in Section 2.05(a)(v)(B)(a).
“Special Mandatory Prepayment Date” has the meaning specified in the Escrow Agreement.
“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(B)(a).
“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(a)(v)(B)(a).
“Specified Discount Proration” has the meaning specified in Section 2.05(a)(v)(B)(c).
“Specified Existing Tranche” has the meaning specified in Section 2.19.
“Specified Transaction” means any Incurrence or repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (excluding Indebtedness Incurred for working capital purposes other than pursuant to the Existing Credit Agreement), Disqualified Stock or Preferred Stock or Investment that results in a Person becoming a Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any acquisition or any Asset Sale or other disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, any Asset Sale or other disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, the cessation of the operations of a business unit, line of business or division of the Borrower or a Restricted Subsidiary or any operational change, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrower or implementation of initiative not in the ordinary course of business.
“Sponsor” means Carlyle Partners V, L.P. and its Control Investment Affiliates (but excluding any operating portfolio companies of the foregoing).
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Borrower unless such contingency has occurred).
“Submitted Amount” has the meaning specified in Section 2.05(a)(v)(C)(a).
“Submitted Discount” has the meaning specified in Section 2.05(a)(v)(C)(a).
“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guaranty.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of the Borrower that are Guarantors.
“Subsidiary Guaranty” means, collectively, the Subsidiary Guaranty to be made on the ~~Funding~~Release Date by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-2, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.
“Successor Company” has the meaning specified in Section 7.04(a)(i).
“Successor Guarantor” has the meaning specified in Section 7.04(b)(i).
“Supplemental Administrative Agent” has the meaning specified in Section 9.14 and “Supplemental Administrative Agents” shall have the corresponding meaning.
“Supplemental Term Facility” has the meaning specified in Section 2.14(a).
“Supplemental Term Loan Commitments” has the meaning specified in Section 2.14(a).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Syndication Agent” means Deutsche Bank Securities Inc.
“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.
“Takeout Loans” means Incremental Term Loans drawn pursuant to Incremental Term Loan Commitments (each under and as defined in the Existing Credit Agreement): (a) being provided by the Term Lenders pursuant to Section 2.01(b) and (b) with the same maturity date, amortization, applicable margin, LIBOR floor and ABR floor, as set forth in the definition of “Maturity Date”, Section 2.07, the definition of “Applicable Margin”, the last sentence of the definition of “Eurodollar Base Rate” and the last sentence of the definition of “Base Rate”, respectively.
“Target” means WP Roaming III S.à r.l.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, and all additions to tax, penalties and interest with respect thereto.
“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).
“Term Commitment” means, as to each Term Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term Commitments is $700,000,000.
“Term Facility” means, at any time, (a) prior to the Funding Date, the aggregate Term Commitments of all Term Lenders at such time, and (b) thereafter, the aggregate Initial Term Loans of all Term Lenders at such time.
“Term Lender” means (a) at any time on or prior to the Funding Date, any Lender that has a Term Commitment at such time and (b) at any time after the Funding Date, any Lender that holds Term Loans at such time.
“Term Loan” means an Initial Term Loan (including any Loans made in respect of Supplemental Term Loan Commitments which have the same terms as the Initial Term Loans), Incremental Term Loan or Extended Loan, as the context may require.
“Term Note” means a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of Exhibit C hereto, evidencing the indebtedness of the Borrower to such Term Lender resulting from the Term Loans made or held by such Term Lender.
“Threshold Amount” means $50,000,000.
“Ticking Fee Payment Date” has the meaning specified in Section 2.09(a).
“Ticking Fee Rate” means, (a) from the Effective Date through but excluding the 30th day following the Effective Date, 1.00% per annum, (b) from the ~~31st~~30th day following the Effective Date through but excluding the 90th day following the Effective Date, 1.50% per annum, and (c) from the ~~91st~~90th day following the Effective Date ~~and thereafter~~through but excluding the Funding Date, 3.00% per annum.
“Total Assets” means the total consolidated assets of the Borrower and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans.
“Tranche” refers to whether such Term Loans or commitments are (1) Initial Term Loans or Term Loan Commitments, (2) Incremental Term Loans with the same terms and conditions made on the same day, or (3) Extended Loans (of the same Extension Series).
“Transactions” means the Acquisition and, if applicable, the other transactions described in the Purchase and Sale Agreement, together with each of the following transactions consummated or to be consummated in connection therewith:
(a)    the Borrower obtaining the Facilities and other transactions in connection therewith (including, without limitation, the entry the Escrow Agreement, deposits of funds into the Escrow Account and the Release);
(b)    if the Company has made a Backstop Election, the Initial Borrower Incurring Indebtedness pursuant to one or more Backstop Agreements;
(c)    the Refinancing;
(d)    the payment of the Acquisition Costs; and
(e)    the Initial Borrower Merger.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” and “U.S.” mean the United States of America.
“Unpaid Amount” has the meaning specified in Section 7.06(b)(ii)(c).
“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary on or after the ~~Funding~~Release Date and so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such designation, (x) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a) (whether or not then applicable) or (y) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than such ratio immediately prior to giving Pro Forma Effect to such designation, (iii) in respect of any designation following the Initial Borrower Merger, such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Restricted Subsidiaries) through Permitted Investments or Investments permitted by, and in compliance with, Section 7.06, (iv) without duplication of clause (iii), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments hereunder and (v) on and following the ~~Funding~~Release Date, such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under the Existing Senior Notes Indenture, any Backstop Agreement, the Existing Credit Agreement and all Refinancing Indebtedness in respect thereof and (b) any Subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) immediately after giving effect to such Subsidiary Redesignation, (x) the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a) or (y) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be equal to or greater than such ratio immediately prior to giving Pro Forma Effect to such designation.
“U.S. Lender” has the meaning set forth in Section 10.15(c).
“U.S. Tax Law Change” means, as applied in respect of any Lender or Agent, as the case may be, the occurrence after the date it first became a party to this Agreement (including, for the avoidance of doubt, by means of assignment) (or, in the case of any Foreign Lender that is an intermediary, partnership or other flow-through entity for U.S. tax purposes, the date on which the relevant beneficiary, partner or member thereof became such a beneficiary, partner or member, if later) of the enactment of any applicable United States federal tax law, the promulgation of any United States Treasury regulation, the revocation or change or modification of any income tax convention to which the United States is a party, or the publication of any Revenue Ruling, Revenue Procedure or Notice in the Internal Revenue Bulletin.
“Voting Equity Interests” means, with respect to any Person, the outstanding Equity Interests of a Person having the power, directly or indirectly, to designate the board of directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.
“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.
“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    (i)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(ii)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(iii)    The term “including” is by way of example and not limitation.
(iv)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(d)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms. All accounting terms not specifically defined herein shall be construed in conformity with, and all financial data (excluding the calculation of the Fixed Charge Coverage Ratio and the Consolidated Senior Secured Debt Ratio) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect for the period to which the Audited Financial Statements relate, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.07    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
1.08    Currency Equivalents Generally. Except as set forth in the final paragraph Section 7.03, any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency; provided that if any such baskets are exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such baskets were assessed, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.
1.09    [Reserved].
1.10    Pro Forma Calculations. Notwithstanding anything to the contrary herein, the Consolidated Senior Secured Debt Ratio and the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, or subsequent to the end of such four-quarter period but not later than the date of such calculation; provided that notwithstanding the foregoing, when calculating the Consolidated Senior Secured Debt Ratio for purposes of determining the applicable percentage of Excess Cash Flow set forth in Section 2.05(b)(i) any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect.
1.11    Calculation of Baskets. If any of the baskets set forth in Article VII of this Agreement or in the definitions “Permitted Investments” or “Permitted Liens” are exceeded solely as a result of fluctuations to Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Article VII or in the definitions “Permitted Investments” or “Permitted Liens”, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

ARTICLE II	THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    The Loans.
(a)    Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Funding Date in an amount not to exceed such Term Lender’s Term Commitment (the “Initial Term Loans”). The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Term Commitments. The proceeds of the Initial Term Loans made on the Funding Date shall be deposited by (or at the direction of) the Initial Borrower, net of the fees set forth in Section 2.09(a) and an amount equal to 0.50% of the Term Commitments (the “Term Upfront Fees”), into the Escrow Account (the “Initial Deposit”). Notwithstanding any provision to the contrary in this Agreement, on or prior to the Funding Date, the Initial Borrower shall deposit, or cause to be deposited, into the Escrow Account the Additional Escrow Deposit Amount. Amounts borrowed under this Section 2.01~~(a)~~ and subsequently repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.
(b)    Each Term Lender severally agrees that in connection with the Borrower’s election to effectuate a Delayed Draw Refinancing it will (x) enter into an Incremental Commitment Amendment to and as defined in the Existing Credit Agreement to provide the Borrower with Takeout Loans in an aggregate principal amount equal to such Lender’s outstanding Initial Term Loans hereunder on the date of such Delayed Draw Refinancing and (y) make a Takeout Loan under the Existing Credit Agreement to the Borrower in an aggregate principal amount equal to such Lender’s outstanding Initial Term Loans hereunder on the date of such Delayed Draw Refinancing.
2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice must be in writing and must be received (x) in the case of the Term Borrowing on the Funding Date, by the Administrative Agent not later than 9:00 a.m. (New York City time) on the Funding Date, and (y) in all other cases, by the Administrative Agent not later than 11:00 a.m. (New York City time) (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, Eurodollar Rate Loans, or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) five (5) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them and not later than 10:00 a.m. (New York City time) three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the Lenders. Each notice by the Borrower pursuant to this Section 2.02(a) shall be delivered by the Borrower to the Administrative Agent in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to, or continuation of, Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the applicable Term Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than (x) in the case of the Term Borrowing on the Funding Date, 10:30 a.m. (New York City time) and (y) in all other cases, 11:00 a.m. (New York City time) (or 1:00 p.m. (New York City time) in the case of Base Rate Loans) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided that the proceeds of the Initial Credit Extension on the Funding Date shall be provided by the Administrative Agent in accordance with Section 2.01(a).
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due under Section 3.05 in connection therewith. During the existence of an Event of Default, at the election of the Administrative Agent or the Required Lenders, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.
(f)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
2.03    [Reserved].
2.04    [Reserved].
2.05    Prepayments.
(a)    Optional.
(i)    The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty, except as set forth in Section 2.05(a)(iv) below; provided that (1) such notice must be received by the Administrative Agent (x) in the case of either (I) a prepayment on the Release Date or (II) a Delayed Draw Refinancing, not later than 10:00 a.m. (New York City time) on the Release Date or the date of the Delayed Draw Refinancing, respectively and (y) in all other cases, not later than 12:00 p.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) one (1) Business Day prior to any date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the applicable Tranche being repaid, and if a combination thereof, the principal amount allocable to each, the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility or Tranche, as the case may be). If such notice is given by the Borrower and not rescinded, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.05(a)(iv) and Section 3.05. Subject to Section 2.18, each prepayment of outstanding Term Loans pursuant to this Section 2.05(a) shall be applied on a pro rata basis to each Tranche of Term Loans and shall be applied within each Tranche of Term Loans to the principal repayment installments thereof in the manner directed by the Borrower (or, if no such direction is given, in direct order of maturities to the principal repayment installments (or proportional fractions thereof) applicable to such Tranche pursuant to Section 2.07); and each such prepayment shall be paid to the Appropriate Lenders on a pro rata basis; provided that, at the request of the Borrower, in lieu of such application on a pro rata basis among all Tranches of Term Loans, such prepayment may be applied to any Tranche of Term Loans so long as the maturity date of such Tranche of Term Loans precedes the maturity date of each other Tranche of Term Loans then outstanding or, in the event more than one Tranche of Term Loans shall have an identical maturity date that precedes the maturity date of each other Tranche of Term Loans then outstanding, to such Tranches on a pro rata basis~~.~~; provided, further, that, the Initial Borrower may repay the Initial Term Loans of certain Lenders identified by the Initial Borrower in its sole discretion on a non-pro rata basis on the Release Date and in connection with the consummation of the Acquisition in an aggregate amount equal to the aggregate unpaid principal amount of such Initial Term Loans, plus accrued and unpaid interest through but excluding the Release Date by remitting (or directing the Escrow Agent to remit) such amounts to the Administrative Agent to apply to the prepayment of the Initial Term Loans held by such applicable Lenders (provided that such Initial Term Loans shall not be deemed “repaid” until such amounts are actually received by such Lenders).
(ii)    [Reserved].
(iii)    Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if the notice for such prepayment is for the entire amount of Loans then outstanding under any or all of the Tranches and states that such notice was conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities).
(iv)    If the Borrower (A) makes a voluntary prepayment of any Initial Term Loans pursuant to Section 2.05(a), (B) makes a prepayment of Initial Term Loans with the proceeds of any Permitted Refinancing Obligations pursuant to Section 2.05(b)(iii), or (C) replaces a Lender pursuant to Section 3.07(a) hereof for failing to consent to a Repricing Transaction, in each case within one year after the Funding Date in connection with any Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Term Lenders, a prepayment premium in an amount equal to 1.0% of the principal amount prepaid (or, in the case of clause (C) above, an amount equal to 1.0% of the principal amount of Initial Term Loans repaid in connection with such replacement); provided that, for the avoidance of doubt, the foregoing prepayment premium shall not apply in connection with a Delayed Draw Refinancing or a repayment of the Initial Term Loans on the Release Date.
(v)    Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis:
(A)    The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, a Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.05(a)(v); provided that the Borrower shall not initiate any action under this Section 2.05(a)(v) in order to make a Discounted Term Loan Prepayment unless (1) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date or (2) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender. Any Term Loans prepaid pursuant to this Section 2.05(a)(v) shall be immediately and automatically cancelled.
(B)    Borrower Offer of Specified Discount Prepayment.
(a)    The Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such offer shall specify the aggregate Outstanding Amount offered to be prepaid (the “Specified Discount Prepayment Amount”), the Tranches of Term Loans subject to such offer and the specific percentage discount to par value (the “Specified Discount”) of the Outstanding Amount of such Term Loans to be prepaid, (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10.0 million and whole increments of $1.0 million, and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date designated by the Administrative Agent and approved by the Borrower) (the “Specified Discount Prepayment Response Date”).
(b)    Each relevant Lender receiving such offer shall notify the Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Outstanding Amount and Tranches of Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept such Borrower Offer of Specified Discount Prepayment.
(c)    If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this Section 2.05(a)(v)(B) to each Discount Prepayment Accepting Lender in accordance with the respective Outstanding Amount and Tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (2); provided that, if the aggregate Outstanding Amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective Outstanding Amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate Outstanding Amount and the Tranches of all Term Loans to be prepaid at the Specified Discount on such date, and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the Outstanding Amount, Tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).
(C)    Borrower Solicitation of Discount Range Prepayment Offers.
(a)    The Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with three Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the relevant Term Loans that the Borrower is willing to prepay at a discount (the “Discount Range Prepayment Amount”), the Tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the Outstanding Amount of such Term Loans willing to be prepaid by the Borrower, (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10.0 million and whole increments of $1.0 million, and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower) (the “Discount Range Prepayment Response Date”). Each relevant Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans such Lender is willing to have prepaid at the Submitted Discount (the “Submitted Amount”). Any Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.
(b)    The Administrative Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Section 2.05(a)(v)(C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Administrative Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate Outstanding Amount equal to the lesser of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following Section 2.05(a)(v)(C)(c)) at the Applicable Discount (each such Lender, a “Participating Lender”).
(c)    If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the Outstanding Amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Administrative Agent shall promptly, and in any case within three (3) Business Days following the Discount Range Prepayment Response Date, notify (w) the Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount and Tranches of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate Outstanding Amount and Tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).
(D)    Borrower Solicitation of Discounted Prepayment Offers.
(a)    The Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with three Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the Term Loans and the Tranches of Term Loans the Borrower is willing to prepay at a discount (the “Solicited Discounted Prepayment Amount”), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10.0 million and whole increments of $1.0 million, and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by Borrower) (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount to their par value.
(b)    The Administrative Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that the Borrower is willing to accept (the “Acceptable Discount”), if any, provided that the Acceptable Discount shall not be an Offered Discount that is larger than the smallest Offered Discount for which the sum of all Offered Amounts affiliated with Offered Discounts that are larger than or equal to such smallest Offered Discount would, if purchased at such smallest Offered Discount, yield an amount at least equal to the Solicited Discounted Prepayment Amount. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable Discount. If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.
(c)    Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Administrative Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the aggregate Outstanding Amount and the Tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.05(a)(v)(D). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required proration pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this Section 2.05(a)(v)(D) to each Qualifying Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the Outstanding Amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (w) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Tranches to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate Outstanding Amount and the Tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).
(E)    Expenses. In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable out-of-pocket costs and expenses from the Borrower in connection therewith.
(F)    Payment. If any Term Loan is prepaid in accordance with Section 2.05(a)(v)(B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 A.M. (New York time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the Term Loans in inverse order of maturity. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate Outstanding Amount of the Tranches of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate Outstanding Amount of the Tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. The Lenders hereby agree that, in connection with a prepayment of Term Loans pursuant to this Section 2.05(a)(v) and notwithstanding anything to the contrary contained in this Agreement, (i) interest in respect of the Term Loans may be made on a non-pro rata basis among the Lenders holding such Term Loans to reflect the payment of accrued interest to certain Lenders as provided in this Section 2.05(a)(v)(F) and (B) all subsequent prepayments and repayments of the Term Loans (except as otherwise contemplated by this Agreement) shall be made on a pro rata basis among the respective Lenders based upon the then outstanding principal amounts of the Term Loans then held by the respective Lenders after giving effect to any prepayment pursuant to this Section 2.05(a)(v) as if made at par. It is also understood and agreed that prepayments pursuant to this Section 2.05(a)(v) shall not be subject to Section 2.05(a)(i).
(G)    Other Procedures. To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(v), established by the Administrative Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.
(H)    Notice. Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(v), each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon the Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.
(I)    Actions of Administrative Agent. Each of the Borrower and the Lenders acknowledges and agrees that Administrative Agent may perform any and all of its duties under this Section 2.05(a)(v) by itself or through any Affiliate of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions in this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v) as well as to activities of the Administrative Agent in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v).
(J)    Revocation. The Borrower shall have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is so revoked, any failure by the Borrower to make any prepayment to a Lender pursuant to this Section 2.05(a)(v) shall not constitute a Default or Event of Default under Section 8.1 or otherwise).
(K)    No Obligation. This Section 2.05(a)(v) shall not (i) require the Borrower to undertake any prepayment pursuant to this Section 2.05(a)(v) or (ii) limit or restrict the Borrower from making voluntary prepayments of the Term Loans in accordance with the other provisions of this Agreement.
(b)    Mandatory.
(i)    Following the ~~Funding~~Release Date, within ten (10) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b) (such date, the “ECF Payment Date”), the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for the fiscal year covered by such financial statements (the “ECF Prepayment Amount”) commencing with the fiscal year ended on or about December 31, 2013 (or, if the ~~Funding~~Release Date occurs after June 30, 2013, the fiscal year ending on or about December 31, 2014) minus (B) the sum of the aggregate principal amount of voluntary principal prepayments of the Loans (excluding amounts repaid pursuant to Section 2.05(a)(v)) and Pari Passu Indebtedness (except prepayments of such Pari Passu Indebtedness if such Pari Passu Indebtedness consists of a revolving line of credit unless the commitments under such line of credit are permanently reduced by the amount of such prepayment) voluntarily prepaid, redeemed or repurchased (1) during such fiscal year (which, in any event, shall not include any designated prepayment pursuant to clause (2) below) and (2) during the period beginning with the day following the last day of such fiscal year and ending on the ECF Payment Date and stated by the Borrower to be prepaid pursuant to this Section 2.05(b)(i)(B)(2), in each case other than to the extent that any such prepayment is funded with the proceeds of long-term Indebtedness, or the proceeds of any Asset Sale or other disposition of assets to the extent that, under clause (ii) below, the applicable Loan Party would otherwise have been required to reinvest the Net Cash Proceeds of such Asset Sale or disposition or to apply such Net Cash Proceeds to the prepayment of Loans, minus (C) the amount of the ECF Prepayment Amount required by the terms of any Pari Passu Indebtedness to be applied to permanently prepay, redeem or repurchase such Pari Passu Indebtedness on a pro rata basis with the Term Facility (so long as a ratable share of such ECF Prepayment Amount is applied to prepayment of the Term Facility)); provided that such percentage shall be reduced to 0% if the Consolidated Senior Secured Debt Ratio as of the last day of the fiscal year most recently ended prior to the applicable ECF Payment Date was less than or equal to 2.75:1.00.
(ii)    Following the ~~Funding~~Release Date, the Borrower shall, in accordance with Section 2.05(b)(vii), 2.05(c) and 2.05(d), prepay the Term Loans to the extent required by Section 7.09(c).
(iii)    Following the ~~Funding~~Release Date, upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Permitted Refinancing Obligations in respect of Term Loans or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.
(i)    On the Special Mandatory Prepayment Date, the Borrower shall prepay the aggregate unpaid principal amount of the Initial Term Loans plus accrued and unpaid interest through but not including the date of such repayment.
(ii)    Upon the incurrence by the Initial Borrower of Indebtedness under the Backstop Facility, the Initial Borrower shall promptly prepay an aggregate principal amount of Initial Term Loans at the par value of such Initial Term Loans plus accrued and unpaid interest through but not including the date of such repayment in an amount equal to the aggregate issue price of Indebtedness incurred under such Backstop Facility.
~~(iv) [Reserved].~~
~~(v) [Reserved].~~
(iii)    Subject to Section 2.18, each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied on a pro rata basis to each Tranche of Term Loans, ratably among the Term Lenders under each such Tranche, and to the principal repayment installments of the Term Loans subject to prepayment in the manner directed by the Borrower; provided that if no such direction is given, each prepayment of Term Loans of the applicable Tranche shall be applied in direct order of maturity, to the next succeeding four (4) quarterly principal repayment installments of the applicable Term Facility that are due pursuant to Sections 2.07 (excluding the installment due on the Maturity Date); provided that, at the request of the Borrower, in lieu of such application on a pro rata basis among all Tranches of Term Loans, such prepayment may be applied to any Tranche of Term Loans so long as the maturity date of such Tranche of Term Loans precedes the maturity date of each other Tranche of Term Loans then outstanding or, in the event more than one Tranche of Term Loans shall have an identical maturity date that precedes the maturity date of each other Tranche of Term Loans then outstanding, to such Tranches on a pro rata basis.
(iv)    Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.
(c)    Term Lender Opt-Out. With respect to any prepayment of the Term Facility pursuant to Section 2.05(b)(i) or (ii), any Term Lender, at its option, may elect not to accept such prepayment. The Borrower shall notify the Administrative Agent of any event giving rise to such mandatory prepayment at least ten (10) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment (the “Prepayment Amount”). The Administrative Agent will promptly notify each appropriate Lender of the contents of the Borrower’s prepayment notice, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Lender may decline to accept such payment (such Lender, a “Declining Lender”) by providing written notice of its election to the Administrative Agent no later five (5) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Lender does not give a notice to the Administrative Agent by such date informing the Administrative Agent that it is a Declining Lender, then it will be deemed to be an Accepting Lender (as defined below). On the Prepayment Date, an amount equal to that portion of the Prepayment Amount accepted by the Term Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) to prepay Term Loans owing to such Accepting Lenders shall be paid to the Administrative Agent by Borrower and applied by the Administrative Agent ratably to prepay Term Loans owing to such Accepting Lenders in the manner described in Section 2.05(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall instead be retained by the Borrower (such amounts, “Declined Amounts”).
(d)    Foreign Asset Sales. Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any or all of the Net Cash Proceeds from a Casualty Event of, or any Asset Sale by a Restricted Subsidiary that is a Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.05(b)(ii) (a “Foreign Asset Sale”) are prohibited or delayed by applicable local law from being repatriated to the United States, such portion of the Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 or 7.09(c) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans as required pursuant to Section 2.05(b)(ii) and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale would have a material adverse tax consequence with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Sections 7.09(b) or (c), (x) the Borrower applies an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds are applied to the repayment of Indebtedness of a Restricted Subsidiary that is a Foreign Subsidiary.
2.06    Termination or Reduction of Commitments.
(a)    Optional
(v)    The Borrower may, upon written notice to the Administrative Agent, terminate the unused portions of the Term Commitments, or from time to time permanently reduce the unused portions of the Term Commitments; provided that (i) any such notice shall be received by the Administrative Agent five (5) Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $500,000 in excess thereof, or, if less, the entire amount of the unused portions of the Term Commitments.
(vi)    Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of termination or reduction of commitments under Section 2.06(a)(i) if the notice for such termination or reduction of commitments is for the entire amount of commitments then outstanding under any or all of the Tranches and states that such notice was conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities).
(b)    Mandatory. The Term Commitment shall terminate immediately and without further action on the Funding Date after giving effect to the funding of the Initial Term Loans on such date. Unless previously terminated, the Term Commitment shall terminate at 11:59 pm, on the Expiration Date.
2.07    Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate principal amount of all Initial Term Loans outstanding in consecutive quarterly installments beginning with the end of the first full fiscal quarter commencing after the ~~Funding~~Release Date, in amounts equal to the following percentages of the amount of the Initial Term Loans made on the Funding Date (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05, or be increased as a result of any increase in the amount of Term Loans pursuant to Supplemental Term Loan Commitments (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth below for the Initial Term Loans made as of the Funding Date)):

Date	Amount
Each March 31, June 30, September 30 and December 31 ending prior to the Maturity Date	0.25% of the aggregate initial principal amount of the Initial Term Loans on the Funding Date
Maturity Date	all unpaid aggregate principal amounts of any outstanding Initial Term Loans on such date
2.08    Interest.
(a)    Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period, plus (B) the Applicable Rate for Eurodollar Rate Loans under such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate, plus (B) the Applicable Rate for Base Rate Loans under such Facility.
(b)    The Borrower shall pay interest on all overdue Obligations hereunder, which shall include all Obligations following an acceleration pursuant to Section 8.02 (including without limitation, an automatic acceleration) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent on the earlier of the ~~date on which the Term Loans are initially funded hereunder~~Funding Date and the date on which the Term Commitments terminate in full (such date, the “Ticking Fee Payment Date”), for the account of each Term Lender (other than any Defaulting Lender) with a Term Commitment, a commitment fee which shall accrue at a rate equal to the Ticking Fee Rate on the actual daily amount of the unused Term Commitment of such Term Lender during the period from and including the Effective Date to but excluding the Ticking Fee Payment Date.
(b)    Other Fees.
(i)    The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Fee Letter.
(ii)    The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.
2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans (except for Base Rate computations in respect of clauses (a) and (c) of the definition thereof) shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11    Evidence of Indebtedness.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as an agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    [Reserved].
(c)    Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit the obligation of the Borrower under this Agreement and the other Loan Documents to pay any amount owing with respect to the Obligations.
2.12    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
(b)    (c)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(i)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.
(d)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.
(e)    Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or make its payment under Section 9.07.
(f)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(g)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(h)    Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
2.13    Sharing of Payments. If, other than as expressly provided elsewhere herein (including pursuant to Sections 2.05(a)(i), 2.05(a)(v), 2.05(b)(vii), 2.05(c), 2.09(b), 2.19, 2.20, 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.07, 7.10(a) and 10.05), any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
2.14    Incremental Facilities
(a)    So long as no Default or Event of Default (or, in the case of term loans being incurred on the Release Date to repay the Initial Term Loans prepaid pursuant to the final proviso of Section 2.5(a)(i), no Major Default) exists or would arise therefrom, the Borrower shall have the right, at any time and from time to time on and after the ~~Funding~~Release Date, (i) to request new term loan commitments under one or more new term loan credit facilities to be included in this Agreement (the commitments thereunder, the “Incremental Term Loan Commitments” and each a “New Term Facility”) and (ii) to increase the existing Term Loans by requesting new term loan commitments to be added to an existing Tranche of Term Loans (the commitments thereunder, the “Supplemental Term Loan Commitments” and each a “Supplemental Term Facility”, and the Supplemental Term Loan Commitments together with the Incremental Term Loan Commitments, the “Incremental Commitments”), provided that, the aggregate amount of Incremental Commitments permitted pursuant to this Section 2.14 shall not exceed, at the time the respective Incremental Commitment becomes effective, the Maximum Incremental Facilities Amount, plus on the Release Date, an amount equal to the amount of Initial Term Loans to be prepaid with the proceeds of such Incremental Commitments on such date pursuant to Section 2.5(a)(i). Any loans made in respect of any such Incremental Commitment (other than Supplemental Term Loan Commitments) shall be made by creating a new Tranche. Each Incremental Commitment made available pursuant to this Section 2.14 shall be in a minimum aggregate amount of at least $15,000,000 and in integral multiples of $5,000,000 in excess thereof (or such lesser amounts as the Administrative Agent may agree).
(b)    Each request from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments. The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Lender”), provided that, if such Additional Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder, subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) that may be required pursuant to Section 10.07 (it being understood that any such Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 10.07(i), mutatis mutandis, to the same extent as if such Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment).
(c)    Supplemental Term Loan Commitments shall become commitments under this Agreement pursuant to a supplement specifying the Term Loan Tranche to be increased, executed by the Borrower and each increasing Lender substantially in the form attached hereto as Exhibit K-1 (the “Increase Supplement”) or by each Additional Lender substantially in the form attached hereto as Exhibit K-2 (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register pursuant to which such Lender or Additional Lender agrees to commit to all or a portion of such Supplemental Term Facility, and in the case of an Additional Lender, to be bound by the terms of this Agreement as a Lender. Borrower may agree to accept a lesser amount of any Supplemental Term Facility than originally requested. In the event there are Lenders and Additional Lenders that have committed to a Supplemental Term Facility in excess of the maximum amount requested (or permitted), then Borrower shall have the right to allocate such commitments on whatever basis Borrower determines is appropriate. Upon effectiveness of the Lender Joinder Agreement each Additional Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan.
(d)    Incremental Commitments (other than Supplemental Term Loan Commitments) shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each Additional Lender. An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.14 (including, without limitation, with respect to any Incremental Commitments to be secured on a junior basis by the Collateral, appropriate modifications, if any, to Sections 2.05(b)(vi), 8.02 and 8.04 of this Agreement and to the Security Agreement), provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors, and will be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the Loans (so long as any such Incremental Commitments (and related Obligations) are subject to an Intercreditor Agreement or an Other Intercreditor Agreement), (B) the Incremental Commitments and any incremental loans drawn thereunder (the “Incremental Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Loans (so long as any such Incremental Commitments (and related Obligations) are subject to the Intercreditor Agreement or an Other Intercreditor Agreement) and (C) no Incremental Commitment Amendment may provide for any Incremental Commitment or any Incremental Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans; (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (iii) in the case of a New Term Facility, the maturity date and the Weighted Average Life to Maturity of such Incremental Commitments shall be no earlier than or shorter than, as the case may be, the maturity date or the Weighted Average Life to Maturity of the Term Loans, as applicable; (iv) the interest rate margins and (subject to Section 2.14(d)(iii)) amortization schedule applicable to the loans made pursuant to the Incremental Commitments shall be determined by the Borrower and the applicable Additional Lenders; provided that in the event that the applicable interest rate margins for any term loans incurred by the Borrower under any New Term Facilities are higher than the applicable interest rate margin for the Initial Term Loans by more than 50 basis points, then the Applicable Rate for the Initial Term Loans shall be increased to the extent necessary so that the applicable interest rate margin for the Initial Term Loans is equal to the applicable interest rate margins for such New Term Facilities minus 50 basis points; provided, further, that in determining the applicable interest rate margins for the Initial Term Loans and the New Term Facilities, (A) original issue discount (“OID”) or upfront fees payable generally to all participating Additional Lenders in lieu of OID (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under the Initial Term Loans or any New Term Facilities in the initial primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity); (B) any arrangement, structuring or other fees payable in connection with the New Term Facilities that are not shared with all Additional Lenders providing such New Term Facilities shall be excluded; (C) any amendments to the Applicable Rate on the Initial Term Loans that became effective subsequent to the Effective Date but prior to the time of such New Term Facilities shall also be included in such calculations and (D) if the New Term Facilities include an interest rate floor greater than the interest rate floor applicable to the Initial Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Rate for the Initial Term Loans shall be required, to the extent an increase in the interest rate floor for the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Rate) applicable to the Initial Term Loans set forth in the last sentence of the definition of Eurodollar Rate and Base Rate, respectively, shall be increased by such amount; (v) such Incremental Commitment Amendment may provide (1) for the inclusion, as appropriate, of Additional Lenders in any required vote or action of the Required Lenders or of the Lenders of each Tranche hereunder and (2) class voting and other class protections for any additional credit facilities, and (vi) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Borrower, provided that, to the extent such terms and documentation are not consistent with, the terms and documentation governing the existing Loans (except to the extent permitted by clause (iii), (iv) or (v) above), they shall be reasonably satisfactory to the Administrative Agent.
2.15    [Reserved].
2.16    [Reserved].
2.17    [Reserved].
2.18    Defaulting Lenders.
(a)    [Reserved].
(b)    If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, that Lender will cease to be Defaulting Lender.
2.19    Extension of Term Loans.
(a)    Borrower may at any time and from time to time request that all or a portion of the Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Tranche”, and the Term Loans of such Tranche, the “Existing Loans”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Tranche”, and the Term Loans of such Extended Tranches, the “Extended Loans”), and to provide for other terms consistent with this Section 2.19; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of such extension or would exist after giving effect to such extension, (ii) any such request shall be made by Borrower to all Lenders with Term Loans with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans) and (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion. In order to establish any Extended Tranche, Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) so long as the Weighted Average Life to Maturity of such Extended Tranche would be no shorter than the remaining Weighted Average Life to Maturity of the Specified Existing Tranche, amortization rates with respect to the Extended Tranche may be higher or lower than the amortization rates for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.19 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at Borrower’s discretion, more restrictive assignment and participation provisions applicable to Initial Term Loans set forth in Section 10.07. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).
(b)    Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.19 (each, an “Extension”), Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19.
(c)    Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.19(a), or amortization rates referenced in clause (z) of Section 2.19(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.19(c) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. Subject to the requirements of this Section 2.19 and without limiting the generality or applicability of Section 10.01 to any Section 2.19 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.19 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.19 Additional Amendments do not become effective prior to the time that such Section 2.19 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.19 Additional Amendments to become effective in accordance with Section 10.01; provided, further, that no Extension Amendment may provide for (i) any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches or be guaranteed by any Person other than the Guarantors and (ii) so long as any Existing Tranches are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Existing Tranches (other than Existing Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata basis (or otherwise provide for more favorable prepayment treatment for Existing Tranches than such Extended Tranches as contemplated by Section 2.05(b)). Notwithstanding anything to the contrary in Section 10.01, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.19; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.19 Additional Amendment.
(d)    Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).
(e)    If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07 (with the assignment fee and any other costs and expenses to be paid by Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.19, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender.
(f)    Following any Extension Date, with the written consent of Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to Borrower and the Administrative Agent at least ten (10) Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extended Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.
(g)    With respect to all Extensions consummated by Borrower pursuant to this Section 2.19, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.05(a) and (b) and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in Borrower’s sole discretion and may be waived by Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05(a) and (b) and 2.07) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.19.
2.20    Permitted Debt Exchanges.
(a)    Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Tranche, as selected by the Borrower, the Borrower may from time to time consummate one or more exchanges of Term Loans of such Tranche for Additional Permitted Obligations in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the relevant offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Tranche, (vi) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent, and (vii) any applicable Minimum Exchange Tender Condition shall be satisfied.
(b)    With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.20, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $25.0 million in aggregate principal amount of Term Loans, provided that, subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans be tendered.
(c)    In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.20 and without conflict with Section 2.20(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made.
(d)    The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered by a Lender pursuant to Section 2.20(a) above for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

ARTICLE III	TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY
3.01    Taxes.
(g)    Except as provided in this Section 3.01 or as required by applicable Laws (which for purposes of this Section 3.01, includes any agreement entered into under FATCA), any and all payments by the Borrower and any other Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made without deduction for any Taxes, excluding, in the case of each Agent and each Lender, any (v) Taxes imposed on or measured by its net income, branch profits Taxes, franchise Taxes and similar Taxes (including minimum Taxes) imposed on it, in each case, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized, in which its principal office is located or in which it maintains its Lending Office, (w) Taxes imposed by reason of a present or former connection between an Agent or Lender and such jurisdiction (other than a connection arising solely from such Agent or such Lender (or its applicable Lending Office) as the case may be, having executed, delivered or performed its obligations under any Loan Document, received a payment under a Loan Document or enforced its rights under a Loan Document), (x) United States Federal withholding Taxes, other than United States Federal withholding Taxes imposed on or with respect to any payment under this Agreement or any other Loan Document to such Lender or Agent as a result of a U.S. Tax Law Change, (y) Taxes attributable to any Lender’s or Agent’s failure to comply with Section 10.15 and (z) Taxes imposed pursuant to FATCA or an agreement entered into pursuant to FATCA (all such non-excluded Taxes being hereinafter referred to as “Non-Excluded Taxes”); provided, however, that, if at the date of the Assignment and Assumption pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments of additional amounts under this clause (a) in respect of United States Federal withholding Tax with respect to payments at such date, then, to such extent, the term Non-Excluded Taxes shall include (in addition to United States Federal withholding Taxes otherwise includable in Non-Excluded Taxes) United States Federal withholding Tax, if any, imposed under applicable law with respect to the Lender assignee on such date. If any Loan Party or Agent shall be required by any Laws to deduct any Non-Excluded Taxes or Other Taxes from or in respect of any amount payable under any Loan Document to any Agent or any Lender, (i) the amount payable by the relevant Loan Party shall be increased as necessary so that after making all such deductions (including deductions applicable to additional amounts payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the amount it would have received had no such deductions been made, (ii) the Loan Party or Agent shall make such deductions, (iii) the Loan Party or Agent shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, the Loan Party or Agent shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.
(h)    In addition but without duplication, the Borrower agrees to pay any and all present or future stamp, court or documentary or mortgage recording taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any Taxes imposed with respect to an assignment or transfer of any Loan Document or any interest in any Loan Document (other than pursuant to the initial syndication of the Loans) (hereinafter referred to as “Other Taxes”).
(i)    The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Non-Excluded Taxes imposed on amounts payable by any Loan Party or Agent to or for the account of any Agent or any Lender under any Loan Document and Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any Governmental Authority on amounts payable under this Section 3.01), in each case paid by such Agent and such Lender, and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and other than any amounts described in clause (i) or (ii) arising as a result of the gross negligence or willful misconduct of any such Agent or Lender; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a written demand therefor.
(j)    Notwithstanding anything herein to the contrary, the Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes as a result of a change in the place of organization of such Lender or Agent, a change in the Lending Office of such Lender, or a change in the principal office of such Lender or Agent, in each case where such change occurs after the Effective Date (or, if later, the date such Lender or Agent becomes a party to this Agreement), except to the extent that any such change is requested or required by the Borrower or to the extent that such Lender or Agent was entitled, at the time of the change in place of organization or the change in Lending Office, to receive additional amounts from the Borrower pursuant to Section 3.01(a) and (c) with respect to such Taxes.
(k)    If any Lender or Agent determines in its sole discretion exercised in good faith that it has received a refund in respect of any Non-Excluded Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (including any interest included in such refund paid by the relevant taxation authority) to the Borrower, net of all out-of-pocket expenses of the Lender or Agent, as the case may be; provided, however, that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled. For purposes of this Section 3.01(e), the term “refund” shall include any credit in lieu of refund granted by the taxing authorities imposing the relevant Non-Excluded Taxes or Other Taxes, but only if and when such Lender or Agent realizes the credit as a monetary benefit.
(l)    Each Agent and Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a), (b) or (c) with respect to such Agent or Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Agent or Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification or additional amounts being due under this Section 3.01, including to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Agent or Lender, cause such Agent or such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.01(f) shall affect or postpone any of the Obligations of the Borrower or the rights of such Agent or Lender pursuant to Sections 3.01(a), (b) and (c). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Agent or Lender as a result of a request by the Borrower under this Section 3.01(f).
(m)    Upon the request of the Borrower, each Agent or Lender to which the Borrower may be required to pay any additional amount or indemnity pursuant to this Section 3.01 shall contest the imposition of any Tax giving rise to such payment; provided that the Borrower shall reimburse such party promptly for its reasonable out-of-pocket attorneys’ and accountants’ fees and disbursements incurred in so contesting the imposition of such Tax; provided, however, that, notwithstanding the foregoing, no party shall be required to take any action to contest the imposition of any Tax if such party determines, in its good faith judgment, that it would be materially disadvantaged as a result of such action.
3.02    Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, be materially disadvantageous to such Lender in any legal, economic or regulatory aspect.
3.03    Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
3.04    Increased Cost and Reduced Return; Capital Adequacy.
(e)    If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes and (ii) reserve requirements reflected in the Eurodollar Rate), then from time to time within fifteen (15) days after demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
(f)    If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation Controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time within fifteen (15) days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within ten (10) days after receipt of demand therefor.
(g)    [Reserved].
(h)    If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower and at the Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts would not, in the good faith judgment of such Lender, be inconsistent with the internal policies of, or otherwise be materially disadvantageous in any legal, economic or regulatory respect to such Lender or its Lending Office. The provisions of this clause (d) shall not affect or postpone any Obligations of the Borrower or rights of such Lender pursuant to Sections 3.04(a) or (b).
(i)    For purposes of this Section 3.04, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.
3.05    Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:
(c)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(d)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(e)    any mandatory assignment of such Lender’s Loans (other than Base Rate Loans) pursuant to Section 3.07 on a day other than the last day of the Interest Period for such Loans;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any such loss for which no reasonable means of calculation exist, as set forth in Section 3.03.
3.06    Matters Applicable to All Requests for Compensation.
(a)    [Reserved].
(b)    With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180 day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
(c)    If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:
(i)    to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and
(ii)    all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.
(d)    If any Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.
3.07    Replacement of Lenders under Certain Circumstances.
(d)    If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments pursuant to Section 3.01 or 3.04 or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or 3.03, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 3.07), then the Borrower may on one Business Day’s prior written notice to the Administrative Agent and such Lender (or, in the case of a Defaulting Lender, same-day notice on the Funding Date), either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance, it being understood that in the case of a Defaulting Lender, such fee is hereby waived by the Administrative Agent) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (ii) terminate the applicable Commitment of such Lender and (other than in the case of a Defaulting Lender) repay all applicable obligations of the Borrower owing to such Lender relating to the applicable Loans held by such Lender as of such termination date.
(e)    Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all Obligations relating to the Loans (excluding, for the avoidance of doubt, any Obligations in respect of Section 2.09(a)) so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans and Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Lender being replaced pursuant to Section 3.07(a) does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within one (1) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender being replaced pursuant to Section 3.07(a) or, on the Funding Date, if such Lender is a Defaulting Lender, then such Lender being replaced pursuant to Section 3.07(a) shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender. In connection with the replacement of any Lender pursuant to Section 3.07(a) above, the Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.05.
(f)    Notwithstanding anything to the contrary contained above, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.
(g)    In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”
3.08    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions to Effective Date. The obligation of each Lender to execute and deliver this Agreement and to make its respective Commitments hereunder, is subject to satisfaction or waiver (in accordance with Section 10.01) of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or “.pdf” or “tiff” files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Initial Borrower each dated as of the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date), each in form and substance reasonably satisfactory to the Administrative Agent, and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to the Initial Borrower):
(i)    executed counterparts of this Agreement;
(ii)    such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Initial Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Initial Borrower is a party or is to be a party;
(iii)    such documents and certifications (including, without limitation, Organization Documents and good standing certificates) as the Administrative Agent may reasonably require to evidence that the Initial Borrower is duly organized or formed, and that the Initial Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; and
(iv)    a customary certificate of a Responsible Officer of the Initial Borrower with certifications with respect to the satisfaction of the conditions set forth in clauses (d) and (e) of this Section 4.01.
(b)    The Initial Borrower shall have provided the documentation and other information reasonably requested in writing at least 10 days prior to the Effective Date by the Lenders in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five days prior to the Effective Date.
(c)    The Administrative Agent’s receipt of (i) audited consolidated balance sheets of the Company and the Target and related statements of income, changes in equity and cash flows of the Company and the Target for the three (3) most recently completed fiscal years ended at least 90 days before the Effective Date in the case of the Company and 100 days before the Effective Date in the case of the Target and (ii) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company and the Target for each subsequent fiscal quarter after the most recent completed fiscal year for which financials have been delivered pursuant to clause (c)(i) above ended at least 45 days before the Effective Date in the case of the Company and 50 days (or in the case of the fiscal quarter ending on June 30, 2012, 60 days) before the Effective Date in the case of the Target.
(d)    The Major Representations shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.
(e)    No Major Default relating solely to the Initial Borrower shall exist.
Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement on or after the Effective Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
4.02    Conditions to Funding. On the Funding Date, the obligation of each Lender to make its initial Credit Extension hereunder~~,~~ is subject to satisfaction or waiver (in accordance with Section 10.01) of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or “.pdf” or “tiff” files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, if applicableInitial Borrower, each dated as of the Funding Date (or, in the case of certificates of governmental officials, a recent date before the Funding Date), each in form and substance reasonably satisfactory to the Administrative Agent, ~~and~~ each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to Holdings, the Company and its Subsidiaries, giving effect to the Transactions):
(1)    ~~(i)~~ executed counterparts of (A) a Holdings Guaranty from Holdings and (B) a Subsidiary Guaranty from the Subsidiary Guarantors;the Escrow Agreement, together with copies of proper financing statements, duly prepared for filing under the Uniform Commercial Code in all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens against the Initial Borrower created under the Escrow Agreement;
(2)    ~~(ii)~~ the Security Agreement, duly executed by the Company, Holdings and the Subsidiary GuarantorsInitial Borrower, together with:
~~(A) [Reserved],~~

(a)
~~(B)~~ copies of proper financing statements, duly prepared for filing under the Uniform Commercial Code in all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens against the ~~Company and the Guarantors~~Initial Borrower created under the Security Agreement, covering the Collateral described in the Security Agreement~~,~~; and

(b)
~~(C)~~ copies of other documents for recordings or filings of or with respect to the ~~Company and the Guarantors~~Initial Borrower contemplated by the Security Agreement that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby shall have been provided for in a manner reasonably satisfactory to the Administrative Agent (including, without limitation, receipt of duly executed payoff letters, customary lien searches and UCC-3 termination statements, in each case if applicable);

(3)    a Committed Loan Notice relating to the initial Credit Extension;
~~(iii)~~ the Intellectual Property Security Agreements, duly executed by the applicable Loan Parties;
~~(iv)~~ Schedules I, 1.01(e), ~~5.02~~(h)(ii), (h)(iii), (i), (l) and (p), 6.16 and 7.03 to this Agreement;
(4)    ~~(v)~~ such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Company, the Subsidiary Guarantors and Holdings Initial Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with ~~this Agreement and~~ the ~~other~~ Loan Documents to which each of the Company, the Subsidiary Guarantors and Holdings the Initial Borrower is a party ~~or is to be a party~~;

(5)    ~~(vi)~~ such documents and certifications (including, without limitation, Organization Documents and good standing certificates) as the Administrative Agent may reasonably require to evidence that each of the Company, the Subsidiary Guarantors and Holdings the Initial Borrower is duly organized or formed, and that ~~each of the Company, the Subsidiary Guarantors and Holdings~~the Initial Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(6)    ~~(vii)~~ an opinion of Debevoise & Plimpton LLP, counsel to the ~~Company, the Subsidiary Guarantors and Holdings~~Initial Borrower, addressed to the Administrative Agent and each Lender party to this Agreement as of the Funding Date, in form and substance customary for transactions of this type;
~~(viii)~~ a Note executed by the Borrower in favor of each Lender that has requested a Note no later than five Business Days prior to the Funding Date~~;~~
~~(ix)~~ an executed acknowledgement of the Intercreditor Agreement from the Company, Holdings and the Subsidiary Guarantors; and
~~(x)~~ a solvency certificate from the chief financial officer of the Company (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit I;
(7)    ~~(xi) opinions of local~~an opinion of Richards, Layton and Finger, P.A., counsel for the Loan Parties in each of the jurisdictions listed on Schedule 4.03 heretoto the Initial Borrower, addressed to the Administrative Agent and each Lender party to this Agreement as of the Funding Date, in form and substance customary for transactions of this type; and
~~(xii)~~ a Committed Loan Notice relating to the initial Credit Extension~~.~~
(8)    a Note executed by the Borrower in favor of each Lender that has requested a Note no later than five Business Days prior to the Funding Date.
(a)    The Initial Borrower shall have deposited, or caused to be deposited, substantially concurrently with the funding of the Initial Term Loans, into the Escrow Account the Additional Escrow Deposit Amount.
(b)    ~~(b) Holdings, the Company and each Subsidiary Guarantor~~The Initial Borrower shall have provided the documentation and other information reasonably requested in writing at least ten (10) days prior to the Funding Date by the Lenders in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five (5) days prior to the Funding Date.
(c)    The Term Upfront Fees and the fees set forth in Section 2.09(a) shall, upon the initial Credit Extension hereunder, have been paid.
(d)    The Major Representations shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.
(e)    No Major Default relating solely to the Initial Borrower shall exist.
Notwithstanding anything herein to the contrary, it is understood that, other than with respect to any UCC Filing Collateral (as defined below), to the extent any Lien on any Collateral is not or cannot be provided and/or perfected on the Funding Date after the Initial Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, the provision and/or perfection of a Lien on such Collateral shall not constitute a condition precedent for purposes of this Section 4.02, but instead shall be required to be delivered after the Release Date in accordance with Sections 6.14 and 6.16. For purposes of this paragraph, “UCC Filing Collateral” means Collateral, including Collateral constituting investment property, for which a security interest can be perfected by filing a UCC-1 financing statement.
Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has funded any portion of a Loan on or after the Funding Date or has signed this Agreement on or after the Funding Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Funding Date specifying its objection thereto.
4.01    Conditions to Release. On the Release Date, the Release is subject to satisfaction or waiver (in accordance with Section 10.01) of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or “.pdf” or “tiff” files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, if applicable, each dated as of the Release Date (or, in the case of certificates of governmental officials, a recent date before the Release Date), each in form and substance reasonably satisfactory to the Administrative Agent, and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to Holdings, the Company and its Subsidiaries, giving effect to the Transactions):
(v)    Schedules I, 1.01(e), 5.03(h)(ii), (h)(iii), (i), (l) and (p), 6.16 and 7.03 to this Agreement;
(vi)    a solvency certificate from the chief financial officer of the Company (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit I; and
(vii)    an executed copy of the officer’s certificate delivered to the Escrow Agent pursuant to Section 5(a) of the Escrow Agreement.
(b)    [Reserved]
(c)    The Acquisition shall have been consummated, or substantially simultaneously with the ~~initial Credit Extension hereunder~~Release, shall be consummated, in all material respects in accordance with the terms of the Purchase and Sale Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that are material and adverse to the Lenders or the Joint Bookrunners without the prior consent of the Joint Bookrunners. For purposes of this condition, it is hereby understood and agreed that any change in the purchase price in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders or the Joint Bookrunners, provided that any reduction in the purchase price shall be allocated on a pro rata basis (~~x~~i) to reduce the Term Facility and, if the Company has made a Backstop Election, the Backstop Facility (it being understood that any such reduction will first be allocated to reduce the Backstop Facility, with any remaining amounts allocated to reduce the Term Facility; provided that (~~i~~x) to the extent necessary to allow the Term Loans ~~incurred on the Funding Date~~ to be permitted to be incurred (including as a result of the Company designating the Initial Borrower as a “Restricted Subsidiary” under the Existing Credit Agreement and the Existing Indenture) pursuant to either (a) Section 7.03(b)(xxxi)(i) of the Existing Credit Agreement, in reliance on clause (ii) of the definition of “Maximum Incremental Facilities Amount” in the Existing Credit Agreement or (b) clause 24 of the definition of “Permitted Liens” in the Existing Indenture and (~~ii~~y) to the extent that any such reduction would cause the amount of the Backstop Facility to be greater than zero but less than the Backstop Minimum Amount, in each case the applicable portion of such pro rata reduction will be allocated to the Term Facility) and (~~y~~ii) to reduce the amount of cash on hand at the Company to be utilized to pay Acquisition Costs.
(d)    The Refinancing shall be consummated substantially simultaneously with the initial Credit Extension hereunderRelease.
(e)    All fees required to be paid on the ~~Closing~~Release Date ~~(as defined in the Fee Letter)~~ pursuant to the Fee Letter~~,~~ the fees set forth in Section 2.09(a) and reasonable out-of-pocket expenses required to be paid on the ~~Closing~~Release Date ~~(as defined in the Commitment Letter)~~ pursuant to the Commitment Letter, to the extent invoiced at least three (3) Business Days prior to the ~~Funding~~Release Date (or such later date as the Company may reasonably agree) shall, upon ~~the initial Credit Extension hereunder~~Release, have been paid.
(f)    The Major Representations relating to the Company and the Guarantors shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the ~~Funding~~Release Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.
(g)    No Major Default relating to the Company and the Guarantors shall exist, or would result after giving effect to the Transactions.
Notwithstanding anything herein to the contrary, it is understood that, other than with respect to any UCC Filing Collateral (as defined below), to the extent any Lien on any Collateral is not or cannot be provided and/or perfected on the ~~Funding~~Release Date after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, the provision and/or perfection of a Lien on such Collateral shall not constitute a condition precedent for purposes of this Section ~~4.02~~4.03, but instead shall be required to be delivered after the ~~Funding~~Release Date in accordance with Sections 6.14 and 6.16. For purposes of this paragraph, “UCC Filing Collateral” means Collateral, including Collateral constituting investment property, for which a security interest can be perfected by filing a UCC-1 financing statement.
Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section ~~4.02~~4.03, each Lender that has funded any portion of a Loan on or after the Funding Date or has signed this Agreement on or after the Funding Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Funding Date specifying its objection thereto.

ARTICLE V	REPRESENTATIONS AND WARRANTIES
5.01    Effective Date. On the Effective Date, the Borrower represents and warrants to the Agents and the Lenders that:
(a)    Existence, Qualification and Power; Compliance with Laws. It (i) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite power and authority to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under this Agreement, (iii) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (iv) is in compliance with all Laws and (v) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (ii),  (other than in the case of (ii)(B)), (iii), (iv) or (v), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)    Authorization; No Contravention. The execution, delivery and performance by it of this Agreement, and the consummation of the Transactions, are within its corporate powers, have been or prior to the Funding Date will be duly authorized by all necessary corporate action, and do not (i) contravene the terms of any of its Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which it is a party or by which it or its properties are affected or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its property is subject; or (iii) violate any material Law; in each case, except with respect to any violation, breach or contravention or payment (but not creation of Liens) referred to in clause (ii) or (iii) to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.
(c)    Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Initial Borrower of this Agreement, except for (x) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (y) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.
(d)    Binding Effect. This Agreement has been duly executed and delivered by the Initial Borrower. This Agreement constitutes~~,~~ a legal, valid and binding obligation of the Initial Borrower, enforceable against the Initial Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.
(e)    Financial Statements; No Material Adverse Effect.
(i)    The Audited Financial Statements fairly present in all material respects the financial condition of the Company and its consolidated subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(ii)    The unaudited consolidated financial statements of the Company delivered pursuant to Section 4.01(c), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarters (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present in all material respects the financial condition of the Company and its Restricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.
(f)    Margin Regulations; Investment Company Act.
(iii)    The Initial Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
(iv)    The Initial Borrower is not registered nor is it required to be registered as an “investment company” under the Investment Company Act of 1940.
(g)    No Material Misstatements. The written information (including the Confidential Information Memorandum), public filings, reports, financial statements, exhibits and schedules furnished by or on behalf of the Initial Borrower to the Administrative Agent, the Arrangers and the Lenders on or prior to the Effective Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Effective Date any material misstatement of fact and did not omit to state as of the Effective Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Company and its subsidiaries taken as a whole. It is understood that (i) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about Company’s and its subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (A) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Company and (B) such assumptions were believed by such management to be reasonable and (ii) (A) such forecasts, estimates, pro forma information, projections and statements are as to future events and are not to be viewed as facts, (B) such forecasts, estimates, pro forma information, projections and statements are subject to significant uncertainties and contingencies, many of which are beyond the Company’s or its Affiliates’ control, (iii) that no assurance can be given that any particular forecast, estimate, pro forma information, projection or statement will be realized and that actual results during the period or periods covered by any such forecast, estimate, pro forma information, projection or statement may differ significantly from the projected results and such differences may be material.
(h)    Compliance with Laws. It is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(i)    [Reserved].
(j)    PATRIOT Act. The Initial Borrower is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act, in each case, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(k)    OFAC. The Initial Borrower is not any of the following:
(ii)    a Person that is listed in the annex to, or it otherwise subject to the provisions of Executive Order No. 13224 on Terrorist Financing effective September 24, 2001(the “Executive Order”);
(iii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(v)    a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
5.02    Funding Date. On the Funding Date, the Borrower represents and warrants to the Agents and the Lenders that:
(a)    Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (i) is a Person duly organized or formed and validly existing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (iii) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (iv) is in compliance with all Laws and (v) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (i) (other than with respect to the Borrower), (ii) (other than in the case of (ii)(B) with respect to the Borrower), (iii), (iv) or (v), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment (except for Indebtedness to be repaid on the Release Date in connection with the Transactions) to be made under (A) any Contractual Obligation to which such Person is a party or by which such Person or the properties of such Person or any of its Restricted Subsidiaries are affected or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law; in each case, except with respect to any violation, breach or contravention or payment (but not creation of Liens) referred to in clause (i) (other than with respect to the Borrower), (ii) or (iii) to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.
(c)    Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party, or for the consummation of the Transactions, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), except for (x) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loans Parties or any Restricted Subsidiary in favor of the Secured Parties consisting of UCC financing statements, filings and recordations in the United States Patent and Trademark Office and the United States Copyright Office and Mortgages, (y) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.
(d)    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.
(e)    Financial Statements; No Material Adverse Effect.
(v)    The Audited Financial Statements fairly present in all material respects the financial condition of the Company and its consolidated subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(vi)    The unaudited consolidated financial statements of the Company most recently delivered pursuant to Section 6.01(b), if any, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarters (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present in all material respects the financial condition of the Company and its consolidated subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.
(vii)    After giving effect to the Term Borrowing but prior to the Initial Borrower Merger, as of the Funding Date, the Initial Borrower does not have any material Indebtedness or other liabilities, direct or contingent.
(viii)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(ix)    The consolidated forecasted balance sheets, statements of income and statements of cash flows of the Company delivered to the Lenders pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the management of the Company to be reasonable in light of the conditions existing at the time of delivery of such forecasts; it being understood that such assumptions may not prove to be correct and that actual results may vary from such forecasts and that such variations may be material.
(f)    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or the Company or any of the Company’s Restricted Subsidiaries, or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(g)    Use of Proceeds. The Borrower will only use the proceeds of the Initial Term Loans to finance the Transactions (including paying any fees, commissions and expenses associated therewith).
(h)    [Reserved].
(i)    [Reserved].
(j)    [Reserved].
(k)    [Reserved].
(l)    [Reserved].
(m)    Margin Regulations; Investment Company Act.
(i)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
(ii)    None of the Borrower, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
(n)    No Material Misstatements. The written information (including the Confidential Information Memorandum), public filings, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent, the Arrangers and the Lenders on or prior to the Effective Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Effective Date any material misstatement of fact and did not omit to state as of the Effective Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Company and its subsidiaries taken as a whole. It is understood that (i) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about Company’s and its subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (A) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Company and (B) such assumptions were believed by such management to be reasonable and (ii) (A) such forecasts, estimates, pro forma information, projections and statements are as to future events and are not to be viewed as facts, (B) such forecasts, estimates, pro forma information, projections and statements are subject to significant uncertainties and contingencies, many of which are beyond the Company’s or its Affiliates’ control, (C) that no assurance can be given that any particular forecast, estimate, pro forma information, projection or statement will be realized and that actual results during the period or periods covered by any such forecast, estimate, pro forma information, projection or statement may differ significantly from the projected results and such differences may be material.
(o)    Compliance with Laws. The Borrower is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(p)    [Reserved].
(q)    [Reserved].
(r)    Perfection, Etc. Each Collateral Document delivered pursuant to this Agreement and the Escrow Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein) in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein, to the extent intended to be created thereby and required to be perfected therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and (i) when financing statements and other filings in appropriate form are filed in the offices of the Secretary of State of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded in the United States Patent and Trademark Office or the United States Copyright Office, (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Security Agreement) and (iii) the Mortgages (if any) when they have been duly recorded in the proper recorder’s offices or appropriate public records and the mortgage recording fees and taxes in respect thereof, if any, are paid and compliance is otherwise had with the formal requirements of state or local law applicable to the recording of real property mortgages generally, the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.
(s)    PATRIOT Act. To the extent applicable, each of the Borrower Parties is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act, in each case, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(t)    OFAC.
(i)    No Loan Party is any of the following:
(A)    a Person that is listed in the annex to, or it otherwise subject to the provisions of the Executive Order;
(B)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(C)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(D)    a Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.
(ii)    The proceeds of the Initial Term Loans will not be used to facilitate (as such term is used in rules and regulations promulgated by OFAC) any business with any person, entity, organization, country or government that is the target of OFAC sanctions where such business would be prohibited as to U.S. persons, giving effect to any and all general or specific licenses that have been granted by OFAC.
5.03    ~~5.02 Funding~~Release Date. On the ~~Funding~~Release Date, the Borrower represents and warrants to the Agents and the Lenders (after giving effect to the Transactions) that:
(a)    Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (i) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (iii) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (iv) is in compliance with all Laws and (v) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (i) (other than with respect to the Borrower), (ii) (other than in the case of (ii)(B) with respect to the Borrower), (iii), (iv) or (v), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment (except for Indebtedness to be repaid on the ~~Funding~~Release Date in connection with the Transactions) to be made under (A) any Contractual Obligation to which such Person is a party or by which such Person or the properties of such Person or any of its Restricted Subsidiaries are affected or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law; in each case, except with respect to any violation, breach or contravention or payment (but not creation of Liens) referred to in clause (i) (other than with respect to the Borrower), (ii) or (iii) to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.
(c)    Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), except for (x) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loans Parties or any Restricted Subsidiary in favor of the Secured Parties consisting of UCC financing statements, filings and recordations in the United States Patent and Trademark Office and the United States Copyright Office and Mortgages, (y) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.
(d)    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.
(e)    Financial Statements; No Material Adverse Effect.
(iii)    The Audited Financial Statements fairly present in all material respects the financial condition of the Company and its consolidated subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(iv)    The unaudited consolidated financial statements of the Company most recently delivered pursuant to Section 6.01(b), if any, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarters (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present in all material respects the financial condition of the Company and its consolidated subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.
(v)    After giving effect to the Term Borrowing but prior to the Initial Borrower Merger, as of the ~~Funding~~Release Date, the Initial Borrower does not have any material Indebtedness or other liabilities, direct or contingent, other than the Indebtedness and liabilities being Incurred in connection with the Transactions.
(vi)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(vii)    The consolidated forecasted balance sheets, statements of income and statements of cash flows of the Company delivered to the Lenders pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the management of the Company to be reasonable in light of the conditions existing at the time of delivery of such forecasts; it being understood that such assumptions may not prove to be correct and that actual results may vary from such forecasts and that such variations may be material.
(f)    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or the Borrower or any of the Borrower’s Restricted Subsidiaries, or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(g)    Use of Proceeds. The Borrower will only use the proceeds of the Initial Term Loans to finance the Transactions (including paying any fees, commissions and expenses associated therewith).
(h)    Ownership of Property; Liens.
(i)    Each Loan Party and each of its Restricted Subsidiaries has good and valid title in fee simple to, or valid leasehold interests in, all Material Real Property, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01, except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(ii)    Set forth on Schedule ~~5.02~~5.03(h)(ii) hereto is a complete and accurate list of all Material Real Property owned by any Loan Party, as of the ~~Funding~~Release Date, showing as of the ~~Funding~~Release Date the street address (to the extent available), county or other relevant jurisdiction, state and record owner; and as of the ~~Funding~~Release Date, no Loan Party owns any Material Real Property except as listed on Schedule ~~5.02~~5.03(h)(ii).
(iii)    Set forth on Schedule ~~5.02~~5.03(h)(iii) hereto is a complete and accurate list of all or substantially all leases of material real property valued in excess of $15,000,000 under which any Loan Party or any of its Restricted Subsidiaries is the lessee as of the ~~Funding~~Release Date, showing as of the ~~Funding~~Release Date the street address (to the extent available), county or other relevant jurisdiction, state, lessor and lessee.
(i)    Environmental Compliance. Except as disclosed in Schedule ~~5.02~~5.03(i):
(vi)    There are no claims against Holdings, the Borrower or any of its Restricted Subsidiaries alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(vii)    Except as could not reasonably be expected to have a Material Adverse Effect, (A) none of the properties currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (B) there are no and, to the knowledge of the Borrower, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries; (C) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to Environmental Law; and (D) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries except for such releases, discharges or disposal that were in compliance with Environmental Laws.
(viii)    No real property owned by any Loan Party contains any Hazardous Materials in amounts or concentrations which (A) constitute a violation of, (B) require remedial action under, or (C) could be reasonably expected to give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
(ix)    None of Holdings, the Borrower or any of the Borrower’s Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(x)    All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.
(j)    Taxes. Holdings, the Borrower and its Restricted Subsidiaries have filed all Federal, state, local, foreign and other tax returns and reports required to be filed, and have paid all Federal, state, local, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets or otherwise due and payable by them, except those (i) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided on the books of the applicable Person in accordance with GAAP or (ii) with respect to which the failure to make such filing or payment could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
(k)    ERISA Compliance.
(i)    Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (A) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, and (B) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.
(ii)    There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA) with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(iii)    (A) No ERISA Event has occurred and neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (B) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (C) as of the most recent valuation date for any Pension Plan (other than a Multiemployer Plan), the present value of all accrued benefits under such Pension Plan (based on the actuarial assumptions used to fund such Pension Plan) did not exceed the value of the assets of such Pension Plan allocable to such accrued benefits; (D) neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Pension Plan to drop below 80% as of the most recent valuation date; (E) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (F) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (G) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, except with respect to each of the foregoing clauses (A) through (G) of this Section ~~5.02~~5.03(k)(iii), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(l)    Subsidiaries; Equity Interests. As of the ~~Funding~~Release Date, each Loan Party has no Restricted Subsidiaries other than those specifically disclosed in Schedule ~~5.02~~5.03(1), and all of the outstanding Pledged Interests in such Restricted Subsidiaries that are owned by a Loan Party have been validly issued, are fully paid and non-assessable (to the extent such concepts are applicable in the relevant jurisdiction) and are owned free and clear of all Liens except (A) those created under the Collateral Documents and (B) any Permitted Lien.
(m)    Margin Regulations; Investment Company Act.
(i)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
(ii)    None of the Borrower, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
(n)    No Material Misstatements. The written information (including the Confidential Information Memorandum), public filings, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent, the Arrangers and the Lenders on or prior to the Effective Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Effective Date any material misstatement of fact and did not omit to state as of the Effective Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Company and its subsidiaries taken as a whole. It is understood that (i) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about Company’s and its subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (A) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Company and (B) such assumptions were believed by such management to be reasonable and (ii) (A) such forecasts, estimates, pro forma information, projections and statements are as to future events and are not to be viewed as facts, (B) such forecasts, estimates, pro forma information, projections and statements are subject to significant uncertainties and contingencies, many of which are beyond the Company’s or its Affiliates’ control, (C) that no assurance can be given that any particular forecast, estimate, pro forma information, projection or statement will be realized and that actual results during the period or periods covered by any such forecast, estimate, pro forma information, projection or statement may differ significantly from the projected results and such differences may be material.
(o)    Compliance with Laws. Each Loan Party and its Restricted Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(p)    Intellectual Property; Licenses, Etc. Each Loan Party and its Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights that are necessary for the operation of their respective businesses, as currently conducted (collectively, “IP Rights”), and such IP Rights do not conflict with the rights of any other Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule ~~5.02~~5.03(p) is a complete and accurate list of all registered or applications to register IP Rights in the United States that are owned by each Loan Party and its Restricted Subsidiaries as of the ~~Funding~~Release Date. To the knowledge of the Borrower, the conduct of the business of any Loan Party or any Restricted Subsidiary as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person except for such infringements, and violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(q)    Solvency. As of the ~~Funding~~Release Date, the Company and its Subsidiaries, on a consolidated basis, are Solvent.
(r)    Perfection, Etc. Each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein) in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein, to the extent intended to be created thereby and required to be perfected therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and (i) when financing statements and other filings in appropriate form are filed in the offices of the Secretary of State of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded in the United States Patent and Trademark Office or the United States Copyright Office, (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Security Agreement) and (iii) the Mortgages (if any) when they have been duly recorded in the proper recorder’s offices or appropriate public records and the mortgage recording fees and taxes in respect thereof, if any, are paid and compliance is otherwise had with the formal requirements of state or local law applicable to the recording of real property mortgages generally, the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.
(s)    PATRIOT Act. To the extent applicable, each of the Borrower Parties is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act, in each case, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(t)    OFAC.
(i)    No Loan Party is any of the following:
(A)    a Person that is listed in the annex to, or it otherwise subject to the provisions of the Executive Order;
(B)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(C)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(D)    a Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.
(ii)    The proceeds of the Initial Term Loans will not be used to facilitate (as such term is used in rules and regulations promulgated by OFAC) any business with any person, entity, organization, country or government that is the target of OFAC sanctions where such business would be prohibited as to U.S. persons, giving effect to any and all general or specific licenses that have been granted by OFAC.
(iii)    As of the ~~Funding~~Release Date, after giving effect to the Transactions, neither the Target nor any of its Subsidiaries nor any Loan Party is a person that is named as, or owned or controlled by, a specially designated national or blocked person on the current list published by the U.S. Treasury Department's Office of Foreign Assets Control (OFAC).

ARTICLE VI	AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, the Borrower shall (or, in the case of the covenants set forth in Sections 6.01 and 6.02 (other than the Borrower’s obligation with respect to Compliance Certificates under Section 6.02(b)) prior to ~~Funding~~the Release Date, shall use commercially reasonable efforts to cause the Company to, and on and following the Initial Borrower Merger shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:
6.01    Financial Statements. Deliver to the Administrative Agent:
(u)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, in each case with all consolidating information required to be contained in annual reports filed on Form 10-K (or such information as may be required to be contained in any successor or comparable form), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph (other than any such qualification, exception or paragraph that is expressed solely with respect to, or resulting solely from (i) an upcoming maturity date under the Facilities that is scheduled to occur within one year from the time such opinion is delivered or (ii) any potential inability to satisfy the financial maintenance covenant set forth in Section 7.11 of the Existing Credit Agreement on a future date or in a future period) or any qualification, exception or explanatory paragraph as to the scope of such audit, together with a customary management’s discussion and analysis of financial information, and the management of the Company shall, not later than 20 days following the delivery of such financial statements pursuant to this clause (a), participate in one telephonic conference with the Lenders and the Administrative Agent, to the extent arranged by the Administrative Agent, at a time reasonably selected by the Administrative Agent in consultation with the Company, to discuss the contents of such financial statements;
(v)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, in each case with all consolidating information required to be contained in quarterly reports filed on Form 10-Q (or such information as may be required to be contained in any successor or comparable form), setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with a customary management’s discussion and analysis of financial information and the management the Company shall, not later than 20 days following the delivery of such financial statements pursuant to this clause (b), participate in one telephonic conference with the Lenders and the Administrative Agent, to the extent arranged by the Administrative Agent, at a time reasonably selected by the Administrative Agent in consultation with the Company, to discuss the contents of such financial statements; and
(w)    as soon as available, but in any event no later than 60 days after the end of each fiscal year, reasonably detailed forecasts prepared by management of the Company (including projected consolidated balance sheets, income statements, and EBITDA, cash flow statements of the Company) on a quarterly basis for the fiscal year following such fiscal year then ended (it being understood that the form of forecasts delivered by the Company pursuant to the Existing Credit Agreement, plus the quarterly financial information described above and a reasonably detailed narrative describing the underlying assumptions applicable thereto, would be satisfactory);
provided, however, that, notwithstanding the provisions of clauses (a) and (b) above, at any time when the Company, Holdings and the Parent Holding Companies (if any) are not subject to the reporting requirements of the Exchange Act, (a) the Company will not be required to furnish any information, certificates or reports required by (i) Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, (ii) Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, (iii) Rule 3-09 of Regulation S-X or (iv) solely in respect of business combinations or acquisitions consummated prior to the Effective Date, Rule 3-05 of Regulation S-X, (b) such reports will not be required to contain the separate financial information for Subsidiary Guarantors or Subsidiaries whose securities are pledged to secure the Obligations contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X and (c) such reports shall not be required to present compensation or beneficial ownership information.
Notwithstanding the foregoing, (i) in the event that the Company delivers to the Administrative Agent an Annual Report for the Company, Holdings or any Parent Holding Company on Form 10-K for such fiscal year, as filed with the SEC, within 90 days after the end of such fiscal year, such Form 10-K shall satisfy all requirements of paragraph (a) of this Section to the extent that it contains the information required by such paragraph (a) and does not contain any “going concern” or like qualification, exception or explanatory paragraph or qualification (other than any such qualification that is expressed solely with respect to, or resulting solely from (i) an upcoming maturity date under the Facilities that is scheduled to occur within one year from the time such opinion is delivered or (ii) any potential inability to satisfy the financial maintenance covenant set forth in Section 7.11 of the Existing Credit Agreement on a future date or in a future period) or any exception or explanatory paragraph as to the scope of such audit and (ii) in the event that the Company delivers to the Administrative Agent a Quarterly Report for the Company, Holdings or any Parent Holding Company on Form 10-Q for such fiscal quarter, as filed with the SEC, within 45 days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of paragraph (b) of this Section to the extent that it contains the information required by such paragraph (b); in each case to the extent that information contained in such 10-K or 10-Q satisfies the requirements of paragraphs (a) or (b) of this Section, as the case may be.
6.02    Certificates; Other Information. Deliver to the Administrative Agent:
(u)    [Reserved];
(v)    no later than five days after the delivery of (i) the financial statements referred to in Sections 6.01(a) and (b), or (ii) an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q (in either case, delivered pursuant to the final paragraph of Section 6.01), a duly completed Compliance Certificate signed by a Responsible Officer of the Company, with respect to the financial statements delivered pursuant to Section 6.01, and the Borrower, with respect to all other matters, which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes;
(w)    promptly after the same are available copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; and
(x)    promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business), statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, instrument or agreement governing Additional Permitted Obligations in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02; and
(y)    promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to the Company and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if the Company was a public reporting company (as reasonably determined by Company) (collectively, the “Public Side Information”)). The Borrower hereby agrees that it will (or, prior to the ~~Funding~~Release Date, it will use commercially reasonable efforts, cause the company to) use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as containing only Public Side Information (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
6.03    Notices. Promptly, after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent:
(a)    of the occurrence of any Default;
(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;
(d)    of the institution of, or non-frivolous written threat of, any material litigation not previously disclosed by the Borrower to the Administrative Agent, or any material development in any material litigation that could, in either case, be reasonably expected to have a Material Adverse Effect, or that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated herein;
(e)    of the occurrence of any ERISA Event, where there is any potential material liability to any Loan Party as a result thereof; and
(f)    of the Incurrence of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii).
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.
6.04    Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, (a) all its tax liabilities and assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained on the books of the applicable Person and (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property; except, in each case, to the extent the failure to pay or discharge or otherwise satisfy the same could not reasonably be expected to have a Material Adverse Effect.
6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except for the Initial Borrower Merger or any transaction permitted by Section 7.04 or 7.09, (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in the applicable jurisdiction of organization), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, and (c) preserve or renew to the extent permitted under applicable Laws all of its United States registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder.
6.06    Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.
6.07    Maintenance of Insurance. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. In addition to the foregoing, if any portion of any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then the Borrower shall, or shall cause the applicable Guarantor to, maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.
6.08    Compliance with Laws. Comply in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09    Books and Records. Maintain proper books of record and account in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.
6.10    Inspection Rights. Permit representatives of the Administrative Agent and, during the continuance of any Event of Default, of each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (ii) the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year and (iii) such exercise shall be at the Borrower’s expense; provided, further that, when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice; provided further that representatives of the Borrower may be present during any such visits, discussions and inspections.
6.11    Use of Proceeds. Use the proceeds of the Initial Term Loans to finance a portion of the Transactions, including any fees, commissions and expenses associated therewith.
6.12    Covenant to Guarantee Obligations and Give Security.
(a)    Following the Initial Borrower Merger, upon the formation or acquisition of any new Subsidiaries by any Loan Party (provided that each of (i) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12), or upon the acquisition of any personal property (other than “Excluded Property” as defined in the Security Agreement) or any Material Real Property by any Loan Party, which real or personal property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, the Borrower shall, in each case at the Borrower’s expense:
(iv)    in connection with the formation or acquisition of a Subsidiary, within thirty (30) days after such formation or acquisition or such longer period as the Administrative Agent may agree, (A) cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement in substantially the form attached to the Subsidiary Guarantee, guaranteeing the other Loan Parties’ obligations under the Loan Documents, and (B) (if not already so delivered) deliver certificates representing the Pledged Interests of each such Subsidiary (other than any Unrestricted Subsidiary) accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt of such Subsidiary indorsed in blank to the Administrative Agent, together with, if requested by the Administrative Agent, supplements to the Security Agreement or other pledge or security agreements with respect to the pledge of any Equity Interests or Indebtedness; provided that no more than 65% of any class of Equity Interests of any Foreign Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Code) shall be required to be pledged as Collateral; provided, further, that (1) notwithstanding anything to the contrary in this Agreement, no assets owned by any Foreign Subsidiary shall be required to be pledged as Collateral and (2) there shall be no pledge or security agreements governed by any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests,
(v)    within sixty (60) days after such request, formation or acquisition, or such longer period, as the Administrative Agent may agree in its sole discretion, duly execute and deliver, and cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Administrative Agent, Mortgages (and other documentation and instruments referred to in Section 6.12(b)) (with respect to Material Real Properties only), Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and Mortgages (and Section 6.12(b))), securing payment of all the Obligations of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and constituting Liens on all such properties (to the extent intended to be created thereby),
(vi)    within sixty (60) days after such request, formation or acquisition, or such longer period, as the Administrative Agent may agree in its sole discretion, take, and cause such Subsidiary that is not an Excluded Subsidiary to take, whatever action (including, without limitation, the recording of Mortgages (with respect to Material Real Properties only), the filing of Uniform Commercial Code financing statements, the giving of notices and delivery of stock and membership interest certificates) as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages, Security Agreement Supplements, Intellectual Property Security Agreements and security agreements delivered pursuant to this Section 6.12, in each case, to the extent required under the Loan Documents and subject to the Perfection Exceptions (as defined in the Security Agreement), enforceable against all third parties in accordance with their terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law),
(vii)    within sixty (60) days after the request of the Administrative Agent, or such longer period as the Administrative Agent may agree, solely with respect to the execution and recording of a Mortgage of Material Real Property in accordance with Section 6.12(a)(iii) and (iv) above, deliver to the Administrative Agent, a signed copy of one or more opinions with respect to the enforceability and perfection of the Mortgages, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request (limited, in the case of any opinions of local counsel to the Loan Parties in states in which any Mortgaged Property is located, to opinions with respect to the enforceability and perfection of the mortgages relating to Material Real Property with a fair market value of $17,500,000 or greater (and any other Mortgaged Properties located in the same state as any such Material Real Property)),
(viii)    as promptly as practicable after the request of the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property owned in fee by a Subsidiary that is the subject of such request, title reports, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in the applicable jurisdiction in form and substance, with endorsements and in an amount reasonably acceptable to the Administrative Agent (not to exceed the value of the Material Real Properties covered thereby) and American Land Title Association/American Congress on Surveying and Mapping form surveys, and
(ix)    at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Mortgages, Security Agreement Supplements, Intellectual Property Security Agreements and security agreements; and
(b)    Following the Initial Borrower Merger, in connection with the execution and recording of a Mortgage of a Material Real Property in accordance with Section 6.12(a)(iii) and (iv) above, the Borrower shall, and shall cause each Restricted Subsidiary to, deliver to the Administrative Agent:
(iii)    fully paid American Land Title Association Lender’s Extended Coverage title insurance policies in form and substance, with endorsements (including zoning endorsements), that is not exclusive and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and Permitted Liens and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable and with respect to any property located in a state in which a zoning endorsement is not available or for which a zoning endorsement is not available (or for which a zoning endorsement is not available at a premium that is not excessive), a zoning compliance letter from the applicable municipality or a zoning report from Planning and Zoning Resources Corporation, in each case satisfactory to the Administrative Agent; and
(iv)    evidence that all fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgages, including, without limitation, reasonable attorneys’ fees, filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the recordation of the Mortgages and the other matters described in this Section 6.12 and as otherwise required to be paid in connection therewith under Section 10.04.
(c)    Notwithstanding the foregoing, the Administrative Agent shall not take a security interest in those assets as to which the Administrative Agent and the Borrower shall determine, in their reasonable discretion, that the cost of obtaining such security interest (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby.
6.13    Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and make all reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.
6.14    Further Assurances. Following the Initial Borrower Merger, promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, and subject to the limitations described in Section 6.12, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to provide the perfected security interests described in Section 5.18.
6.15    Maintenance of Ratings. Use commercially reasonable efforts to maintain a rating of the Facilities and a corporate debt rating for the Company by each of S&P and Moody’s.
6.16    ~~Post-Funding~~Post-Release Undertakings.
(a)    Within the time periods specified on Schedule 6.16 (as each may be extended by the Administrative Agent in its sole discretion), provide such Collateral Documents and complete such undertakings as are set forth on Schedule 6.16.
(b)    Promptly following the ~~initial Credit Extension~~Release hereunder, any optional prepayment contemplated by the final proviso to Section 2.5(a)(i), any mandatory prepayment required to be made under Section 2.05(b)(v) and the consummation of the Refinancing, on the ~~Funding~~Release Date, the Company shall designate the Initial Borrower as a “Restricted Subsidiary” under, and as defined in, each of the Existing Credit Agreement and the Existing Indenture.
(c)    Promptly following the designations described in Section 6.16(b) above, on the ~~Funding~~Release Date, the Initial Borrower will merge with and into the Company, with the Company as the entity surviving such merger (the “Initial Borrower Merger”) and the Company shall expressly assume all the obligations of the Initial Borrower under this Agreement by executing and delivering to the Administrative Agent a joinder in the form of Exhibit S (the “Borrower Joinder”).
(d)    Promptly following the designation described in Section 6.16(b), the Borrower shall deliver the following to the Administrative Agent on the Release Date, each of which shall be originals or facsimiles or “.pdf” or “tiff” files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, if applicable, each dated as of the Release Date (or, in the case of certificates of governmental officials, a recent date before the Release Date), each in form and substance reasonably satisfactory to the Administrative Agent, and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to Holdings, the Company and its Subsidiaries, giving effect to the Transactions):
(i)    executed counterparts of (A) a Holdings Guaranty from Holdings and (B) a Subsidiary Guaranty from the Subsidiary Guarantors;
(ii)    a Security Agreement Supplement, duly executed by the Company, Holdings and the Subsidiary Guarantors, together with:
(E)    copies of proper financing statements, duly prepared for filing under the Uniform Commercial Code in all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens against the Company and the Guarantors created under the Security Agreement, covering the Collateral described in the Security Agreement, and
(F)    copies of other documents for recordings or filings of or with respect to the Company and the Guarantors contemplated by the Security Agreement that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby shall have been provided for in a manner reasonably satisfactory to the Administrative Agent (including, without limitation, receipt of duly executed payoff letters, customary lien searches and UCC-3 termination statements, in each case if applicable);
(iii)    the Intellectual Property Security Agreements, duly executed by the applicable Loan Parties;
(iv)    such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Company, the Subsidiary Guarantors and Holdings as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which each of the Company, the Subsidiary Guarantors and Holdings is a party or is to be a party;
(v)    such documents and certifications (including, without limitation, Organization Documents and good standing certificates) as the Administrative Agent may reasonably require to evidence that each of the Company, the Subsidiary Guarantors and Holdings is duly organized or formed, and that each of the Company, the Subsidiary Guarantors and Holdings is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;
(vi)    an executed acknowledgement of the Intercreditor Agreement from the Company, Holdings and the Subsidiary Guarantors; and
(vii)    opinions of local counsel for the Loan Parties in each of the jurisdictions listed on Schedule 4.03 hereto, addressed to the Administrative Agent and each Lender party to this Agreement as of the Release Date, in form and substance customary for transactions of this type.
6.17    Change in Nature of Business. Refrain from engaging in any material line of business substantially different from those lines of business conducted by the Borrower, the Company and its Restricted Subsidiaries on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.
6.18    Accounting Changes. Maintain the same fiscal year end; provided, however, that Company may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.
6.19    Delayed Draw Refinancing. Subject to each Term Lender (or, in lieu thereof, one or more of the Initial Lenders on such Term Lender’s behalf) performing its obligations under Section 2.01(b) and the final two sentences of this Section 6.19, on the first Business Day from and after the ~~Funding~~Release Date (including, if such Business Day is the ~~Funding~~Release Date, the ~~Funding~~Release Date) that the Borrower is ~~able~~permitted to Incur at least an aggregate principal amount of Takeout Loans equal to the aggregate principal amount of outstanding Term Loans hereunder in compliance with the terms of the Existing Credit Agreement (as determined by the Borrower in good faith), the Borrower shall repay the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder in full with the proceeds of such Takeout Loans. Subject to each Term Lender (or, in lieu thereof, one or more of the Initial Lenders on such Term Lender’s behalf) performing its obligations under Section 2.01(b) and the final two sentences of this Section 6.19, the Borrower shall use commercially reasonable efforts to satisfy as soon as possible on or after the ~~Funding~~Release Date the conditions set forth in Section 4.02 of the Existing Credit Agreement to the Incurrence of the Takeout Loans required to effectuate the Delayed Draw Refinancing; provided that the Borrower shall not have any obligation to pay any consent, waiver or other fee to the Lenders or to the lenders under the Existing Credit Agreement to effectuate a Delayed Draw Refinancing. The Borrower’s obligations under this Section 6.19 shall terminate 30 days following the ~~Funding~~Release Date. Notwithstanding anything to the contrary in herein, it is understood that the Borrower will not be required to effectuate the Delayed Draw Refinancing if it has made a good faith determination that the Delayed Draw Refinancing may result in adverse tax consequences to the Borrower and its Subsidiaries taken as a whole.

ARTICLE VII	NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, (A) prior to the Initial Borrower Merger (with respect to Section 7.11) the Borrower hereby agrees and (B) following the Initial Borrower Merger (with respect to Section 7.01 through 7.10), the Borrower hereby agrees:
7.01    Liens.
(z)    The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) on any asset or property of the Borrower or such Restricted Subsidiary (the “Initial Liens”), or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Debt Obligations of the Borrower or such Restricted Subsidiary, unless (1) in the case of Initial Liens on any asset or property other than Collateral securing Subordinated Indebtedness, the Obligations are secured by a Lien on such assets of the Borrower or such Restricted Subsidiary and proceeds thereof that is senior in priority to such Liens; or (2) in all other cases of Initial Liens on any asset or property other than Collateral securing Indebtedness, the Obligations are equally and ratably secured with or prior to such Debt Obligation with a Lien on the same assets of the Borrower or such Restricted Subsidiary, as the case may be.
(aa)    Any Lien which is granted to secure the Obligations under Section 7.01(a)(1) or (2) shall be automatically released and discharged at the same time as the release of the Lien (other than a release following enforcement of remedies in respect of such Lien or the Debt Obligations secured by such Lien) that gave rise to the obligation to secure the Obligations under Section 7.01(a)(1) or (2).
7.02    [Reserved]
7.03    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.
(a)    (1) the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (2) the Borrower shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Borrower and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.01(a) or (b)) immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 on a Pro Forma Basis; provided, further, that the aggregate amount of Indebtedness (including any Refinancing Indebtedness in respect thereof and any Acquired Indebtedness) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not Loan Parties shall not exceed the greater of (x) $100.0 million and (y) 3.25% of Total Assets at the time of Incurrence, at any one time outstanding.
(b)    The foregoing limitations will not apply to (collectively, “Permitted Debt”):
(x)    the Incurrence by the Borrower or its Restricted Subsidiaries of Indebtedness under (a) Loan Documents, (b) the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), or (c) the Backstop Facility up to an aggregate principal amount not to exceed $1,800.0 million outstanding at any one time;
(xi)    the Incurrence by the Borrower and the Guarantors of Indebtedness represented by the Senior Notes and the guarantees thereof, as applicable (and any exchange notes issued in respect of such Senior Notes and guarantees thereof) in an aggregate principal amount not to exceed $475.0 million;
(xii)    Indebtedness of the Borrower or any of its Restricted Subsidiaries existing on the ~~Funding~~Release Date (other than Indebtedness described in clause (i) or (ii));
(xiii)    Indebtedness (including, without limitation, Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by the Borrower or any of its Restricted Subsidiaries, Disqualified Stock issued by the Borrower or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Borrower to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Borrower or its Restricted Subsidiaries or in a Similar Business (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) in an aggregate principal amount or liquidation preference, including all Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred and Disqualified Stock or Preferred Stock issued pursuant to this clause (iv), not to exceed the greater of (x) $75.0 million and (y) 2.5% of Total Assets at the time of Incurrence, at any one time outstanding;
(xiv)    Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;
(xv)    Indebtedness arising from indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Borrower in accordance with the terms of this Agreement not exceeding the proceeds of such disposition, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;
(xvi)    Indebtedness of the Borrower to a Restricted Subsidiary; provided that (x) if such Restricted Subsidiary is not a Guarantor, such Indebtedness shall be subordinated in right of payment to the Obligations and (y) any subsequent issuance or transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);
(xvii)    shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Equity Interests or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);
(xviii)    Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that (x) if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor and (y) any subsequent issuance or transfer of any Equity Interests or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);
(xix)    Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;
(xx)    obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;
(xxi)    Indebtedness or Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower and Preferred Stock of any Restricted Subsidiary of the Borrower in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed the greater of (x) $150.0 million and (y) 4.75% of Total Assets at the time of Incurrence, at any one time outstanding;
(xxii)    any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Borrower or such Restricted Subsidiary Incurring such guarantee would be permitted under the terms of this Agreement; provided that, if such Indebtedness is by its express terms subordinated in right of payment to the Obligations, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Obligations substantially to the same extent as such Indebtedness is subordinated to the Obligations;
(xxiii)    the Incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Borrower that serves to refund, refinance, replace, redeem, repurchase, retire or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under Section 7.03(a) or Sections 7.03(b)(i)(b), (i)(c), (ii), (iii), (xiv), (xv), (xviii) or (xxxi) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums, defeasance costs and fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
(A)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired or, if earlier, the remaining Weighted Average Life to Maturity of the Term Loans;
(B)    has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired or, if earlier, the Stated Maturity of the Term Loans;
(C)    to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;
(D)    is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus (y) the amount of premium, defeasance costs and fees and expenses Incurred in connection with such refinancing; and
(E)    shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Guarantor, or (y) Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;
(xxiv)    Indebtedness, Disqualified Stock or Preferred Stock (i) of the Borrower or any of its Restricted Subsidiaries Incurred to finance an acquisition and (ii) of Persons that are acquired by the Borrower or any of its Restricted Subsidiaries or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided, however, that after giving Pro Forma Effect to such acquisition and the other transactions in connection therewith, either:
(A)    the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a); or
(B)    the Fixed Charge Coverage Ratio would be equal to or greater than the Fixed Charge Coverage Ratio immediately prior to giving Pro Forma Effect to such acquisition and the other transactions in connection therewith;
(xxv)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;
(xxvi)    Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Debt Agreement, so long as such letter of credit has not been terminated and in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;
(xxvii)    Contribution Indebtedness;
(xxviii)    Indebtedness of the Borrower or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(xxix)    Indebtedness of Foreign Subsidiaries of the Borrower in an amount not to exceed the greater of (x) $100.0 million and (y) 3.25% of Total Assets at the time of such Incurrence, at any one time outstanding;
(xxx)    Indebtedness of a Restricted Subsidiary that is not a Wholly Owned Subsidiary to holders of Equity Interests of such Restricted Subsidiary (other than the Borrower and/or its Restricted Subsidiaries), so long as the percentage of the aggregate amount of such Indebtedness of such Restricted Subsidiary owed to such holders does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such Restricted Subsidiary held by such holders;
(xxxi)    Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Borrower or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);
(xxxii)    Indebtedness owed on a short-term basis to banks and other financial institutions Incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and the Restricted Subsidiaries;
(xxxiii)    Indebtedness consisting of Indebtedness issued by the Borrower or any Restricted Subsidiary to future, current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower, Holdings or any Parent Holding Company to the extent described in Section 7.06(b)(iv);
(xxxiv)    customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;
(xxxv)    Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms;
(xxxvi)    [Reserved];
(xxxvii)     guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees that, in each case, are not Affiliates;
(xxxviii)    the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness consisting of guarantees of Indebtedness incurred by Permitted Joint Ventures; provided that the aggregate principal amount of Indebtedness guaranteed pursuant to this clause (xxix) does not at any one time outstanding exceed $25.0 million;
(xxxix)    Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed $100.0 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (xxx); and
(xl)    (i) Indebtedness of the Borrower or any Restricted Subsidiary (a) pursuant to this Agreement and the other Loan Documents or (b) constituting Additional Permitted Obligations, provided that the aggregate principal amount for all such Indebtedness Incurred in reliance on clause (i) of this Section 7.03(b)(xxxi) at any time outstanding shall not exceed the Maximum Incremental Facilities Amount, (ii) Indebtedness in respect of Permitted Debt Exchange Notes Incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.20 and (iii) Indebtedness in respect of Permitted Refinancing Obligations.
For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to Section 7.03(a), the Borrower shall, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness under this Agreement shall be deemed to have been Incurred pursuant to Section 7.03(b) and the Borrower shall not be permitted to reclassify all or any portion of Indebtedness Incurred pursuant to Section 7.03(a). Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.03.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar-equivalent), in the case of revolving credit debt; provided that, if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus premium, defeasance costs and fees and expenses incurred in connection with such refinancing.
7.04    Merger or Other Disposition of Assets.
(a)    The Borrower shall not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:
(xli)    the Borrower is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Borrower or such Person, as the case may be, being herein called the “Successor Company”);
(xlii)    the Successor Company (if other than the Borrower) expressly assumes all the obligations of the Borrower under this Agreement and the other Loan Documents to which it is a party by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in a form reasonably satisfactory to the Administrative Agent;
(xliii)    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;
(xliv)    immediately after giving Pro Forma Effect to such transaction, either:
(A)    the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a); or
(B)    the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to giving Pro Forma Effect to such transaction;
(xlv)    if the Successor Company is other than the Borrower, each Guarantor, unless it is the other party to the transactions described above, shall have by a supplement to its Subsidiary Guaranty and to the Security Agreement confirmed that its obligations thereunder shall apply to such Person’s obligations under this Agreement and the other Loan Documents;
(xlvi)    the Borrower will have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion, each to the effect that such consolidation, merger or transfer complies with the provisions described in this Section 7.04(a), provided that, in giving such opinion, such counsel may rely on such certificate of such Responsible Officer as to compliance with the foregoing clauses (ii), (iii) and (iv) and the following clause (vii) of this Section 7.04(a), and as to any matters of fact; and
(xlvii)    the Successor Company shall comply with Section 6.12 hereunder.
Notwithstanding the foregoing clauses (iii) and (iv) (but subject to compliance with the other provisions of this Section 7.04(a)), (a) any Restricted Subsidiary may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Borrower, and (b) the Borrower may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Borrower in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby.
(b)    No Guarantor shall, and the Borrower shall not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:
(viii)    either (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under its Subsidiary Guarantee and the Security Agreement pursuant to a supplement to each of the foregoing agreements or (b) such sale or disposition or consolidation or merger is not in violation of Section 7.09;
(ix)    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;
(x)    the Successor Guarantor (if other than such Guarantor) shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion, each to the effect that such consolidation, merger or transfer complies with the provisions described in this Section 7.04(b), provided that in giving such opinion such counsel may rely on such certificate of such Responsible Officer as to compliance with the foregoing clause (ii) and the following clause (iv) of this Section 7.04(b) and as to any matters of fact; and
(xi)    the Successor Company shall comply with Section 6.12 hereunder.
Notwithstanding the foregoing (but subject to compliance with clause (b)(iv) above), (1) a Guarantor may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (2) a Guarantor may merge or consolidate with another Guarantor or the Borrower and (3) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.
7.05    [Reserved].
7.06    Limitation on Restricted Payments.
(a)    The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
(i)    declare or pay any dividend or make any distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Borrower (other than (A) dividends or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);
(ii)    purchase or otherwise acquire or retire for value any Equity Interests of the Borrower, Holdings or any Parent Holding Company;
(iii)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, the Existing Senior Notes (including any Refinancing Indebtedness in respect of the Existing Senior Notes) or any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) the Existing Senior Notes or Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) or (ix) of the definition of “Permitted Debt”); or
(iv)    make any Restricted Investment;
(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
(A)    no Default or Event of Default under Section 8.01(a), (b), (c) (solely in respect of a failure to perform or observe Section 6.12), (e), (f), (g), (j) or (l) shall have occurred and be continuing or would occur as a consequence thereof;
(B)    immediately after giving effect to such transaction on a Pro Forma Basis, the Borrower could Incur $1.00 of additional Indebtedness under Section 7.03(a); and
(C)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Funding Date (including Restricted Payments permitted by Sections 7.06(b)(i) and (viii) but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication:
(i)    100% of the EBITDA of the Borrower for the period (taken as one accounting period) from January 1, 2012 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.01(a) or (b)) at the time of such Restricted Payment less the product of 1.4 times the Consolidated Interest Expense of the Borrower for the same period; plus
(ii)    100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by the Borrower after the Funding Date from the issue or sale of Equity Interests of the Borrower (other than Excluded Equity), including such Equity Interests issued upon exercise of warrants or options; plus
(iii)    100% of the aggregate amount of contributions to the capital of the Borrower received in cash and the Fair Market Value of assets other than cash after the Funding Date (other than Excluded Equity); plus
(iv)    the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, in each case, of the Borrower or any Restricted Subsidiary thereof issued after the ~~Funding~~Release Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged for Equity Interests in the Borrower, Holdings or any Parent Holding Company (other than Excluded Equity); plus
(v)    100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and the Fair Market Value of assets other than cash received by the Borrower or any Restricted Subsidiary from:
(A)    the sale or other disposition (other than to the Borrower or a Subsidiary of the Borrower) of Restricted Investments made by the Borrower and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries by any Person (other than the Borrower or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to Section 7.06(b)(x));
(B)    the sale (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Restricted Subsidiary)) of the Equity Interests of an Unrestricted Subsidiary; or
(C)    any distribution or dividend from an Unrestricted Subsidiary (to the extent such distribution or dividend is not already included in the calculation of Consolidated Net Income); plus
(D)    in the event any Unrestricted Subsidiary of the Borrower has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower, in each case after the ~~Funding~~Release Date, the Fair Market Value of the Investment of the Borrower or Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated, merged or consolidated or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 7.06(b)(x)); plus
(vi)    an amount equal to the amount available as of the ~~Funding~~Release Date for making Restricted Payments pursuant to Section 3.4(a)(C) of the Existing Senior Notes Indenture.
(b)    The provisions of Section 7.06(a) shall not prohibit:
(i)    the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;
(ii)    (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower, Holdings or any Parent Holding Company, the Existing Senior Notes or Subordinated Indebtedness of the Borrower or any Guarantor, in exchange for, or out of the proceeds of the substantially concurrent sale (or, the proceeds of a sale, if substantially concurrently therewith, the Borrower, Holdings or the applicable Parent Holding Company has given notice to the holders of the applicable Equity Interests of its intention to redeem, repurchase, retire or otherwise acquire them) of, Equity Interests of the Borrower, Holdings or any Parent Holding Company or contributions to the equity capital of the Borrower (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”);
(b)    the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (or, the proceeds of a sale, if substantially concurrently therewith, the Borrower, Holdings or the applicable Parent Holding Company has given notice to the holders of the applicable Retired Capital Stock of its intention to pay accrued dividends with respect thereto) (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock; and
(c)    if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted under Section 7.06(b)(vi) and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of Borrower, Holdings or any Parent Holding Company) in an aggregate amount no greater than the Unpaid Amount;
(iii)    the redemption, repurchase or other acquisition or retirement of the Existing Senior Notes or Subordinated Indebtedness of the Borrower or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale (or, the proceeds of a sale, if substantially concurrently therewith, the Borrower, Holdings or the applicable Parent Holding Company has given notice to the holders of the Existing Senior Notes or applicable Subordinated Indebtedness of its intention to redeem, repurchase, retire or otherwise acquire them) of, Refinancing Indebtedness thereof;
(iv)    the purchase, retirement, redemption or other acquisition (or dividends to Holdings or any Parent Holding Company to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests of the Borrower, Holdings or any Parent Holding Company held by any future, present or former employee, director or consultant of the Borrower, Holdings or any Parent Holding Company or any Subsidiary of the Borrower (or their permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (iv) shall not exceed (x) $10.0 million in any calendar year or (y) subsequent to an IPO, $20.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years up to a maximum of (1) $15.0 million in the aggregate in any calendar year or (2) subsequent to the consummation of a IPO, $25.0 million in any calendar year; provided that unused amounts available as of the ~~Funding~~Release Date pursuant to the parenthetical to the proviso to Section 3.4(b)(iv) of the Existing Senior Notes Indenture shall be carried forward for the applicable periods hereunder); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed;
(A)    the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the sale of Equity Interests of the Borrower, Holdings or any Parent Holding Company (to the extent contributed to the Borrower) to members of management, directors or consultants of the Borrower and its Restricted Subsidiaries, Holdings or any Parent Holding Company that occurs after the ~~Funding~~Release Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 7.06(a)(C); plus
(B)    the cash proceeds of key man life insurance policies received by the Borrower, Holdings or any Parent Holding Company (to the extent contributed to the Borrower) and its Restricted Subsidiaries after the ~~Funding~~Release Date; plus
(C)    the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Borrower and its Restricted Subsidiaries, Holdings or any Parent Holding Company in connection with the 2010 Transactions that are foregone in return for the receipt of Equity Interests; less
(D)    the amount of cash proceeds described in clause (A), (B) and (C) of this clause (iv) previously used to make Restricted Payments pursuant to this clause (iv)
(provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year); in addition, cancellation of Indebtedness owing to the Borrower from any current or former officer, director or employee (or any permitted transferees thereof) of the Borrower or any of its Restricted Subsidiaries (Holdings or any Parent Holding Company thereof), in connection with a repurchase of Equity Interests of the Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of this Agreement;
(v)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 7.03;
(vi)    the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock and the declaration and payment of dividends to Holdings or any Parent Holding Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of Holdings or any Parent Holding Company issued after the Original Acquisition Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.01(a) or (b)) immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a Pro Forma Basis, the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries would have been at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Borrower from the sale (or the contribution of the net cash proceeds from the sale) of Designated Preferred Stock;
(vii)    any Restricted Payments made in connection with the consummation of the Transactions or as contemplated in the Purchase and Sale Agreement, the 2010 Transactions or as contemplated by the Merger Agreement;
(viii)    the declaration and payment of dividends on the Borrower’s common stock (or the payment of dividends to Holdings or any Parent Holding Company to fund the payment by Holdings or any Parent Holding Company of dividends on such entity’s common stock) of up to 6.0% per annum of the net cash proceeds received by the Borrower from any public offering of common stock or contributed to the Borrower by Holdings or any Parent Holding Company from any public offering of common stock;
(ix)    Restricted Payments that are made with Excluded Contributions or Declined Amounts;
(x)    other Restricted Payments in an aggregate amount not to exceed the greater of (x) $75.0 million and (y) 2.5% of Total Assets, at the time of such Restricted Payment, at any one time outstanding;
(xi)    the payment, purchase, redemption, defeasance or other acquisition or retirement for value of the Existing Senior Notes, Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Borrower and its Restricted Subsidiaries pursuant to provisions similar to those described under Sections 7.09 and 7.10; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Borrower has made a Change of Control offer pursuant to Section 7.10(a) or prepayment pursuant to Section 2.05(b)(ii), as the case may be, with respect to the Term Loans, as a result of such Change of Control or Asset Sale, as the case may be, and has prepaid all Term Loans, validly tendered and not withdrawn or declined pursuant to Section 2.05(c), as applicable, in connection with such Change of Control offer pursuant to Section 7.10(a) or prepayment pursuant to Section 2.05(b)(ii), as the case may be;
(xii)    for so long as the Borrower is a member of a group filing a consolidated or combined income tax return with Holdings or any Parent Holding Company, the payment of dividends or other distributions to Holdings or such Parent Holding Company to pay federal, state and local income taxes imposed on such entity to the extent such income taxes are attributable to the income of the Borrower and its Subsidiaries; provided, however, that (i) the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that the Borrower and its Subsidiaries that are members of such consolidated or combined group would have been required to pay in respect of federal, state and local income taxes (as the case may be) in respect of such year if the Borrower and its Subsidiaries paid such income taxes directly as a stand alone consolidated or combined income tax group (reduced by any such taxes paid directly by the Borrower or any Subsidiary) and (ii) the permitted payment pursuant to this clause (xii) with respect to any taxes attributable to income of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for the purposes of paying such consolidated, combined or similar taxes;
(xiii)    the payment of dividends, other distributions or other amounts to, or the making of loans to Holdings or any Parent Holding Company, in the amount required for such entity to, if applicable:
(G)    pay amounts equal to the amounts required for Holdings or any other Parent Holding Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any Parent Holding Company, if applicable, and general corporate operating and overhead expenses of Holdings or any Parent Holding Company, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Borrower and its Subsidiaries;
(H)    pay, if applicable, amounts equal to amounts required for Holdings or any Parent Holding Company to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Borrower (other than as Excluded Equity) and that has been guaranteed by, and is otherwise considered Indebtedness of, the Borrower or any Restricted Subsidiary Incurred in accordance with Section 7.03 (except to the extent any such payments have otherwise been made by any such guarantor);
(I)    pay fees and expenses incurred by Holdings or any Parent Holding Company, other than to Affiliates of the Borrower, related to any unsuccessful equity or debt offering of such parent; and
(J)    make payments to the Sponsor (i) pursuant to the Management Agreement as in effect as of the Effective Date or as thereafter amended, supplemented or replaced (so long as not more disadvantageous to the Lenders in any material respect than the Management Agreement as in effect on the Effective Date) or (ii) for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, including in connection with the consummation of the Transactions, which payments are approved by a majority of the Board of Directors of the Borrower;
(xiv)    the payment of cash dividends or other distributions on the Borrower’s Equity Interests used to, or the making of loans to Holdings or any Parent Holding Company to, fund the payment of fees and expenses owed by the Borrower, Holdings or any Parent Holding Company or Restricted Subsidiary of the Borrower, as the case may be, to Affiliates, in each case to the extent permitted by Section 7.08;
(xv)    (a) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (b) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;
(xvi)    purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;
(xvii)    payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Section 7.04(a);
(xviii)    the distribution, as a dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to Holdings or a Restricted Subsidiary of Holdings by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);
(xix)    the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Borrower, Holdings and any Parent Holding Company; and
(xx)    Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xx) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of $75.0 million and 2.5% of Total Assets at the time of such Investment;
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (iv), (vi), (viii), (ix), (x), (xi), (xiii)(D), (xviii) and (xx) of this Section 7.06(b), no Default or Event of Default under Section 8.01(a), (b), (c) (solely in respect of a failure to perform or observe Section 6.12), (e), (f), (g), (j) or (l) shall have occurred and be continuing or would occur as a consequence thereof.
For purposes of this Section 7.06, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Borrower may divide and classify such Investment or Restricted Payment in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.
7.07    Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to and, in the case of clause (d), the Borrower or any Restricted Subsidiary to:
(a)    (i) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries (1) on its Equity Interests or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;
(b)    make loans or advances to the Borrower or any of its Restricted Subsidiaries; or
(c)    sell, lease, transfer or assign any of its properties or assets to the Borrower or any of its Restricted Subsidiaries;
(d)    create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents;
except in each case for such encumbrances or restrictions existing under or by reason of:
(i)    contractual encumbrances or restrictions of the Borrower or any of its Restricted Subsidiaries in effect on the ~~Funding~~Release Date, including pursuant to the Existing Senior Notes Indenture, the Existing Credit Agreement, the other Loan Documents (as defined in the Existing Credit Agreement) and the other documents relating to the Existing Senior Notes Indenture, the Existing Credit Agreement and other Loan Documents (as defined in the Existing Credit Agreement), the Backstop Agreement and the other documents relating to the Backstop Agreement and, in each case, Permitted Refinancings thereof;
(ii)    this Agreement or any other Loan Documents, indentures, instruments or agreement governing any Additional Permitted Obligations, indentures, instruments or agreement governing any Permitted Debt Exchange Notes, indentures, instruments or agreements governing any Permitted Refinancing Obligations and indentures, instruments or agreements governing any Refinancings Indebtedness of each of the foregoing;
(iii)    applicable law or any applicable rule, regulation or order, or required by any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary or any of their businesses;
(iv)    any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
(v)    customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary;
(vi)    restrictions on cash or other deposits, or net worth or inventory imposed by customers or suppliers under contracts entered into in the ordinary course of business;
(vii)    customary provisions in (x) joint venture agreements entered into in the ordinary course of business with respect to the Equity Interests subject to the joint venture and (y) operating or other similar agreements, asset sale agreements, stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;
(viii)    purchase money obligations for property acquired and Capitalized Lease Obligations entered into in the ordinary course of business to the extent such obligations impose restrictions of the type set forth in clause (c) above on the property so acquired;
(ix)    customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type set forth in clause (c) above on the property subject to such lease, license contract or other similar agreement;
(x)    any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;
(xi)    other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Borrower that is Incurred subsequent to the ~~Funding~~Release Date pursuant to Section 7.03; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payment on the Loans or comply with the provisions of Section 6.12 (as determined by the Borrower in good faith);
(xii)    any encumbrance or restriction contained in Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 7.03 and 7.01 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;
(xiii)    any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or the Restricted Subsidiary or (y) materially affect the Borrower’s ability to make future principal or interest payments on the Loans, in each case, as determined by the Borrower in good faith;
(xiv)    customary provisions in joint venture agreements and other similar agreements relating solely to the applicable joint venture;
(xv)    existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by the Borrower in good faith;
(xvi)    applicable law or any applicable rule, regulation or order in any jurisdiction where Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred pursuant to Section 7.03;
(xvii)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business and not in circumvention of this provision;
(xviii)    customary net worth provisions contained in real property leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Restricted Subsidiaries to meet their ongoing obligations;
(xix)    any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement;
(xx)    customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary;
(xxi)    obligations under any Swap Contract entered into for bona fide hedging purposes;
(xxii)    Cash Management Agreements; and
(xxiii)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xxii) above; provided that any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, not more restrictive as a whole with respect to the applicable encumbrance or restriction than prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
For purposes of determining compliance with this Section 7.07, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary of the Borrower to other Indebtedness Incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
7.08    Transactions with Affiliates.
(a)    The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $20.0 million, unless:
(iv)    such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and
(v)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, the majority of the Board of Directors of the Borrower approve such Affiliate Transaction.
In addition, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 7.08(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors.
(b)    The provisions of Section 7.08(a) will not apply to the following:
(xi)    (a) transactions between or among the Borrower and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger or consolidation of the Borrower and Holdings or any Parent Holding Company, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Equity Interests of the Borrower and such merger or consolidation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;
(xii)    (a) Restricted Payments permitted by this Agreement (including any transaction specifically excluded from the definition of the term “Restricted Payments”, including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition) and (b) Permitted Investments;
(xiii)    any employment agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary or Holdings or (to the extent relating to the business of the Borrower and its Subsidiaries) any Parent Holding Company;
(xiv)    transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 7.08(a);
(xv)    payments or loans (or cancellation of loans, advances or guarantees) or advances to employees or consultants of the Borrower, the Restricted Subsidiaries, Holdings or any Parent Holding Company or guarantees in respect thereof for bona fide business purposes in the ordinary course of business;
(xvi)    any agreement as in effect as of the ~~Funding~~Release Date (other than the Management Agreement) or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the ~~Funding~~Release Date) or any transaction or payments contemplated thereby;
(xvii)    the Management Agreement as in effect as of the Effective Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not more disadvantageous to the Lenders in any material respect than the Management Agreement as in effect on the Effective Date) or any transaction or payments (including reimbursement of out-of-pocket expenses) contemplated thereby;
(xviii)    the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, the Merger Agreement, the Purchase and Sale Agreement, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the ~~Funding~~Release Date and any amendment thereto or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the ~~Funding~~Release Date shall only be permitted by this clause (viii) to the extent that the terms of any such existing transaction, arrangement or agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, arrangement or agreement as in effect on the ~~Funding~~Release Date;
(xix)    (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Borrower, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with Unrestricted Subsidiaries in the ordinary course of business;
(xx)    any transaction effected as part of a Qualified Receivables Financing;
(xxi)    the sale or issuance of Equity Interests (other than Disqualified Stock) of the Borrower;
(xxii)    payments by the Borrower or any of its Restricted Subsidiaries to the Sponsor or any of its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Borrower;
(xxiii)    any contribution to the capital of the Borrower (other than Disqualified Stock);
(xxiv)    any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the Borrower or any of its Subsidiaries other than the Borrower or a Restricted Subsidiary shall have a beneficial interest or otherwise participate in such Person;
(xxv)    transactions between the Borrower or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Borrower, Holdings or any Parent Holding Company; provided, however, that such director abstains from voting as a director of the Borrower or such Parent Holding Company, as the case may be, on any matter involving such other Person;
(xxvi)    the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 7.06(b)(xii);
(xxvii)    transactions to effect the Transactions, the 2012 Transactions, the 2010 Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses related to the foregoing;
(xxviii)    pledges of Equity Interests of Unrestricted Subsidiaries;
(xxix)    the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or of a Restricted Subsidiary of the Borrower, as appropriate;
(xxx)    any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Borrower or any of its Restricted Subsidiaries with current, former or future officers and employees of the Borrower, Holdings or any Restricted Subsidiary or Parent Holding Company and the payment of compensation to officers and employees of the Borrower, Holdings or any of their respective Restricted Subsidiaries and any Parent Holding Company (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;
(xxxi)    transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of the Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;
(xxxii)    the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future; and
(xxxiii)    investments by the Sponsor in securities of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Sponsor in connection therewith).
7.09    Asset Sales.
(a)    The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:
(xxxiv)    the Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of; and
(xxxv)    except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Replacement Assets; provided, however, that the amount of:
(A)    any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Borrower or such Restricted Subsidiary, as the case may be, from further liability;
(B)    any Loans or other obligations or other securities or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and
(C)    any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 2.5% of Total Assets, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);
shall each be deemed to be Cash Equivalents for the purposes of this clause (ii).
(b)    Within 365 days after the Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale or Casualty Event, the Borrower or such Restricted Subsidiary may apply the Net Cash Proceeds from such Asset Sale or Casualty Event, at its option:
(xxiv)    to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Equity Interests of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Borrower), assets, or property or capital expenditures, in each case used or useful in a Similar Business;
(xxv)    to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Equity Interests of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Borrower), properties or assets that replace the properties and assets that are the subject of such Asset Sale or Casualty Event, as applicable; or
(xxvi)    any combination of the foregoing;
provided that the Borrower and its Restricted Subsidiaries shall be deemed to have complied with the provisions described in clauses (i) and (ii) of this Section 7.09(b) if and to the extent that, within 365 days after the Asset Sale or Casualty Event that generated the Net Cash Proceeds, the Borrower has entered into and not abandoned or rejected a binding agreement to make an investment in compliance with the provision described in clauses (i) and (ii) of this Section 7.09(b), and that investment is thereafter completed within 180 days after the end of such 365-day period.
(c)    Pending the final application of any such Net Cash Proceeds, the Borrower or such Restricted Subsidiary of the Borrower may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. Any Net Cash Proceeds from any Asset Sale or Casualty Event that are not applied as provided and within the time period set forth in Section 7.09(b) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, the Borrower shall prepay the Term Loans in accordance with Section 2.05(b)(ii) (and subject to Sections 2.05(b)(vii), 2.05(c) and 2.05(d)) and may, along with such prepayment of Term Loans (to the extent the Borrower or such Restricted Subsidiary elects, or is required by the terms thereof), purchase, redeem or repay any Additional Permitted Obligations (or any Permitted Refinancing Obligations or any Refinancing Indebtedness in respect of either of the foregoing) of the Borrower or a Restricted Subsidiary having Pari Passu Lien Priority, or any other Indebtedness having Pari Passu Lien Priority, pursuant to the agreements governing such other Indebtedness, on not more than a pro rata basis with respect to such prepayments of Term Loans (subject to each Term Lender’s option to decline to accept any prepayment pursuant to Section 2.05(c)).
7.10    Change of Control; Limitation on Amendments.
The Borrower shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
(a)    In the event of the occurrence of a Change of Control, repurchase or repay the Existing Senior Notes or any Subordinated Indebtedness then outstanding pursuant to the Existing Senior Notes Indenture or any indenture, instrument, or agreements governing the Subordinated Indebtedness or any portion thereof, unless the Borrower shall have (i) made payment in full of the Term Loans and any other amounts then due and owing to any Lender or the Administrative Agent hereunder or (ii) made an offer to pay the Term Loans and any amounts then due and owing to each Lender and the Administrative Agent hereunder and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer. Upon the Borrower having made all payments of Term Loans and any other amounts then due and owing to any Lender required by the preceding sentence, any Event of Default arising under Section 8.01(k) by reason of such Change of Control shall be deemed not to have occurred or be continuing.
(b)    (1) Amend, supplement, waive or otherwise modify any of the provisions of the Existing Senior Notes Indenture or any indenture, instrument or agreement evidencing any Additional Permitted Obligations, in each case in a manner that shortens the maturity of such Indebtedness to a date prior to the Maturity Date of the Initial Term Loans or provides for a shorter Weighted Average Life to Maturity than the Initial Term Loans and (2) if an Event of Default under Section 8.01(a), (f) or (g) is continuing, amend, supplement, waive or otherwise modify any of the provisions of any indenture, instrument or agreement evidencing Subordinated Indebtedness in a manner that (i) changes the subordination provisions of such Indebtedness or (ii) shortens the maturity date of such Indebtedness to a date prior to the Maturity Date of the Initial Term Loans or provides for a shorter Weighted Average Life to Maturity than the Initial Term Loans; provided that, notwithstanding the foregoing, the provisions of this Section 7.10(b) shall not restrict or prohibit any refinancing of Indebtedness (in whole or in part) permitted pursuant to Section 7.03.
7.11    Initial Borrower. Initial Borrower shall not: (i) make any Restricted Payment, except Investments deemed to exist by virtue of the Escrow Agreement and Investments to consummate the Acquisition, including Investments in any direct or indirect Subsidiary of the Initial Borrower which facilitates such Subsidiary’s or its, direct or indirect~~,~~ Subsidiary’s consummation of the Acquisition (the “Purchase Price Pushdown”); (ii) Incur any Indebtedness except (A) the Initial Term Loans ~~and~~, (B) the Backstop Facility, (C) Incremental Term Loans incurred to repay the Initial Term Loans prepaid pursuant to the final proviso to Section 2.5(a)(i) and (D) Indebtedness that is not secured by a Lien on any assets, property or Capital Stock owned by the Initial Borrower, the proceeds of which Indebtedness are used solely for deposit with the Escrow Agent in an amount not to exceed the amount necessary, together with net proceeds of the Initial Term Loans, to enable the Initial Borrower to make the deposit of the Additional Escrow Deposit Amount; provided that if the Initial Borrower Incurs such Indebtedness from Holdings or any of its Subsidiaries such Indebtedness is subordinated in right of payment to the Obligations in a customary manner; (iii) Incur any Liens except in favor of the Administrative Agent for the benefit of the Secured Parties and Customary Permitted Liens; (iv) enter into any merger, consolidation or sale of all or substantially all of its assets except for the Initial Borrower Merger; (v) make any Asset Sale, except the release of the amounts in the Escrow Account in accordance with the terms of the Escrow Agreement and the Purchase Price Pushdown; ~~or~~ (vi) engage in any transaction with its Affiliates except the Purchase Price Pushdown or (vii) form or acquire any new Subsidiaries, except in connection with the consummation of the Acquisition; except, in the case of each of the foregoing, (A) Incurring Indebtedness hereunder and under any Backstop Agreement, issuing capital stock to, and receiving capital contributions from, any parent, performing its obligations under this Agreement, the Purchase and Sale Agreement, any Backstop Agreement, the Escrow Agreement and any other agreement relating to a Backstop Agreement, forming subsidiaries to consummate the Acquisition, contributing, advancing or otherwise transferring the proceeds of the Initial Term Loans and the Backstop Facility, if any, to consummate the Acquisition, the Refinancing, consummating the Release and repaying the Initial Term Loans, if applicable, and conducting such other activities as are necessary, advisable or appropriate to carry out the activities described above or related to the Transactions ~~and~~or the Initial Borrower Merger or (B) in the ordinary course of business or necessary or advisable in connection with or to effectuate the Refinancing, the Acquisition and the other Transactions.

ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(g)    Non-Payment. The Borrower or any other Loan Party, fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or
(h)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in Article VII on its part to be performed or observed; or
(i)    Other Defaults. The Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or
(j)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect (and in all respects if any such representation or warranty is already qualified by materiality) when made or deemed made; provided that the failure of any representation or warranty to be true and correct in any material respect on the Effective Date ~~or~~, the Funding Date or the Release Date will not constitute a Default or an Event of Default except to the extent such representation or warranty constitutes a Major Representation; or
(k)    Cross-Default. (i) The Borrower or any other Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness and (y) any failure by the Borrower to comply with the financial covenant contained in Section 7.11 of the Existing Credit Agreement unless a Term Loan Trigger (as defined in the Existing Credit Agreement) has occurred and not been rescinded; provided, further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any acceleration of the Loans pursuant to Section 8.02; or
(l)    Insolvency Proceedings, Etc. Prior to the Initial Borrower Merger, the Initial Borrower, the Company or any Subsidiary Guarantor (as defined in the Existing Credit Agreement) that is a Significant Subsidiary (as defined in the Existing Credit Agreement), or following the Initial Borrower Merger, Holdings, the Borrower or any Significant Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(m)    Inability to Pay Debts; Attachment. Prior to the Initial Borrower Merger, the Initial Borrower, the Company or any Subsidiary Guarantor (as defined in the Existing Credit Agreement) that is a Significant Subsidiary (as defined in the Existing Credit Agreement), or following the Initial Borrower Merger, Holdings, the Borrower or any Significant Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or
(n)    Judgments. There is entered against the Borrower or any other Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny or fail to acknowledge coverage) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(o)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or
(p)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.09) or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) ceases to be in full force and effect; or the Borrower or any other Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or the Borrower or any other Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or
(q)    Change of Control. There occurs any Change of Control (subject to Section 7.10(a)); or
(r)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.02 ~~or~~, 4.03, 6.12 or 6.16(d) shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.09) cease to create a valid and perfected first priority lien on and security interest in a material portion of Collateral covered thereby, subject to Liens permitted under Section 7.01, and such failure of such lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 10 Business Days, except to the extent (i) that any such perfection or priority is not required pursuant to Section 4.02, ~~Section~~4.03, 6.12 ~~or Section~~, 6.14 or 6.16(d) or results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements, or (ii) except as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurers have not denied or failed to acknowledge coverage; or
8.02    Remedies Upon Event of Default. Following the ~~Funding~~earlier to occur of the Release Date and the Special Mandatory Prepayment Date, if any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(c)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(d)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(e)    [Reserved]; and
(f)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt,” (or any comparable term) and/or under applicable Law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
8.03    [Reserved].
8.04    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.09(a), the Intercreditor Agreement and any Other Intercreditor Agreement, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Section 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders;
Fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing under Secured Hedge Agreements and the Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX	ADMINISTRATIVE AGENT AND OTHER AGENTS
9.01    Appointment and Authorization of Agents.
(g)    Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(h)    [Reserved].
(i)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In connection with the foregoing, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including, without limitation, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
9.02    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
9.03    Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction) or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.
9.04    Reliance by Agents.
(c)    Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
(d)    For purposes of determining compliance with the conditions specified in Sections 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Funding Date specifying its objection thereto.
9.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.
9.06    Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
9.07    Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.
9.08    Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.
9.09    Successor Agents.
(d)    Subject to the appointment of a successor as set forth herein, (i) upon ten (10) days’ prior written notice to the Administrative Agent, the Administrative Agent may be removed by the Required Lenders or the Borrower if the Administrative Agent is a Defaulting Lender and (ii) following the ~~Funding~~Release Date, the Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders. If the Administrative Agent resigns or is removed under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed if such successor is a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $5,000,000,000) at all times other than if an Event of Default under Section 8.01(a), (f), or (g) is continuing. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has been appointed and accepted such appointment as the Administrative Agent by the date which is sixty (60) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to any Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor or upon the expiration of the sixty-day period following the retiring Administrative Agent’s notice of resignation without a successor agent having been appointed, the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.
9.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.11    Collateral and Guaranty Matters.
(a)    Each Lender authorizes and directs the Administrative Agent to enter into (i) the Escrow Agreement, the Collateral Documents, the Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties and any Additional Indebtedness Joinder (as defined in the Intercreditor Agreement) and (ii) any Incremental Commitment Amendment, Increase Supplement, Lender Joinder Agreement, agreement required in connection with a Permitted Debt Exchange Offer or Extension Amendment.
(b)    Each of the Lenders hereby directs, in accordance with the terms hereof, the Administrative Agent to, and the Administrative Agent shall upon the request of the Borrower, release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Secured Parties against any of the following:
(i)    any property granted to or held by the Administrative Agent under any Loan Document upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements);
(ii)    any part of the Collateral sold or disposed of by a Loan Party (including against any assets of a Loan Party, the Equity Interests of which are being sold or disposed of) if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement) other than an Asset Sale to a Loan Party or, if not pursuant to such sale or disposition, if such release is consented to by the Lenders required to consent thereto under Section 10.01; and
(iii)    if any Subsidiary Guarantor is designated as an Excluded Subsidiary, all of the Collateral owned by such Subsidiary and the Equity Interests of any Excluded Subsidiary that is an Unrestricted Subsidiary.
(c)    Each of the Lenders hereby directs, in accordance with the terms hereof, the Administrative Agent to, and the Administrative Agent shall upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the applicable Guaranty (i) if the Equity Interests of such Subsidiary Guarantor are being sold or disposed of, if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement), other than an Asset Sale to a Loan Party, (ii) upon the designation of such Subsidiary Guarantor as an Excluded Subsidiary or (iii) if not pursuant to clause (i) or (ii) above, if such release is consented to by the Lenders required to consent thereto under Section 10.01 (including its designation as an Unrestricted Subsidiary).
Without limiting the foregoing, upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided that the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents.
9.12    Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
9.13    Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “joint lead arranger,” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
9.14    Appointment of Supplemental Administrative Agents.
(a)    It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).
(b)    In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.
(c)    Should any instrument in writing from the Borrower, Holdings or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X	MISCELLANEOUS
10.01    Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement, the Escrow Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by (I) with respect to any amendment, waiver or consent becoming effective prior to the ~~initial Credit Extension~~Release on the ~~Funding~~Release Date, each Initial Lender, and the Borrower, and acknowledged by the Administrative Agent and (II) with respect to any amendment, waiver or consent becoming effective following the ~~initial Credit Extension~~Release on the ~~Funding~~Release Date, the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, solely in respect of clause (II) above, no such amendment, waiver or consent shall:
(c)    extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02, in each case without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(d)    postpone any date scheduled for any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of any mandatory prepayment of Loans under the Term Facility shall not constitute a postponement of any date scheduled for the payment of principal or interest;
(e)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(f)    modify Section 2.13 without the written consent of each Lender directly and adversely affected thereby;
(g)    change any provision of this Section 10.01, Section 2.06(c) or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(h)    other than in a transaction permitted under Section 7.09, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; and
(i)    other than in a transaction permitted under Section 7.04 or 7.09, release all or substantially all of the value of the aggregate Guaranty, without the written consent of each Lender.
and provided, further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in its capacity as such, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, (C) directed or required the Administrative Agent, Collateral Agent any Lender or any Loan Party to undertake any action (or refrain from taking any action) with respect to or under any Loan Document or (D) voted on any plan of reorganization pursuant to Title 11 of the United States Code, that in each case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliate Lender disproportionately in any material respect as compared to other Lenders, Affiliate Lenders (other than Debt Fund Affiliates) will be deemed to have voted in the same proportion as Lenders that are not Affiliate Lenders voting on such matter. Furthermore, each Affiliate Lender (other than Debt Fund Affiliates) hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to Title 11 of the United States Code is not deemed to have been voted as set above, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of Title 11 of the United States Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of Title 11 of the United States Code.
This Section 10.01 shall be subject to any contrary provision of Sections 2.14, 2.19 or 6.18. In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) if the Administrative Agent and the Borrower shall have jointly identified an ambiguity, mistake, error, defect or inconsistency, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (b) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Collateral Document to better implement the intentions of this Agreement and the other Loan Documents, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten (10) Business Days following receipt of notice thereof.
Notwithstanding anything to the contrary contained herein, in connection with any “Required Lender” votes, Lenders that are Debt Fund Affiliates shall not be permitted, in the aggregate, to account for more than 49.9% of the amounts includable in determining whether the “Required Lenders” have consented to any amendment, modification, waiver, consent or other action that is subject to such vote. The voting power of each Lender that is a Debt Fund Affiliate shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.
Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clauses (a), (b) or (c) in the first proviso to the first sentence of this Section 10.01.
10.02    Notices; Effectiveness; Electronic Communications.
(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone or electronic mail shall be made to the applicable telephone number or electronic mail address, as the case may be, as follows:
(xii)    if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to other parties, as provided in Section 10.02(d); and
(xiii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if given after normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is sent after the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of Holdings, the Borrower and the Administrative Agent may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent, and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses. The Borrower agrees (a) if the ~~initial Credit Extension hereunder~~Release takes place, to pay or reimburse the Administrative Agent and the other Agents for all reasonable and out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty (and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person), and (b) to pay or reimburse the Administrative Agent, the other Agents and each Lender for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, the other Agents and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of special counsel for each relevant specialty and, in the event of any actual or potential conflict of interest, where the Agent or Lender affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction for each Lender or group of Lenders or Agents subject to such conflict). The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees related thereto, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within thirty (30) days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the ~~Funding~~Release Date, which shall be paid on the ~~Funding~~Release Date to the extent invoiced at least three Business Days prior to the ~~Funding~~Release Date. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion. This Section 10.04 shall not apply with respect to Taxes.
10.05    Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Arranger, each Agent-Related Person, each Lender and their respective Affiliates, and each of their respective partners, directors, officers, employees, counsel, agents and, in the case of any funds, trustees and advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against (and will reimburse each Indemnitee as the same are incurred for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the reasonable fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected indemnified person, and (iii) if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) relating to or arising out of: (a) the Commitment Letter, the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its affiliates or Controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing (B) the material breach of its express obligations under the Loan Documents by such Indemnitee or its Affiliates, or (C) any dispute that is between or among Indemnitees (other than any dispute involving claims against the Administrative Agent, any Arranger or any other Agent, in each case in their respective capacities as such) that a court of competent jurisdiction has determined in a final and nonappealable judgment did not involve actions or omissions of any direct or indirect parent or Controlling person of the Borrower, the Borrower or its subsidiaries; or (y) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, ((x) and (y), collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the simple negligence of the Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document, or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date); provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties to the extent such special, punitive, indirect or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under this Section 10.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above. The Borrower shall not be liable for any settlement of any proceeding effected without its written consent (not to be unreasonably withheld or delayed) (unless the Borrower shall have declined to assume the defense of such proceeding), but if settled with such consent, the Borrower agrees to indemnify each Indemnitee from and against any loss or liability by reason of such settlement. The Borrower shall not, without the written consent of the Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which any Indemnitee is or could have been a party and indemnification could have been sought hereunder by such Indemnitee, unless such settlement (x) includes an unconditional release of such Indemnitee, in form and substance reasonably satisfactory to such Indemnitee, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee. All amounts due under this Section 10.05 shall be payable within thirty (30) days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
10.06    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.07    Successors and Assigns.
(c)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except in accordance with Section 7.04, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(d)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that:
(iii)    (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed) provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(iv)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
(v)    no consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, provided that following the Funding Date, the Borrower shall be deemed to have consented to any such assignment of Term Loans unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof from the Administrative Agent; and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (provided that the Administrative Agent shall acknowledge any such assignment);
(vi)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments, (y) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment and (z) in the case of the assignment of a Defaulting Lender’s Term Commitments, such fee is hereby waived by the Administrative Agent);
(vii)    no such assignment shall be made to (A) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) a natural person or (C) a Disqualified Lender;
(viii)    Term Loans may not be assigned to Affiliate Lenders (other than Other Affiliates, as provided in Section 10.07(i) below); provided that nothing in this clause (vi) shall prevent or otherwise limit the Borrower’s rights under Section 2.05(a)(v); and
(ix)    the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit reasonably acceptable to Borrower evidencing such Loans to the Borrower or the Administrative Agent.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and subject to the obligations set forth in Section 10.08). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) or Section 3.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).
(e)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(f)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, an Affiliate Lender or a Defaulting Lender (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the obligations and the limitations of such Sections and Section 10.15) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b), provided that each Participant shall deliver any forms and certifications required to be delivered by it under Section 10.15 to the relevant Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided, such Participant agrees to be subject to Section 2.13 as though it were a Lender.
(g)    Notwithstanding anything to the contrary contained herein, no Loan Party shall be required to make any greater payment under Section 3.01, 3.04 or 3.05 than it would have been obligated to make in the absence of the sale of a participation to any Participant.
(h)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(i)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 (subject to the obligations and the limitations of such Sections and the obligations to provide the forms and certifications pursuant to Section 10.15 as if it were a Lender, to the Granting Lender); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05). Each party hereto further agrees that the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. Other than as expressly provided in this Section 10.07(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(j)    Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
(k)    Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans, New Term Loans and Extended Loans hereunder to any Other Affiliate (including any Debt Fund Affiliate), but only if:
(i)    such assignment is made pursuant to an open market purchase;
(ii)    Other Affiliates (other than Debt Fund Affiliates) will not receive advice of counsel to the Administrative Agent or to the Lenders other than Affiliated Lenders;
(iii)    the assigning Lender and Other Affiliate purchasing such Lender’s Term Loans, New Term Loans and Extended Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E-2 hereto (an “Affiliate Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;
(iv)    after giving effect to such assignment, Other Affiliates (other than Debt Fund Affiliates) shall not, in the aggregate, own or hold Term Loans, New Term Loans and Extended Loans with an aggregate principal amount in excess of 20% of the principal amount of all Loans then outstanding.
(l)    Notwithstanding anything to the contrary contained herein, no Affiliate Lender (other than Debt Fund Affiliates) shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives.
(m)    [Reserved].
(n)    The applicable Lender, acting for itself and solely for this purpose as an agent of the Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement.
10.08    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors, and other Affiliates (and to such Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Section 10.08; (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender) or (k) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any actual or prospective party (or its Affiliates) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and the Obligations, this Agreement or payments hereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 by such Lender or Agent; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02, or 6.03 hereof and is not publicly available. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section 10.08 shall survive with respect to the Administrative Agent, each Co-Documentation Agent, the Syndication Agent, each Arranger and each Lender until the second anniversary of such Administrative Agent, Co-Documentation Agent, Arranger or Lender ceasing to be an Administrative Agent, Co-Documentation Agent, Syndication Agent, Arranger or Lender, respectively.
Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower, the Company, Holdings or a Subsidiary of either, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.09    Setoff. In addition to any rights and remedies of the Lenders provided by Law, following the ~~Funding~~Release Date, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party, at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document (or other Secured Agreement (as defined in the Security Agreement)), now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document (or other Secured Agreement (as defined in the Security Agreement)) and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Secured Party may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary constitute security, or shall the proceeds of such assets be available for, payment of the Obligations of the Borrower or any Domestic Subsidiary, it being understood that the Equity Interests of any Foreign Subsidiary that is directly owned by a Domestic Subsidiary does not constitute such an asset (and may be pledged to the extent set forth in Section 6.12).
10.10    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.11    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.
10.12    Integration; Effectiveness. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.01 this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
10.13    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied.
10.14    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited
10.15    Tax Forms.
(a)    Each Lender and Agent shall deliver to the Borrower and the Administrative Agent, when reasonably requested by the Borrower or the Administrative Agent, such properly completed executed documentation and information as will permit payments hereunder to be made without withholding, or as will permit the Borrower and the Administrative Agent to determine the applicable rate of withholding.
(b)    (c) Without limiting the generality of the foregoing, each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent, prior to becoming a Lender or Agent hereunder, (x) two duly signed, properly completed, original copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender pursuant to this Agreement or any other Loan Document) or (y) two duly signed, properly completed, original copies of IRS Form W-8BEN or any successor thereto and a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall promptly submit to the Borrower and the Administrative Agent such additional duly signed, properly completed, original copies of one or more of such forms and/or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities or such other evidence as is satisfactory to the Borrower and the Administrative Agent (in either case, in its sole discretion)) as may then be presented by then current United States laws and regulations to avoid or reduce, United States withholding taxes in respect of all payments to be made to such Foreign Lender pursuant to this Agreement or any other Loan Document, in each case, (1) on or before the date that the most recent form, certificate or other evidence previously delivered by it to the Borrower or the Administrative Agent (including, for the avoidance of doubt, upon due designation of a new Lending Office) expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or other evidence previously delivered by it to the Borrower or the Administrative Agent (including, for the avoidance of doubt, due to a designation of a new Lending Office) and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.
(iv)    Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender pursuant to this Agreement or any other Loan Document (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender becomes a party to this Agreement or ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as prescribed by the last sentence of Section 10.15(b)(i) or as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed, properly completed, original copies of the forms and/or certificates required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States withholding tax or that is subject to a reduced rate of United States withholding tax, and (B) two duly signed, properly completed, original copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender, together with (with respect to each person for whom the Foreign Lender is acting) two duly signed, properly completed, original copies of the forms and/or certificates that would be required to be provided by each such person if it were a Lender hereunder.
(v)    Barclays shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower): (i) two duly signed, properly completed, original copies of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account, and (ii) two duly signed, properly completed, original copies of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).
(vi)    Each Loan Party and the Administrative Agent may deduct and withhold any Taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.
(vii)    Notwithstanding any other provision of this Section 10.15(b), a Foreign Lender shall not be required to deliver any form pursuant to this Section 10.15(b) that such Foreign Lender is not legally able to deliver.
(d)    Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower (or in the case of a Participant or SPC, to the relevant Lender) two duly signed, properly completed, original copies of IRS Form W-9 on or prior to the Funding Date (or on or prior to the date it becomes a party to this Agreement, including, for the avoidance of doubt, by means of an assignment), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding, or any successor form. If such U.S. Lender fails to deliver such forms, then the Administrative Agent and/or the Borrower may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding imposed by the Code.
(e)    If any Governmental Authority asserts that the Borrower or the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Foreign Lender or U.S. Lender (other than Non-Excluded Taxes for which the Borrower is responsible under Section 3.01), such Foreign Lender or U.S. Lender shall indemnify the Administrative Agent and the Borrower therefor. The obligations of the Foreign Lenders or U.S. Lenders, severally, under this Section 10.15 shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.
(f)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation and information prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation and information reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments thereto.
10.16    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.
(b)    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS (IN WHICH CASE ANY PARTY SHALL BE ENTITLED TO ASSERT ANY CLAIM OR DEFENSE, INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 10.16 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 10.16 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.
(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.17    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
10.18    Binding Effect. When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.
10.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower, Holdings and their respective Subsidiaries and any Agent or any Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent or any Arranger has advised or is advising any of the Borrower, Holdings and their respective Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower, Holdings and their respective Subsidiaries, on the one hand, and the Agents and the Arrangers, on the other hand, (C) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents and the Arrangers each is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) neither any Agent nor any Arranger has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither any Agent nor any Arranger has any obligation to disclose any of such interests and transactions to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.20    Affiliate Activities. Each of the Borrower and Holdings acknowledge that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower, Holdings and their respective affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan documents (ii) be customers or competitors of the Borrower, Holdings and their respective Affiliates, or (iii) have other relationships with the Borrower, Holdings and their respective Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower, Holdings and their respective Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this Section 10.20.
10.21    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.22    USA PATRIOT ACT. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the PATRIOT Act.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.
SYNIVERSE MAGELLAN FINANCE, LLC
By:
    Name:
    Title:
[_______________],
as Administrative Agent
By:    /s/
    Name:
    Title:

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